     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1996


                                                       REGISTRATION NO. 333-2162
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          PCS DEVELOPMENT CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

             DELAWARE                            4812                           57-1010782
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)           Identification No.)

                        15 SOUTH MAIN STREET, SUITE 810,
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 235-0940

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CECIL L. DUFFIE, JR.
                   VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          PCS DEVELOPMENT CORPORATION
                         15 SOUTH MAIN STREET, STE. 810
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 235-0940
                              (864) 235-0841 (FAX)

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:


           H. BRYAN IVES III, ESQ.                          VINCENT PAGANO, JR., ESQ.
             C. MARK KELLY, ESQ.                           SIMPSON THACHER & BARTLETT
 NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.                   425 LEXINGTON AVENUE
     100 NORTH TRYON STREET, SUITE 3350                   NEW YORK, NEW YORK 10017-3954
       CHARLOTTE, NORTH CAROLINA 28202                           (212) 455-2000
               (704) 417-3100


                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                    TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE        AMOUNT OF
                  SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)    REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Units(3).......................................................     $165,000,000          $5,173(2)
- ---------------------------------------------------------------------------------------------------------
     % Senior Discount Notes due 2006(3).......................          --                  --
- ---------------------------------------------------------------------------------------------------------
  Warrants to purchase Common Stock(3).........................          --                  --
- ---------------------------------------------------------------------------------------------------------
  Common Stock issuable upon exercise of the Warrants..........          --                  --
- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee.
(2) Calculated pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"). A registration fee of $51,724 was previously paid by the Company.
(3) Each Unit will consist of Senior Discount Notes Due 2006 and Warrants to purchase Class B Common Stock. The Senior Discount Notes and Warrants will be offered only in Units.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

                     PURSUANT TO ITEM 501 OF REGULATION S-K

               ITEM NUMBER AND CAPTION                       HEADING IN PROSPECTUS
     -------------------------------------------  -------------------------------------------
  1. Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside front and outside back cover pages of Prospectus
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; Selected
                                                    Consolidated Financial Data
  4. Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price............  Underwriting
  6. Dilution...................................  Not Applicable
  7. Selling Security Holders...................  Not Applicable
  8. Plan of Distribution.......................  Outside Front Cover Page; Underwriting
  9. Description of Securities to be
       Registered...............................  Outside Front Cover Page; Prospectus
                                                  Summary; Description of the Units;
                                                    Description of the Notes; Description of
                                                    the Warrants; Description of Capital
                                                    Stock
 10. Interests of Named Experts and Counsel.....  Legal Matters
 11. Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus
                                                  Summary; Risk Factors; Use of Proceeds;
                                                    Dividend Policy; Capitalization; Selected
                                                    Consolidated Financial Data; Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations;
                                                    Business; Management; Certain
                                                    Transactions; Principal Stockholders;
                                                    Description of the Units; Description of
                                                    the Notes; Description of the Warrants;
                                                    Description of Capital Stock;
                                                    Consolidated Financial Statements
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                   Subject to Completion, dated July 16, 1996

PROSPECTUS
                                             UNITS

                                      LOGO


 $165,000,000 INITIAL ACCRETED VALUE OF       % SENIOR DISCOUNT NOTES DUE 2006
                                      WITH

        WARRANTS TO PURCHASE             SHARES OF CLASS B COMMON STOCK
                          ---------------------------


    PCS Development Corporation ("PCSD" or the "Company") is offering (the
"Offering")         Units (the "Units"), each consisting of $1,000 principal
amount at maturity of     % Senior Discount Notes due 2006 (the "Notes") and
        warrants (the "Warrants") to purchase         shares of Class B Common
Stock, par value $1.00 per share, of PCSD (the "Class B Common Stock"). The Notes and the Warrants will not be separately transferable until the
Separability Date (as defined herein) which shall be no later than           ,
1996. The Units, the Notes and the Warrants are sometimes collectively referred to as the "Securities."


    The Notes will mature on           , 2006. The Notes will be issued at a
substantial discount from their principal amount, and interest will not accrue
on the Notes prior to           , 2001. Thereafter, interest on the Notes will
be payable in cash semi-annually on         and         of each year, commencing
        , 2002. The Notes will be redeemable at the option of the Company, in
whole or in part, at any time on or after           , 2001, at the redemption
prices set forth herein, plus accrued and unpaid interest, if any, to the date
of redemption. Additionally, prior to           , 1999, the Company may on any
one or more occasions redeem up to 33% of the aggregate principal amount of the
Notes at a redemption price of     % of the Accreted Value (as defined herein)
thereof with the net proceeds of either (i) one or more public offerings of common stock of the Company registered under the Securities Act of 1933, as amended (the "Securities Act") or (ii) a sale by the Company of at least $25.0 million of its Capital Stock (as defined herein) to a Strategic Equity Investor (as defined herein) in a single transaction. The Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control (as defined herein), each holder of the Notes will have the right, at such holder's option, to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any,
to the date of any purchase prior to         , 2001 or 101% of the principal
amount thereof, plus accrued and unpaid interest, if any, to the date of any
purchase on or after         , 2001. See "Description of the Notes."

    The Notes will be senior, unsecured indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. Although the Notes are titled "senior" securities, the Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Notes would be senior, other than the issuance of subordinated indebtedness of the Company upon the conversion of its Series A Preferred Stock. The Company is a holding company with no material assets other than the capital stock of its subsidiary. The Notes will be obligations exclusively of the Company; none of the Company's direct or indirect subsidiaries will have any obligation to pay any amounts due with respect to the Notes or to make funds available therefor. As such, the Notes will be structurally subordinated to all liabilities of the Company's subsidiaries, including trade payables, capitalized lease obligations and indebtedness that may be incurred by the Company's subsidiaries under current or future bank credit facilities. The Offering is conditioned upon the establishment by a subsidiary of the Company of a $225.0 million Credit Facility (as defined herein). At March 31, 1996, the Notes would have been structurally subordinated to approximately $76.4 million of liabilities of the Company's subsidiaries, excluding amounts available under the Credit Facility. See "Description of the Notes -- Ranking."

    Each Warrant will entitle the holder thereof to purchase one share of Class B Common Stock of the Company, subject to adjustment under certain circumstances, at an exercise price of $0.01 per share. The Warrants will entitle the holders thereof initially to purchase, in the aggregate, approximately 2.0% of the outstanding Common Stock of the Company as of the date hereof, on a fully-diluted basis immediately after the issuance of the Warrants. The aggregate number of Warrants set forth herein is an estimate only and is subject to change prior to issuance. The Warrants will be exercisable on or after the occurrence of an Exercise Event (as defined herein), which will be no
later than           , 2006, and will expire 180 days after becoming
exercisable, but in any event not later than       , 2006.

                          ---------------------------

     FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" BEGINNING ON PAGE 11.
                          ---------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.


- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                  Price to           Underwriting          Proceeds to
                                                  Public(1)           Discount(2)         Company(1)(3)
- -----------------------------------------------------------------------------------------------------------
Per Unit....................................           $                   $                    $
- -----------------------------------------------------------------------------------------------------------
Total.......................................           $                   $                    $
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------


(1) Plus accreted original issue discount on the Notes, if any, from           ,
    1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $1.5 million.
                          ---------------------------


    The Units offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Units will be made in book-entry
form through The Depository Trust Company on or about           , 1996.

                          ---------------------------
LEHMAN BROTHERS
                DONALDSON, LUFKIN & JENRETTE
                          SECURITIES CORPORATION
                                CHASE SECURITIES INC.

                                            TORONTO DOMINION SECURITIES

            , 1996

                                [INSERT ARTWORK]

     The Indenture pursuant to which the Notes will be issued (the "Indenture") and the Warrant Agreement pursuant to which the Warrants will be issued (the "Warrant Agreement") will require the Company, and the Company intends, to distribute to the registered holders of the Notes and the registered holders of the Warrants annual reports containing audited consolidated financial statements and a report thereon by the Company's independent public accountants and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, NOTES AND WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

  This Prospectus includes product names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references in this Prospectus to "PCSD" and to the "Company" refer to PCS Development Corporation and its consolidated subsidiaries. This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     PCSD intends to become a leading provider of wireless narrowband personal communications services ("PCS") in the United States. Organized in 1994, the Company was one of only five bidders in the FCC's 1994 narrowband PCS auctions that succeeded in acquiring licenses for paired 50 kHz inbound/50 kHz outbound frequencies covering the entire United States and the U.S. territories, including Puerto Rico and the U.S. Virgin Islands (the "Licenses"). PCSD intends to employ the Licenses to offer a full array of two-way wireless advanced messaging services. These services will include stored voice and data messaging utilizing state-of-the-art InFLEXion(TM) technology developed by Motorola, Inc. ("Motorola"). The Company believes that its network, utilizing the InFLEXion(TM) technology, will have significant advantages over traditional one-way paging networks, including increased capacity, higher transmission speed and two-way capability (allowing subscriber units to signal their location to the network). This enhanced technology, in combination with the Company's nationwide coverage, will enable PCSD to offer stored voice messaging, data messaging and other services on a local, regional and nationwide basis.


     The Company's first service, expected to be commercially available in the second quarter of 1997, will be a stored voice messaging service. This service will allow a subscriber to receive a high quality wireless transmission of a sender's voice on a pager-like subscriber unit where the message can be stored and retrieved for later playback. No other company currently offers this or any other type of service commercially using the InFLEXion(TM) technology. Of the four other companies with licenses for nationwide 50/50 kHz PCS spectrum, only two, Paging Network, Inc. ("PageNet") and PageMart Nationwide, Inc. ("PageMart"), have announced an intention to offer stored voice messaging services. Based on industry studies and the Company's proprietary market research, management believes that stored voice messaging will be one of the most widely accepted new paging services. A 1994 study conducted by FGI, Inc., a leading wireless telecommunications market research firm ("FGI"), indicated that stored voice messaging services could ultimately achieve a 20% penetration of the U.S. population. Moreover, according to a 1995 Motorola study, approximately 84% of current paging subscribers would consider replacing their existing pager for a voice messaging unit. A subsequent, more comprehensive market research study conducted for the Company by FGI in 1996 indicated that 74% of current paging subscribers are likely (40% somewhat likely and 34% very likely) to purchase stored voice messaging at costs within the Company's anticipated price ranges. Finally, management anticipates significant demand for its voice messaging services based on the growing popularity of answering machines in U.S. households and voice mail services in office environments. See
"Business -- Potential Market," "Business -- Distribution -- Pricing of Airtime and Subscriber Units" and "Certain Transactions -- Relationship with FGI."



     Following the commercial introduction of its stored voice messaging service, the Company also plans to introduce in 1998 enhanced InFLEXion(TM) data services. These services will allow subscribers to receive alphanumeric messages of up to several thousand characters, compared to the 80 character limit typical of one-way alphanumeric paging services available today and, eventually, will enable message recipients to initiate brief alphanumeric responses.


     PCSD plans to market local, regional and nationwide services initially through indirect channels by forming marketing relationships with telecommunications companies, including established paging companies that have installed customer bases but that do not have the capability to deliver over their networks the enhanced services that the Company plans to market. Unlike the other companies that acquired licenses for nationwide 50/50 kHz PCS spectrum, PCSD does not offer one-way paging services. Consequently, the Company believes that other paging companies desiring to offer narrowband PCS services will be more likely to form marketing relationships with PCSD than with these competitors. Consistent with the Company's indirect marketing strategy, PCSD has formed marketing alliances with A+ Network, Inc. ("A+ Network") and Arch Communications Group, Inc. ("Arch Communications") (collectively, the "Paging Company Investors"), which together own 14.5% of the outstanding capital stock of the Company and have an aggregate of approximately 3 million existing subscribers. In addition, as of July 1, 1996, the Company has signed memoranda of understanding to form marketing relationships with 19 other paging companies that have an aggregate of approximately 13 million existing subscribers. These 16 million subscribers represent approximately one-half of all pagers currently in service in the United States. In addition, the Company believes that other telecommunications companies, such as cellular and long distance service providers, Enhanced Specialized Mobile Radio ("ESMR") operators and Regional Bell Operating Companies ("RBOCs"), will also distribute the Company's services together with their existing product offerings.



     PCSD is currently designing and constructing its nationwide narrowband PCS network, and is in the process of securing transmitter and receiver sites and purchasing network infrastructure equipment from Motorola and Glenayre Electronics, Inc. ("Glenayre"), two leading providers of paging equipment. The Company has commenced network buildout in its initial test markets, Boston and Atlanta, and anticipates that system tests will begin in the third quarter of 1996. The Company expects to have completed the buildout of its InFLEXion(TM) network in the top ten BTAs (as defined herein) by the time of the commercial introduction of the Company's stored voice messaging service, which is expected to occur in the second quarter of 1997, and to have completed its nationwide network buildout in the first quarter of 1998.



     To fund the acquisition of the Licenses, the buildout of its nationwide narrowband PCS network and the commercial introduction of its services, PCSD raised approximately $92.7 million in two private equity offerings, obtained relatively low-cost financing from the Federal Communications Commission ("FCC"), and is in the process of entering into the Credit Facility and issuing the Units. The Company raised $37.2 million in November 1994 from the sale of its Common Stock (as defined herein) to the Paging Company Investors and other financial partners and $55.5 million in November 1995 from the sale of Preferred Stock (as defined herein) to an investor group which was led by Chase Capital Partners (formerly Chemical Venture Partners) and which included several of the Company's initial investors. Because the Company was considered a "Small Business" for purposes of the FCC narrowband regional PCS auction, the Company is entitled to pay $72.7 million of the $90.9 million purchase price for the Licenses over ten years at a 7.5% annual interest rate (the "FCC Obligation"). See "Description of FCC Auction Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction" and "Description of Other Indebtedness -- FCC Obligation." In addition, concurrently with the Offering, a subsidiary of the Company will establish a secured Credit Facility in the amount of $225.0 million. Upon completion of the Offering, the Company believes that its cash balances, together with available borrowings under the Credit Facility, will be adequate to fund the Company's expected capital expenditures necessary to complete the buildout of its nationwide narrowband PCS network, to fund debt service and working capital requirements and to fund other operating expenses until such time as the Company generates sufficient positive cash flow from operations, which is not expected to occur prior to 1999. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."


     PCSD's strategic objective is to become a leading provider of stored voice and data messaging services in the United States. To achieve this objective, the Company intends to offer competitively priced, easy-to-use voice and data messaging services targeted at broad market segments. Key elements of the Company's strategy include:


          Nationwide spectrum position. Upon acquiring the Licenses, the Company became one of only five companies with nationwide 50/50 kHz PCS spectrum, thereby positioning itself to create a nationwide network for wireless stored voice and enhanced data messaging services. The geographic scope of the system should enable the Company to achieve significant economies of scale as it attracts a large customer base by offering local, regional and nationwide messaging services. In addition, the Company purchased specialized mobile radio ("SMR") spectrum in 29 major metropolitan areas during the FCC's

     900 MHz SMR auction which concluded April 15, 1996 ("SMR Auction Spectrum") and has purchased or intends to purchase from third parties SMR spectrum or options to purchase SMR spectrum in nine other metropolitan areas. Together with the Licenses, the SMR Auction Spectrum and the SMR spectrum purchased or to be purchased from third parties, the Company's network will have at least 175 kHz/175 kHz spectrum capacity in 37 of the 50 largest BTAs, including each of the top nine BTAs.



          Services with broad market appeal. The Company's stored voice and data messaging services will offer the low-cost, long battery life and portability advantages of current paging services. These services delivered over the Company's InFLEXion(TM) network will also offer improved functionality compared to traditional one-way paging such as high quality transmission of voice messages, confirmation of message receipt to the network, delivery of significantly longer alphanumeric messages and the initiation of brief alphanumeric responses.


          Established distribution channels. The Company expects to use existing distribution channels to achieve rapid market penetration and minimize marketing and selling expenses. PCSD has formed marketing relationships with established paging companies and cellular operators and plans to form marketing relationships with (i) other established paging companies that have installed customer bases, (ii) other telecommunications companies including cellular and long distance service providers, ESMR operators and RBOCs, (iii) industry "integrators" such as voice mail and e-mail system providers, interconnect dealers and computer industry value added resellers and (iv) consumer mass marketing companies including national retailers, telemarketing companies and commercial on-line services.


          Rapid network buildout. The Company expects to be among the first to construct a nationwide narrowband PCS network utilizing InFLEXion(TM) technology and to offer enhanced stored voice messaging services through its network on a local, regional and nationwide basis. The Company has already commenced network buildout in its initial test markets of Atlanta and Boston and expects to have completed the buildout of its network in the top ten BTAs by the time of the commercial introduction of the Company's stored voice messaging service, which is expected to occur in the second quarter of 1997. The Company plans to complete its nationwide network buildout in the first quarter of 1998.



          Low-cost provider. PCSD's network operation, marketing strategy and administrative structure have been designed to support the Company's efforts to be a low cost provider of its services. Management expects that the capacity benefits of its nationwide network and its use of Motorola's state-of-the-art InFLEXion(TM) technology will reduce its cost per unit of network capacity compared to traditional one-way networks. PCSD also expects its indirect distribution strategy to reduce the costs associated with recruiting, training, compensating and managing a large in-house marketing and sales staff. The Company will seek to control administrative costs through a combination of centralized network management, customer service, billing, credit, collections and accounting.


     The Company has assembled an experienced management team to execute its business strategy. Members of the senior management team have held managerial positions with leading wireless telecommunications companies, including AT&T Corp. ("AT&T"), Dial Page Inc. ("Dial Page"), GeoTek Communications, Inc. ("GeoTek"), MCI Communications, Inc. ("MCI"), Mobile Communications Corporation of America ("MobileComm"), Motorola, PageNet, RAM Mobile Data, Inc. ("RAM Mobile Data"), SkyTel Corporation ("SkyTel"), Sprint Corporation ("Sprint") and USA Mobile Communications Holdings, Inc. ("USA Mobile"). PCSD's executive team brings to the Company extensive experience in the development, design and manufacture of wireless products, the construction and operation of wireless networks and the sale and marketing of wireless services.

     The Company's principal executive offices are located at 15 South Main Street, Suite 810, Greenville, South Carolina 29601, and its telephone number is
(864) 235-0940.

                                  THE OFFERING

THE UNITS


Securities Offered.........            Units consisting of $          aggregate
                             principal amount at maturity of     % Senior
                             Discount Notes due 2006 and Warrants to purchase
                                       shares of Class B Common Stock. Each Unit
                             consists of $1,000 principal amount at maturity of
                             Notes and           Warrants to purchase
                             shares of Class B Common Stock.


Separability...............  The Notes and the Warrants will not be separately transferable until the Separability Date (as defined herein), which shall be no later than
                                            , 1996.


Use of Proceeds............  The net proceeds from the Offering are estimated to be $157.7 million and will be used, together with borrowings under the Credit Facility and existing cash, principally to fund capital expenditures in connection with the buildout of the Company's nationwide PCS network, including the acquisition of additional radio spectrum, to fund debt service requirements, operating expenses, and for working capital and general corporate purposes. See "Use of Proceeds."


THE NOTES


Notes Offered..............  $            aggregate principal amount at maturity
                             ($165.0 million initial Accreted Value) of      %
                             Senior Discount Notes due 2006.



Maturity Date..............                 , 2006.



Yield and Interest Rate....         % per annum (computed on a semi-annual bond
                             equivalent basis) calculated from             ,
                             1996. No interest will accrue on the Notes prior to
                                         , 2001. Commencing             , 2001,
                             interest on the Notes will accrue at the rate of
                                  % per annum and will be payable in cash
                             semi-annually on             and             ,
                             commencing                , 2002 to holders of
                             record on the immediately preceding           and
                                       . See "Description of the
                             Notes -- General."


Optional Redemption........  The Notes will be redeemable, in whole or in part, at the option of the Company at any time on or
                             after             , 2001, at the redemption prices
                             set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Additionally,
                             prior to             , 1999, the Company may redeem
                             up to 33% of the aggregate principal amount of the
                             Notes at a redemption price of      % of the
                             Accreted Value (as defined herein) thereof, with the net proceeds of either (A) one or more public offerings of Common Stock (as defined in the Indenture) of the Company or (B) a sale by the Company of at least $25.0 million of its Capital Stock (as defined herein) to a Strategic Equity Investor (as defined herein) in a single transaction; provided in each case that at least 67% of the original aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of the Notes -- Optional Redemption."


Mandatory Redemption.......  None.

Ranking....................  The Notes will be senior, unsecured indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsubordinated unsecured indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. Although the Notes are titled "senior" securities, the Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Notes would be senior, other than the issuance of subordinated indebtedness of the Company upon conversion of the Series A Preferred Stock. The Company is a holding company with no material assets other than the shares of stock of its direct wholly-owned subsidiary. The Notes will be obligations exclusively of the Company; none of the Company's direct and indirect subsidiaries will have any obligation to pay any amounts due with respect to the Notes or to make funds available therefor. As such, the Notes will be structurally subordinated to all liabilities of the Company's direct and indirect subsidiaries, including trade payables, capitalized lease obligations and indebtedness that may be incurred by the Company's subsidiaries under current or future bank credit facilities. At March 31, 1996, the Notes would have been structurally subordinated to approximately $76.4 million of liabilities of the Company's subsidiaries, excluding amounts available under the Credit Facility. Although the Indenture under which the Notes will be issued (the "Indenture") contains certain covenants which limit the ability of the Company and its subsidiaries to take certain actions, these covenants permit the Company and its subsidiaries, in certain circumstances, to incur additional indebtedness and to grant liens on certain assets. See "Risk Factors -- Holding Company Structure; Structural Subordination of the Notes," "Description of the Notes -- Ranking" and "Description of the Notes -- Covenants."


Change of Control..........  In the event of a Change of Control (as defined herein), the holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101% of the Accreted Value thereof, together with accrued and unpaid interest, if any, to the date of
                             any purchase prior to             , 2001 or 101% of
                             the principal amount thereof, plus accrued and unpaid interest, if any, to the date of any
                             purchase on or after             , 2001. See
                             "Description of the Notes -- Repurchase of Notes upon a Change of Control."



Certain Covenants..........  The Indenture will contain certain covenants that, among other things, will limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur indebtedness, pay dividends, make investments or other Restricted Payments (as defined herein), issue or sell stock of Restricted Subsidiaries, restrict the ability of Restricted Subsidiaries to pay dividends to the Company, engage in transactions with shareholders and affiliates, create liens, sell assets, undertake sale and leaseback transactions and engage in mergers and consolidations. All of these limitations, however, are subject to a number of important qualifications and exceptions. The term Restricted Subsidiaries will include all of the Company's subsidiaries on the date hereof. See "Corporate Reorganization and Structure" and "Description of the Notes -- Covenants."

Original Issue
  Discount.................  The Notes will be issued at a substantial discount from their principal amount and consequently will be issued at an Original Issue Discount for federal income tax purposes. Consequently, purchasers of the Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments attributable to such income. See "Certain Federal Income Tax Considerations."

Book-Entry; Delivery
  and Form.................  The Notes will initially be issued in the form of one or more Global Notes held in book-entry form. The Global Notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee thereof. See "Description of the
                             Notes -- Book-Entry; Delivery and Form."

     For additional information concerning the Notes, see "Description of the Notes."

THE WARRANTS


Securities Offered.........         Warrants which entitle the holders thereof
                             to acquire        shares of Class B Common Stock
                             (the "Warrant Shares"). Upon consummation of the Offering, the Class B Common Stock issuable upon exercise of the Warrants collectively will represent approximately 2.0% of the Company's outstanding Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") on a fully-diluted basis. The aggregate number of Warrants is an estimate only and is subject to change prior to issuance. Holders of the Company's Class B Common Stock are not entitled to vote at any meeting of stockholders for the election of directors. The holders of the Company's Class A Common Stock are entitled to elect 16 of the 17 members of the Company's Board of Directors and, therefore, exert substantial control over matters that are subject to the discretion of the Board of Directors. However, shares of Class B Common Stock may be exchanged for an equal number of shares of Class A Common Stock immediately upon and after the consummation of an Initial Public Offering (as defined herein). See "Description of Capital Stock."


Registration Rights........  Following an Exercise Event (as defined herein), holders of the Warrant Shares will be entitled to certain demand registration rights. Holders of Warrant Shares will also have the right to include such Warrant Shares in any registration statement under the Securities Act filed by the Company (other than a registration statement on Form S-4 or S-8) for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein. The foregoing rights will be set forth in the Warrant Registration Rights Agreement between the Underwriters and the Company and will be subject to certain conditions and other provisions.


Separation of Notes
  and Warrants; Exercise...  The Warrants will not be transferred separately from the Notes prior to the Separability Date. The "Separability Date" shall be the earliest of (i)
                                       , 1996, (ii) such earlier date as may be
                             determined by Lehman Brothers Inc., (iii) the occurrence of a Change of Control and (iv) in the event of an Offer to Purchase in connection with any Asset

                             Sale (each as defined herein), the date the Company mails notice thereof to the holders of the Notes, at which time the Notes and the Warrants will become separately transferable. Each Warrant will entitle the holder thereof to purchase one share of Class B Common Stock, subject to adjustment upon the occurrence of certain events, at an exercise price of $0.01 per share. The Warrants will be exercisable upon the occurrence of an Exercise Event, which shall occur on the earliest of (1) the occurrence of a Change of Control (as defined under "Description of the Warrants"), (2) the consummation of a Public Equity Offering (as defined herein) after which there shall exist a Public Market (as defined herein) and (3)
                                           , 2006. See "Description of the
                             Warrants."


Expiration Date............  The Warrants will expire 180 days after becoming exercisable, but in any event not later than
                                         , 2006.

Offer to Repurchase........  Upon the occurrence of an Exercise Event, the
                             Company shall have the right to make an offer to purchase all outstanding Warrants and Warrant Shares in cash at a price equal to the Current Market Value (as defined herein) thereof.

     For additional information concerning the Warrants, see "Description of the Warrants." For additional information concerning the Class B Common Stock, see "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated financial data for the Company as of the dates and for the periods indicated. The consolidated financial data as of December 31, 1994 and 1995 and for the period from September 21, 1994 (date of incorporation) to December 31, 1994 and for the year ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. The consolidated financial data for the Company as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments necessary for a fair presentation of the financial information for the interim periods. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for fiscal 1996. The following data should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                       PERIOD FROM                                     THREE MONTHS ENDED
                                    SEPTEMBER 21, 1994                                     MARCH 31,
                                 (DATE OF INCORPORATION)         YEAR ENDED         ------------------------
                                   TO DECEMBER 31, 1994       DECEMBER 31, 1995       1995           1996
                                 ------------------------     -----------------     ---------     ----------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Sales and marketing..........        $         --              $   796,100        $      --     $  756,041
  Administrative...............             394,918                1,922,163          317,659      1,236,390
  Depreciation.................                  --                  137,374              472         73,217
  Amortization.................               4,058                   19,479            4,869          4,869
                                 ------------------------     -----------------     ---------     ----------
                                            398,976                2,875,116          323,000      2,070,517
Interest income(1).............             (23,873)                (794,405)        (132,613)      (414,944)
                                 ------------------------     -----------------     ---------     ----------
Net loss.......................        $    375,103              $ 2,080,711        $ 190,387     $1,655,573
                                  =================            =============        =========      =========
Net loss per common share(2)...        $      10.08              $     77.34        $    5.12     $    81.96
Ratio of earnings to fixed
  charges(3)...................                  --                       --               --             --


                                                                             MARCH 31, 1996
                                             DECEMBER 31,             -----------------------------
                                     ----------------------------                           AS
                                        1994             1995            ACTUAL        ADJUSTED(4)
                                     -----------     ------------     ------------     ------------
BALANCE SHEET DATA:
Current assets.....................  $   786,913     $ 26,783,944     $ 30,882,887     $188,582,887
Total assets.......................   10,053,954      126,698,359      142,099,425      307,099,425
Total debt(5)......................           --       73,801,260       74,100,260      239,100,260
Redeemable convertible preferred
  stock............................           --       23,112,325       40,107,923       40,107,923
Stockholders' equity...............    9,563,413       28,658,705       25,623,931       25,623,931


- ---------------

(1) Includes interest income from a related party of $22,190, $526,075, $102,867 and $77,308 for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996, respectively. See "Certain Transactions."
(2) Net loss attributable to common stockholders of $2,876,910 for the year ended December 31, 1995 and $3,048,921 for the three months ended March 31, 1996 includes accretion of preferred stock dividends of $796,199 and $1,393,348, respectively.
(3) Earnings were insufficient to cover fixed charges by $375,103, $7,725,587, $929,008 and $4,435,788 for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996, respectively. The ratio of earnings to fixed charges is calculated by adding (i) earnings
    (loss) before income taxes plus (ii) fixed charges, with the resulting sum divided by fixed charges. Fixed charges consist of interest on all indebtedness, accretion of preferred stock dividends, amortization of debt issuance costs, plus that portion of operating lease rentals representative of the interest factor.
(4) As adjusted to give effect to the application of the estimated net proceeds of the Offering prior to allocating the portion of the proceeds of the Offering attributable to the Warrants. See "Use of Proceeds" and "Capitalization."
(5) Includes $418,582 and $338,062 at December 31, 1995 and March 31, 1996,
    respectively, classified as current portion of long-term debt.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Units offered hereby.

FUTURE OPERATING LOSSES; NET CASH USED IN OPERATING ACTIVITIES


     The Company is a development stage company in a new segment of the wireless telecommunications industry. It owns five regional narrowband PCS licenses on the same frequency, having acquired those licenses in an FCC auction. The Company is now developing a nationwide narrowband PCS wireless network and it plans to offer wireless stored voice and data messaging services through existing wireless messaging providers and other channels. At the date of this Prospectus, however, the Company has not commenced commercial operation. From its incorporation in 1994 through March 31, 1996, the Company experienced operating losses and used net cash in operating activities of approximately $5.3 million and $2.6 million, respectively. The Company expects that during the buildout of its nationwide network and as it seeks market penetration it will continue to experience operating losses and negative operating cash flow at or greater than historical levels. The ability to generate positive net income and operating cash flow in the future is dependent upon many factors, including general economic conditions, the timely completion of the Company's network buildout, the level of market acceptance for the Company's services and the degree of competition encountered by the Company. There can be no assurance when or if the Company will generate positive operating cash flow or net income. See "Business -- General," "Business -- Paging Industry Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


IMPLEMENTATION OF NARROWBAND PCS NETWORK SUBJECT TO RISKS OF DEVELOPING
TECHNOLOGY

     Much of the technology that the Company intends to use in its nationwide narrowband PCS network to deliver wireless stored voice and data messaging services is still undergoing development. While the switches, transmitters and receivers will be similar to the equipment used in traditional one-way paging, the InFLEXion(TM) technology and the TENOR(TM) voice messaging unit that the Company plans to use have never been placed in commercial operation and are still being tested. There can be no assurance that this technology will be able to deliver to subscribers marketable wireless stored voice and data messaging services. In addition, delayed delivery of new technology is not uncommon in the telecommunications industry. There can be no assurance that the Company's suppliers will be able to meet their test completion and delivery target dates for the Company's InFLEXion(TM) infrastructure equipment or TENOR(TM) voice messaging units. To the extent that technologies required to deliver these services over the Company's InFLEXion(TM) network are unavailable within the time frames anticipated by management, the commercial introduction of the Company's services will be delayed, adversely affecting the Company's financial condition and results of future operations.

     The Company, its distribution partners or their respective subscribers also might experience technical problems with the system infrastructure or with other hardware or software, including subscriber units, once the Company's system is operational. Such problems might discourage customers from using the Company's services. Extreme problems might require a subscriber unit recall, the cost of which might be substantial and might be absorbed in whole or in part by the Company. While management believes that the Company's suppliers have strong incentives to supply the Company in a timely fashion with reliable technology and equipment, the Company does not control the performance of its vendors. Any such untimely delivery or unreliable equipment could adversely impact the commercial introduction of the Company's services. See "Business -- Network Buildout."

NETWORK BUILDOUT

     The Company is engineering and designing its own network. Part of this process involves identification of the optimal number of sites to transmit and receive signals necessary to deliver marketable quality voice and data messaging services. In this identification process, known as radio frequency ("RF") propagation analysis, engineers utilize computer software programs to analyze terrain, topography, building penetration, population concentrations and other factors. Once sites are identified in the network design process, the Company must secure leases for the sites upon which it will install antennae, transmitters, receivers and other infrastructure equipment. The site acquisition process requires the negotiation of site leases and verification by the Company that the site owner has obtained the necessary governmental approvals and permits. There is a limited number of attractive telecommunications sites, particularly in large metropolitan areas. There can be no assurance that the Company will be able to secure leases for the sites necessary to construct and operate its network within its budgeted time frames and costs. In addition to site identification and acquisition, the implementation of the Company's PCS network will require equipment installation and systems testing. Each stage involves various risks and contingencies, many of which are not within the control of the Company and all of which could adversely affect the implementation of the Company's proposed PCS network should there be delays or other problems. See "Business -- Strategy," "Business -- Distribution" and "Business -- Network Buildout."

UNPROVEN MARKET; DEPENDENCE ON OTHERS FOR MARKETING

     The services that the Company intends to offer have not yet been marketed to the public. With respect to sales of both voice and data services, the Company intends to target broad market segments with diverse messaging requirements by providing easy-to-use services at reasonable prices on a local, regional and nationwide basis. The potential markets for these services include corporate users, business travelers, portable personal computer users and household consumers. The Company will employ a variety of direct and indirect distribution channels to market and sell its PCS services. To speed marketing and sales and quickly build a broad customer base, the Company intends initially to distribute its PCS services through its Paging Company Investors and other distribution partners, which in the aggregate have a significant installed customer base. The final terms of these arrangements have not yet been negotiated, although the Company's Common Stockholders Agreement (as defined herein) with the Paging Company Investors requires them to enter into exclusive distribution agreements with the Company with respect to those narrowband PCS services which such Paging Company Investors desire to purchase, provided such services are competitive in price and quality with similar services that may be available from others. Failure to negotiate acceptable arrangements, to identify additional distribution partners or to provide services to the Paging Company Investors on terms competitive in price and quality with similar services that may be available from others could adversely affect the Company's financial condition and results of future operations. See "Business -- Distribution."

INDEBTEDNESS OF THE COMPANY; HIGH DEGREE OF LEVERAGE


     After giving effect to the issuance of the Notes, the Company will have a substantial amount of indebtedness outstanding. After giving effect to the Offering, at March 31, 1996, total consolidated long-term indebtedness of the Company would have been approximately $238.8 million, representing approximately 78.4% of the Company's total capitalization. See "Capitalization." In addition, the accretion of original issue discount on the Notes will cause an increase in
indebtedness of $141.1 million by             , 2001 (assuming an interest rate
of 12.75% on the Notes). The Company's subsidiaries also may incur up to $225.0 million of indebtedness under the Credit Facility, subject to the Company's compliance with certain specified financial and operating covenants. The ability of the Company and its subsidiaries to make payments of principal and interest will be largely dependent upon its future performance. Such performance can be subject to many factors, some of which will be beyond the Company's control, such as prevailing economic conditions. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments. The level of the Company's indebtedness also could have other adverse consequences to holders of the Notes including the effect of such indebtedness on: (i) the Company's ability to fund internally, or obtain additional debt or equity financing in the future for, capital expenditures, acquisitions, working capital, operating losses and other purposes; (ii) the Company's flexibility in planning for, or reacting to, changes to its business and market conditions; (iii) the Company's ability to compete with less highly leveraged competitors; and (iv) the Company's financial vulnerability in the event of a downturn in its business or the general economy. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness -- The Credit Facility" and "Description of the Notes."

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION OF THE NOTES


     The Notes will be obligations exclusively of the Company. The Company is a holding company with no material business operations, sources of income or assets of its own other than the shares of its wholly-owned direct subsidiary PCSD Financial Corp. Upon completion of the Offering, the Company's operations will be conducted through its wholly-owned indirect subsidiaries. The Company's cash flow and, consequently, its ability to meet its debt service obligations, including payments of principal of, premium, if any, and interest on the Notes, is dependent upon the cash flow of the Company's subsidiaries and the payment of funds by the subsidiaries to the Company in the form of loans, dividends, fees or otherwise. The Company's subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether in the form of loans, dividends or otherwise. Because the subsidiaries will not guarantee the payment of principal of or interest on the Notes, any right of the Company to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in the distribution of proceeds from those assets) will be structurally subordinated to the claims of such subsidiaries' creditors (including tax authorities, trade creditors and lenders). As of March 31, 1996, after giving effect to the Reorganization, as defined herein, the Company's subsidiaries had approximately $76.4 million of indebtedness and other liabilities outstanding, all of which would have been structurally senior to the Notes. Upon completion of the Offering, the Company's subsidiaries also will have approximately $75.0 million of immediate availability under the Credit Facility, and, upon the achievement and maintenance by the Company of certain operating results and financial ratios, the Company's subsidiaries will have an additional $150.0 million of availability under the Credit Facility, all of which will be structurally senior to the Notes. The Credit Facility will limit the ability of the Company's subsidiaries to pay dividends or make distributions to the Company. In addition, although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and to enter into new agreements that restrict their ability to pay dividends or make or repay loans or other payments to the Company, the subsidiaries will be able to incur substantial additional indebtedness and will likely do so pursuant to the Credit Facility. See "Corporate Reorganization and Structure" and "Description of the Notes."



     In addition, the Notes will not be secured by any of the Company's assets. The obligations of the Company's subsidiaries under the Credit Facility will be secured by a first priority security interest on equipment purchased from Glenayre and other vendors, an equal and ratable pledge of all capital stock of PCSD Financial Corp.'s three subsidiaries, and all accounts receivable, inventory and subscriber contracts of PCSD Network, Inc. If the Company becomes insolvent or is liquidated, or if payment under the Credit Facility is accelerated, the lenders under the Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Credit Facility. Accordingly, any claims of such lenders with respect to such assets and pledged shares will be prior to any claim of the holders of the Notes with respect to such assets and pledged shares. See "Corporate Reorganization and Structure" and "Description of Other
Indebtedness -- The Credit Facility."


SUBSTANTIAL CAPITAL REQUIREMENTS; RESTRICTIONS IMPOSED BY LENDERS


     Borrowings under the Credit Facility and the proceeds of the Offering will be used to purchase infrastructure equipment, to fund capital expenditures (including the possible acquisition of additional radio spectrum), to fund debt service requirements and for working capital and general corporate purposes. The Company believes that the proceeds of the Offering and the availability under the Credit Facility together with the Company's existing cash will be sufficient to fund the construction of the Company's network, the acquisition of radio spectrum currently under contract or purchased at auction and operating losses until the Company generates sufficient positive cash flow from operations. Given the risks in an undertaking of this nature and scale, no assurance can be given that actual cash requirements will not materially exceed the Company's estimated capital requirements and available capital. Moreover, the Company's ability to access the total availability of the Credit Facility is dependent on maintaining certain specified financial and operating covenants, which might not occur. Thus, despite these arrangements, there can be no assurance that the Company will have sufficient funds to finance the continued development of the Company's network buildout and operations. In addition, the amount of capital required will depend upon a number of factors, including capital costs, growth in the number of subscribers, technological developments, marketing and sales expense, competitive conditions and the need for additional spectrum. No assurance can be given that, in the event the Company were to require additional financing, such additional financing would be available to the Company or available on terms satisfactory to the Company.


     The Credit Facility contains financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests and limitations on the Company's ability to incur other indebtedness, pay dividends, engage in transactions with affiliates, sell assets and engage in mergers and consolidations and other acquisitions. If the Company fails to comply with these covenants, the lenders under the Credit Facility will be able to accelerate the maturity of the applicable indebtedness. See "Managements Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Other Indebtedness -- The Credit Facility" and "Description of the Notes."

COMPETITION AND TECHNOLOGICAL CHANGE

     Competition in the wireless telecommunications industry is becoming increasingly intense. The Company will face competition for its services from other narrowband PCS service providers and, to a lesser extent, from broadband PCS, ESMR, cellular, paging and other operators. In addition, competition could come from certain voice mail applications offered by broadband PCS and cellular providers. Other companies, including AT&T, PageNet, Mobile Telecommunications Technologies Corp. ("Mtel") and PageMart have acquired, and will acquire, narrowband PCS licenses in FCC auctions. Accordingly, the Company will face direct competition in all of the markets in which it intends to operate. The presence of multiple direct competitors in some or all of the Company's markets could result in price reductions for its services, which may adversely affect its financial condition and results of future operations. The industry includes major telecommunications companies, including long distance carriers AT&T, Sprint and MCI, national and regional paging companies and RBOCs. Most of these companies have much greater resources than the Company, have been in operation for many years and have large subscriber bases. Such companies may be able to offer wireless service to customers at prices below those offered by the Company. The Company understands that Motorola has an agreement with PageNet pursuant to which Motorola has agreed to refrain from delivering its TENOR(TM) voice subscriber units for commercial use to customers other than PageNet until six months after Motorola commences commercial production of the units. Consequently, the Company's commercial introduction of TENOR(TM) voice subscriber units in Atlanta, Boston and other markets could be delayed if such markets are ready for commercial service prior to the expiration of Motorola's agreement with PageNet.

     A variety of wireless two-way communication technologies are under development and could result in increased competition for the Company. There can be no assurance that additional competitors will not enter markets that the Company plans to serve or that the Company will be able to withstand the competition. Moreover, changes in technology could lower the cost of competitive services to a level where the Company's services would become less competitive or where the Company would need to reduce its service prices in order to remain competitive. See "Business -- Competition."

RELIANCE ON LIMITED NUMBER OF SUPPLIERS


     The InFLEXion(TM) infrastructure equipment that the Company intends to purchase is manufactured only by Motorola and Glenayre. As a result, the Company will rely exclusively on Motorola and Glenayre for the manufacture of a substantial portion of the equipment necessary to construct its narrowband PCS network. The Company's ability to develop, construct and implement its network on the Company's projected schedule may be adversely affected by Motorola's and Glenayre's development, manufacturing and delivery capabilities. Motorola is the only manufacturer of the subscriber equipment necessary to deliver stored voice messaging services over the Company's InFLEXion(TM) network. While Motorola has agreed to negotiate to enter into licenses with at least one alternative manufacturer of subscriber equipment, there can be no assurance that alternate suppliers of subscriber equipment will be available in the future. The limited number of suppliers for equipment crucial to the delivery of the Company's services makes the Company vulnerable to development, manufacturing and delivery delays, as well as to the lack of competitive pricing. See "Business -- Network Buildout."

POTENTIAL LOSS OF FCC FINANCING AND BIDDING CREDITS

     Because the Company qualified as a "Designated Entity" satisfying the requirements for a "Small Business" and a "Business Owned by Members of Minority Groups and/or Women" at the time of the FCC's narrowband PCS regional auction, the Company received bidding credits of approximately $60.6 million toward its purchase of the Licenses in the auction and became entitled to pay 80% of the $90.9 million net purchase price for the Licenses over ten years at a 7.5% annual interest rate, with no payment of principal for the first two years. If prior to February 3, 2000 the Company ceases to satisfy the criteria applicable to a Business Owned by Members of Minority Groups and/or Women or transfers control of the Licenses to an entity which does not qualify as such, then the Company may be required to pay to the FCC some or all of the $60.6 million in bidding credits it received. If prior to February 3, 2005, the Company transfers control of the Licenses to an entity which does not satisfy the Small Business criteria applicable in the narrowband PCS auction, the Company may be required to prepay its installment obligation for the Licenses to the FCC. In addition, if the Company effects an Initial Public Offering (as defined in the Common Stockholders Agreement) prior to these dates, unjust enrichment payments to the FCC may be due and installment treatment may be lost unless the Company obtains a waiver from the FCC. There can be no assurance that such a waiver can be obtained. See "Principal Stockholders" and "Description of FCC Auction
Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction."


     In order to be considered a Designated Entity in the narrowband PCS regional auction, the Company was required to have a properly constituted "Control Group" that owned 50.1% of the voting interests and 25% of the equity interests in the Company. See "Description of FCC Auction
Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction." The Company's Control Group currently consists of Sloan Communications, Inc. ("SCI"), Sloan PCS Limited Partnership ("Sloan LP"), Dobson Family Corp. and the Sullivan Family Revocable Trust. Upon the issuance of the Company's Series A Preferred Stock, the Control Group's equity interest was diluted from approximately 26% to approximately 14.98%, and thus the Company ceased to satisfy the 25% equity ownership requirement for Designated Entity status. Upon the issuance of the Units, the Control Group's equity interest will be diluted
to approximately      %.


     In conjunction with the sale of the Company's Series A Preferred Stock, the Company received the opinion of its special FCC counsel, Lukas McGowan Nace and Gutierrez, Chartered ("Lukas McGowan"), that, based upon a ruling obtained from the FCC staff, the dilution of the Control Group's total equity interest in the Company as a result of the issuance of the Series A Preferred Stock would not result in the loss of financial benefits that accrued to the Company due to its status as a "Designated Entity" in the narrowband PCS regional auction. In connection with the issuance of the Units, the Company has received the opinion of Lukas McGowan that the dilution of the Control Group's equity interest as a result of the issuance and exercise of the Warrants will not result in the loss of the financial benefits that have accrued to it as a Designated Entity in the narrowband PCS regional auction and that after the issuance of the Units the Company will continue to be eligible for such benefits. The Company does not, however, intend to seek a ruling from the FCC staff on the dilution issue in connection with the issuance of the Units. Both the FCC staff ruling obtained in connection with the sale of the Series A Preferred Stock and the opinions of counsel are subject to certain conditions and qualifications, including the conditions that the Control Group continue to own 50.1% of the Company's voting rights and that no investor outside of the Control Group own more than 25% of the total equity, or more than 15% of the voting equity of the Company. Neither the FCC staff ruling nor the opinions of counsel are binding on the FCC. There can be no assurance that the FCC will not successfully contend that the dilution of the Control Group's equity ownership in the Company in connection with the sale of the Series A Preferred Stock or the issuance of the Units has caused the Company to cease to qualify for the bidding credits and installment payment right it received upon acquisition of the Licenses in the narrowband PCS regional auction. The Common Stockholders Agreement prohibits the transfer of stock of the Company, requires each stockholder of the Company to prohibit its stockholders or owners from transferring their interests in such stockholder, and prohibits the exercise of any other rights under the Common Stockholders Agreement if the Company's Designated Entity status would be adversely affected. While the Company believes that it has adequate legal restrictions to ensure a properly constituted Control Group consistent with the FCC staff ruling and opinions of counsel, it is possible that the Company could cease to have a properly constituted Control Group with the result that the Company would no longer qualify for the bidding credits and the installment payment right it received upon the acquisition of the Licenses in the narrowband PCS regional auction. See "Description of FCC Auction Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction."


     In addition to the Licenses, the Company was the winning bidder for specialized mobile radio ("SMR") frequencies in 29 metropolitan areas in the FCC's 900 MHz auction completed on April 15, 1996 (the "SMR Auction Spectrum"). Because the Company qualified as a "Small Business" under the SMR auction criteria, it will be allowed a 10% bidding credit ($1.1 million) and be entitled to pay 90% of the $9.7 million net purchase price over ten years with interest at the 10-year Treasury note rate plus 250 basis points, with no payment of principal for the first two years. The Company anticipates that licenses for its SMR Auction Spectrum will be granted in July 1996. If the Company assigns or transfers control of its SMR Auction Spectrum to an entity not meeting the Small Business criteria applicable in the SMR auction within five years of the date of grant, it will be subject to unjust enrichment payments with respect to its bidding credit and installment financing for the SMR Auction Spectrum. See "Description of FCC Auction Benefits -- "Small Business" Status in FCC 900 MHz SMR Auction."



     In the event the Company were to lose the favorable financing terms provided by the FCC, any refinancing thereof at market rates may have a material adverse effect on the Company's financial condition and results of future operations.


     The Company may participate in the upcoming FCC narrowband PCS MTA/BTA auction. Although it is unlikely that the FCC will provide any financial benefits based upon race or gender classification, the Company currently anticipates that it may qualify for bidding credits and be permitted to pay for spectrum acquired at such auction on the installment basis by virtue of the Company's status as a "Small Business." There can be no assurance, however, that bidding credits or installment payments will be available to the Company. See "Business -- Spectrum" and "Description of FCC Auction Benefits -- Status in Future FCC Narrowband PCS MTA/BTA Auction."


FCC DEBT OBLIGATIONS



     Because the Company qualified as a "Designated Entity" satisfying the FCC's requirements for a "Small Business" and a "Business Owned by Members of Minority Groups and/or Women" at the time of the FCC's narrowband PCS regional auction, the Company received bidding credits of approximately $60.6 million toward its purchase of the Licenses in the auction and became entitled to pay 80% of the $90.0 million net purchase price for the Licenses through two 10% deposits that were made in late 1994 and early 1995, with the balance payable to the FCC over ten years at a 7.5% annual interest rate, with no payment of principal the first two years (the "FCC Obligation"). At March 31, 1996, the FCC Obligation was $72.7 million. In the event that the Company becomes unable to make its payments under the FCC Obligation, the FCC could take a variety of actions, including requiring immediate repayment of all amounts under the FCC Obligation, repayment of some or all of the $60.6 million in bidding credits the Company received, revoking the Company's Licenses and/or fining the Company. There can be no assurance that the Company will be able to make its payments under the FCC Obligation or, in the event the Company fails to make such payments, that the FCC will not take the actions described above. See also "-- Potential Loss of FCC Financing and Bidding Credits," "-- Government Regulation; Possible Loss of Licenses," "Description of FCC Auction Benefits" and "Description of Other Indebtedness -- FCC Obligation."

GOVERNMENT REGULATION; POSSIBLE LOSS OF LICENSES

     The Company and the wireless telecommunications industry are subject to federal, state and local legislation, as well as regulations promulgated by the FCC and various state and municipal regulatory agencies, with respect to licensing, service standards, land use and other matters. There can be no assurance that governmental authorities will not propose or adopt legislation or regulations that would have a materially adverse impact on the financial condition, results of future operations or business prospects of the Company. Under existing FCC regulations, nationwide narrowband PCS licensees are generally required, at the risk of license forfeiture, to construct networks that serve 37.5% of the U.S. population within five years of the initial license grant date (February 3, 2000, in the case of the Company) and serve 75% of the U.S. population within ten years of the license grant date (February 3, 2005, in the case of the Company). The Company's network buildout plan anticipates that these requirements will be met well in advance of such dates, but such compliance cannot be assured. Under existing regulations, operating licenses are issued for ten-year terms, subject to renewal by application upon expiration of their initial terms. Renewal is not automatic, although current FCC regulations provide that renewal applications may be denied only for specific causes. The exercise of the Warrants (and the ownership of Class B Common Stock issuable upon the exercise thereof) may also be limited by the Company in order to ensure compliance with the FCC's rules and regulations, and the Warrants will not be exercisable by any holder if such exercise would cause the Company to be in violation of the Communications Act of 1934, as amended (the "Communications Act") or the FCC rules. See "Regulation."


SUBSTANTIAL DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS



     The Company has allocated approximately $115.1 million of the net proceeds of this Offering for specific purposes, with the remainder of approximately $42.6 million to be used for operating expenses, working capital and general corporate purposes. Accordingly, management will have substantial discretion in spending a large percentage of the proceeds to be received by the Company. See "Use of Proceeds."



LIMITED VOTING RIGHTS OF CLASS B STOCKHOLDERS


     If an Exercise Event occurs prior to the Company's consummation of a Public Equity Offering (as defined in the Warrant Agreement), the Warrants will be exercisable to purchase shares of the Company's Class B Common Stock. Holders of the Company's Class B Common Stock are not entitled to vote at any meeting of stockholders for the election of directors. The holders of the Company's Class A Common Stock are entitled to elect a majority of the Company's Board of Directors and, therefore, exert substantial control over matters that are subject to the discretion of the Board of Directors. Upon an Initial Public Offering (as defined in the Common Stockholders Agreement), the holders of the Class B Common Stock may exchange their Class B Common Stock for an equal number of shares of Class A Common Stock. See "Description of Capital Stock -- Common Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws, as amended, as well as provisions of the Delaware General Corporation Law, may have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. In addition, under the Restated Certificate of Incorporation, the Board of Directors is authorized to issue one or more classes of preferred stock having such designations, rights and preferences as may be determined by the Board. See "Description of Capital Stock."

ABSENCE OF DIVIDENDS

     The Company has never declared or paid dividends on its capital stock, including the Class B Common Stock for which the Warrants may be exercised. The Company currently intends to retain any earnings to finance its operations, capital expenditures and future growth. No dividends can be paid on the Company's Common Stock without the consent of the holders of at least 50% of the Company's Preferred Stock. In addition, the Credit Facility and the Indenture prohibit or limit the Company's ability to pay dividends. See "Dividend Policy," "Description of Other Indebtedness -- The Credit Facility" and "Description of the Notes -- Covenants -- Limitation on Restricted Payments."

CURRENT REGISTRATION OR EXEMPTION REQUIRED TO EXERCISE WARRANTS

     Upon an Exercise Event, purchasers of the Units will be able to exercise the Warrants at any time that a registration statement relating to the Warrant Shares is then in effect or if the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and only if such securities are then qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the Warrants reside. The Company, however, has no obligation to update this Prospectus; any offering of Warrant Shares pursuant to the following sentence will be made by a separate prospectus. Although the Warrant Agreement requires the Company to use its best efforts to cause to be effective a shelf registration statement covering the Warrant Shares by the Exercisability Date, there can be no assurance that the Company will be able to fulfill such obligation or comply with such agreement. The Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Warrants if a registration statement covering the Warrant Shares is not then effective (unless the issuance of shares upon the exercise of such Warrants is exempt from the registration requirements of the Securities Act) or if such securities are not qualified or exempt from qualification in the states in which the holders of the Warrants reside. See "Description of the Warrants."


CHANGE OF CONTROL



     A Change of Control, as defined in the Indenture, would entitle the holders of the Notes to require that the Company offer to purchase the Notes at a purchase price of 101% of the Accreted Value thereof plus accrued and unpaid
interest, if any, to the date of any purchase prior to             , 2001 or
101% of the principal amount thereof, plus accrued and unpaid interest, if any,
to the date of any purchase on or after             , 2001. The Credit Facility
may, however, prohibit the repurchase of the Notes by the Company in the event of such a Change of Control, unless and until such time as the borrowings under the Credit Facility are repaid in full. The inability to repay indebtedness under the Credit Facility, if required, and to purchase all of the tendered Notes, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and holders of the Notes and the Warrants. Generally, the acquisition by any person or group (other than companies with debt securities rated investment grade) of beneficial ownership of capital stock of the Company having a majority of the combined voting power of the Company's capital stock would constitute a Change of Control under the Indenture. There can be no assurance that in the event of a Change of Control, in which the Company was required to repay or refinance its debt obligations, the Company would have sufficient assets or borrowing ability to satisfy all of its obligations under the Indenture and the Credit Facility. The Credit Facility will also contain certain provisions regarding a change of control. See "Description of Other Indebtedness -- The Credit Facility" and "Description of the Notes."



ORIGINAL ISSUE DISCOUNT CONSEQUENCES



     The Notes will be issued at a substantial discount from their principal amount at maturity. Although interest will not accrue on the Notes prior to
            , 2001, and there will be no periodic payments of interest on the
Notes prior to             , 2002, original issue discount (the difference
between the stated redemption price at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Consequently, purchasers of Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments attributable to such income. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Notes) and the issue price of the Notes. See "Certain Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Notes. See "Certain Federal Income Tax Consequences --
Notes -- Original Issue Discount."



     If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Notes, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Notes may realize taxable gain or loss upon payment of such holder's claim in bankruptcy.



ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF MARKET PRICE FOR THE NOTES



     Prior to the Offering of the Units (including the Notes and the Warrants) hereby, there has been no existing trading market for the Units, the Notes or the Warrants, nor has there been any existing trading market for the Company's Common Stock. The Company does not intend to have the Units, the Notes, the Warrants or the Common Stock listed for trading on any securities exchange or quoted on any automated dealer quotation system. Although each Underwriter has advised the Company that it presently intends to make a market in the Units (prior to separation), the Notes and the Warrants, it is not obligated to do so and any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the prices or liquidity of, or trading markets for, the Units, the Notes or the Warrants. The offering price of the Units was determined by negotiations between the Company and the Underwriters and is not necessarily related to the Company's book value, net worth or any other established criteria of value. The liquidity of any market for the Units, the Notes or the Warrants will depend upon the number of holders of such Units, Notes or Warrants, the interest of securities dealers in making a market in the Units, the Notes or the Warrants and other factors. The absence of an active market for Units, the Notes or the Warrants offered hereby could adversely affect their market price and liquidity. The liquidity of, and trading markets for, the Notes may also be adversely affected by general declines in the market for noninvestment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the Notes independent of the financial performance of, or prospects for, the Company.



     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the value of the Notes.


                     CORPORATE REORGANIZATION AND STRUCTURE

     Immediately prior to the consummation of the Offering, the Company will effect a corporate reorganization (the "Reorganization") by creating an intermediate holding company, PCSD Financial Corp., which will, in turn, create three wholly-owned subsidiaries, PCSD Spectrum, Inc., SGI Communications, Inc. and PCSD Network, Inc. PCSD Spectrum, Inc. will own all of the FCC Licenses, subject to the FCC Obligation. SGI Communications, Inc. will acquire and own all real estate leasehold interests in transmitter and receiver sites for the network, and PCSD Network, Inc. will own all of the other assets of the Company and will operate the business of the Company. PCSD Financial Corp. will enter into the Credit Facility and its three subsidiaries will guarantee its obligations thereunder. Following the Reorganization, the Notes will be obligations exclusively of the Company and the Company will not have any other significant indebtedness to which the Notes will be senior, other than the subordinated indebtedness of the Company upon the conversion of its Series A Preferred Stock after November 10, 2004. See "Description of Capital
Stock -- Preferred Stock-Conversion into Subordinated Notes."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Units offered hereby will be approximately $157.7 million, after deducting estimated discounts, commissions and offering expenses. The Company intends to use (i) approximately $60.6 million of the net proceeds from the Offering to fund capital expenditures in connection with the buildout of the Company's nationwide PCS network, including approximately $21.0 million to finance the acquisition of additional radio spectrum currently under contract (see "Business -- Spectrum"), (ii) approximately $29.9 million of the net proceeds of the Offering to repay amounts due on the FCC Obligation (which is payable quarterly over ten years at a 7.5% annual interest rate, with no payment of principal in the first two years) (see "Description of Other Indebtedness -- FCC Obligation"), (iii) approximately $3.5 million of the net proceeds of the Offering to repay amounts due on the $8.7 million obligation which will be due the FCC in connection with the SMR Auction Spectrum (which is payable quarterly over ten years at an interest rate equal to the 10-year U.S. Treasury note rate plus 2.5% per annum, with no payment of principal in the first two years) (see "Business -- Spectrum"), (iv) approximately $21.1 million of the net proceeds of the Offering to pay fees in connection with the Credit Facility and to pay interest due under the $75.0 million Glenayre Facility (which is payable quarterly at a variable rate which will not exceed, at the Company's option, 3% per annum over a base lending rate or 4% per annum over a eurodollar rate) (see "Description of Other
Indebtedness -- Credit Facility") and (v) approximately $42.6 million of net proceeds of the Offering, together with approximately $37.4 million of existing cash, for operating expenses, working capital requirements and general corporate purposes (see "Management's Discussion and Analysis of Financial Condition and Results of Operations").



     The Company estimates capital expenditures for 1996, 1997 and 1998 in connection with the buildout of its nationwide PCS network (including spectrum acquisitions) to total approximately $71.6 million, $79.1 million and $38.5 million, respectively. The Company estimates that debt service requirements on the FCC Obligation and the FCC obligation with respect to the SMR Auction Spectrum and fees and debt service requirements on the Credit Facility will approximate $12.6 million in 1996, $19.1 million in 1997 and $22.7 million in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The $225.0 million Credit Facility will consist of a Glenayre Facility providing for term loans in an amount not to exceed $75.0 million (the "Glenayre Facility"), a Tranche A Facility providing for revolving loans in an amount not to exceed $35.0 million (the "Tranche A Facility"), and a Tranche B Facility providing for revolving loans in an amount not to exceed $115.0 million (the "Tranche B Facility"). Borrowings under the Glenayre Facility will be used to acquire equipment and related services from Glenayre in connection with the buildout of the Company's nationwide PCS network. When available, the Tranche A Facility will be used principally to fund additional capital expenditure needs of the Company, and the Tranche B Facility will be used to repay maturing loans under the Glenayre Facility and the Tranche A Facility and to fund other working capital and capital expenditure needs.


                                DIVIDEND POLICY


     The Company has never declared or paid dividends on its capital stock, including the Class B Common Stock for which the Warrants may be exercised, and the Company does not anticipate paying dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings to finance the Company's operations, capital expenditures and future growth. In addition, no dividends can be paid on the Company's Common Stock without the consent of the holders of at least 50% of the Company's Preferred Stock. Therefore, the payment of dividends on Common Stock in the future will be at the discretion of the Board of Directors and the holders of the Company's Preferred Stock. Certain provisions of the Credit Facility and the Indenture will further prohibit or limit the Company's ability to pay dividends. See "Description of Other Indebtedness -- The Credit Facility" and "Description of the
Notes -- Covenants -- Limitation on Restricted Payments."

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1996 the actual capitalization of the Company and the capitalization of the Company as adjusted to reflect the sale by the Company of the Units offered hereby and the application of the net proceeds therefrom. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.


                                                                     AS OF MARCH 31, 1996
                                                                -------------------------------
                                                                   ACTUAL          AS ADJUSTED
                                                                ------------       ------------
Cash and cash equivalents.....................................  $ 29,865,057       $187,565,057(1)
                                                                 ===========        ===========
Long-term debt:
  Credit facility(2)..........................................  $         --       $         --
    % Senior discount notes due 2006..........................            --        165,000,000(3)
  FCC obligation(4)...........................................    72,741,121         72,741,121
  Other.......................................................     1,021,077          1,021,077
                                                                ------------       ------------
          Total long-term debt................................    73,762,198        238,762,198
                                                                ------------       ------------
Redeemable convertible preferred stock(5).....................    40,107,923         40,107,923
                                                                ------------       ------------
Stockholders' equity:
  Common stock:
     Class A, par value $1.00 per share, 300,000 shares
       authorized, 8,718 shares issued and outstanding........         8,718              8,718
     Class B, par value $1.00 per share, 200,000 shares
       authorized, 28,482 shares issued and outstanding.......        28,482             28,482
  Common stock additional paid-in capital.....................    34,973,253         34,973,253
  Deficit accumulated during development stage................    (4,111,387)        (4,111,387)
                                                                ------------       ------------
                                                                  30,899,066         30,899,066
  Less notes receivable from stockholder......................    (5,275,135)        (5,275,135)
                                                                ------------       ------------
          Total stockholders' equity..........................    25,623,931         25,623,931
                                                                ------------       ------------
          Total capitalization................................  $139,494,052       $304,494,052
                                                                 ===========        ===========


- ---------------

(1) Reflects the net proceeds from the sale of the Units.


(2) Concurrently with the Offering, a subsidiary of the Company will establish the Credit Facility in the amount of $225.0 million, approximately $75.0 million of which will be available at the closing of the Offering and the balance of which will be available upon the achievement and maintenance by the Company of certain operating results and financial ratios. See "Description of Other Indebtedness -- The Credit Facility."


(3) Reflects the aggregate initial Accreted Value of the Notes prior to allocating the portion of the proceeds of the Offering attributable to the Warrants.

(4) See "Description of Other Indebtedness -- FCC Obligation."


(5) Excludes approximately $15.1 million of Preferred Stock subscriptions receivable which have been collected as of April 25, 1996. See "Description of Capital Stock -- Preferred Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial information for the Company as of the dates and for the periods indicated. The consolidated financial data as of December 31, 1994 and 1995 and for the period from September 21, 1994 (date of incorporation) to December 31, 1994 and for the year ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. The consolidated financial data for the Company as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments necessary for a fair presentation of the financial information for the interim periods. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for fiscal 1996. The following data should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                          PERIOD FROM
                                      SEPTEMBER 21, 1994                           THREE MONTHS ENDED MARCH
                                    (DATE OF INCORPORATION)        YEAR ENDED                31,
                                        TO DECEMBER 31,           DECEMBER 31,     ------------------------
                                             1994                     1995           1995           1996
                                  ---------------------------     ------------     ---------     ----------
STATEMENT OF OPERATIONS DATA:
Operating expenses:
  Sales and marketing...........           $      --               $  796,100      $      --     $  756,041
  Administrative................             394,918                1,922,163        317,659      1,236,390
  Depreciation..................                  --                  137,374            472         73,217
  Amortization..................               4,058                   19,479          4,869          4,869
                                         -----------              ------------     ---------     ----------
                                             398,976                2,875,116        323,000      2,070,517
Interest income(1)..............             (23,873)                (794,405)      (132,613)      (414,944)
                                         -----------              ------------     ---------     ----------
Net loss........................           $ 375,103               $2,080,711      $ 190,387     $1,655,573
                                  ===================              ==========      =========      =========
Net loss per common share(2)....           $   10.08               $    77.34      $    5.12     $    81.96
Ratio of earnings to fixed
  charges(3)....................                  --                       --             --             --


                                               DECEMBER 31,                    MARCH 31, 1996
                                     --------------------------------   -----------------------------
                                        1994                 1995          ACTUAL      AS ADJUSTED(4)
                                     -----------         ------------   ------------   --------------
BALANCE SHEET DATA:
Current assets...................... $   786,913         $ 26,783,944   $ 30,882,887    $ 188,582,887
Total assets........................  10,053,954          126,698,359    142,099,425      307,099,425
Total debt(5).......................          --           73,801,260     74,100,260      239,100,260
Redeemable convertible preferred
  stock.............................          --           23,112,325     40,107,923       40,107,923
Stockholders' equity................   9,563,413           28,658,705     25,623,931       25,623,931


- ---------------

(1) Includes interest income from a related party of $22,190, $526,075, $102,867 and $77,308 for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995, and for the three months ended March 31, 1995 and 1996, respectively. See "Certain Transactions."
(2) Net loss attributable to common stockholders of $2,876,910 for the year ended December 31, 1995 and $3,048,921 for the three months ended March 31, 1996 includes accretion of preferred stock dividends of $796,199 and $1,393,348, respectively.
(3) Earnings were insufficient to cover fixed charges by $375,103, $7,725,587, $929,008 and $4,435,788 for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995, and for the three months ended March 31, 1995 and 1996, respectively. The ratio of earnings to fixed charges is calculated by adding (i) earnings
    (loss) before income taxes plus (ii) fixed charges, with the resulting sum divided by fixed charges. Fixed charges consist of interest on all indebtedness, accretion of preferred stock dividends, amortization of debt issuance costs, plus that portion of operating lease rentals representative of the interest factor.
(4) As adjusted to give effect to the application of the estimated net proceeds of the Offering prior to allocating the portion of the proceeds of the Offering attributable to the Warrants. See "Use of Proceeds" and "Capitalization."
(5) Includes $418,582 and $338,062 at December 31, 1995 and March 31, 1996,
    respectively, classified as current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Company is a development stage company incorporated for the purpose of establishing, constructing and operating a nationwide network for the delivery of narrowband PCS wireless telecommunications services. By acquiring five regional licenses on the same frequency at the FCC's November 1994 narrowband PCS auction, the Company has strategically positioned itself to develop a narrowband PCS network covering the entire United States and the U.S. territories, including Puerto Rico and the U.S. Virgin Islands.


     The Company's strategic objective is to become a leading provider of two-way wireless advanced messaging services in the United States. Based upon industry surveys and the Company's proprietary research, management believes its service offerings, which are expected to include stored voice messaging in the second quarter of 1997 and data messaging in 1998, will have significant market appeal. The Company believes that the geographic scope of its network, which will enable it to offer local, regional and nationwide messaging services, will allow the Company to attract a broad customer base and that its distribution through established channels will allow it to achieve rapid market penetration while minimizing marketing and selling expenses.


     The Company's operating losses during the period from September 21, 1994 (date of incorporation) to December 31, 1994 (the "1994 Period"), during the year ended December 31, 1995 and during the three months ended March 31, 1995 and 1996, respectively, resulted from expenses incurred in connection with its development stage activities such as the formation of the Company's administrative structure and management team, market research and the initial development of its network. The Company reported net losses of $375,000, $2.1 million, $190,000 and $1.7 million, respectively, for the 1994 Period, for the year ended December 31, 1995 and for the three months ended March 31, 1995 and 1996. The Company has not yet generated operating revenue and, as a result, it has not generated EBITDA. The degree to which the Company generates revenue and EBITDA will be dependent on a number of business factors, including future levels of market demand for the Company's services and future developments in the telecommunications industry. The Company anticipates that operating expenses and capital expenditures will increase in connection with the expansion of the Company's network. Once the Company begins generating revenue, it expects that average revenue per subscriber will decline over time as a result of increased competition, which will affect the pricing of its services to its customers, including the Paging Company Investors and the other established paging companies. The Company believes the effect of this trend on the Company's earnings will be mitigated by corresponding increases in the number of subscribers of narrowband PCS services.

     As used herein, "EBITDA" represents earnings before other income (expense), taxes, depreciation and amortization. Other income (expense) consists primarily of interest expense. EBITDA is a standard measure of financial performance in the paging industry and is also similar to one of the financial measures used to calculate whether the Company and its subsidiaries are in compliance with certain covenants under the Indenture and the Credit Facility. EBITDA is not a term defined under generally accepted accounting principles and it should not be construed as an alternative to operating income, cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1995 compared to Three Months Ended March 31,
1996.

     Sales and marketing expenses consist of all salaries, benefits, equipment and costs incurred in developing a marketing staff and the professional fees associated with market research projects and public relations programs. Sales and marketing expenses were $756,000 for the three months ended March 31, 1996. The sales and marketing department had not yet been formed at March 31, 1995; therefore, no sales and marketing expenses were incurred during the three months ended March 31, 1995.

     Administrative expenses are comprised of all salaries, benefits and expenses of administrative personnel, including the executive officers, in addition to the ancillary expenses of the Company such as rent, professional fees, taxes and general office expenses. Administrative expense increased $919,000 from $318,000 for the three months ended March 31, 1995 to $1.2 million for the three months ended March 31, 1996 reflecting additional costs to support the increased activity of the Company.

     Depreciation for the three months ended March 31, 1996 was $73,000. Minimal depreciation was recorded for the three months ended March 31, 1995 as the Company had not yet accumulated significant fixed assets.

     Interest income increased $282,000 from $133,000 for the three months ended March 31, 1995 to $415,000 for the three months ended March 31, 1996. Interest income is comprised of the interest on idle cash and interest received from a $9.2 million loan to a stockholder who purchased shares of Common Stock of the Company. Approximately $5.3 million of this loan was outstanding at March 31, 1996. On April 18, 1996 and April 30, 1996, the stockholder made repayments on this loan aggregating approximately $3.9 million, thereby reducing the outstanding amount to approximately $1.7 million. The Company expects this amount, plus all accrued and unpaid interest, to be paid on its due date, April 30, 1997. See "Certain Transactions -- Stockholder Loan." Due to the Preferred Stock offering in November 1995, the collection of $3.9 million of notes receivable and the collections of subscriptions receivable throughout 1995, the average cash balance available to earn interest increased $23.9 million from $3.3 million for the three months ended March 31, 1995 to $27.2 million for the three months ended March 31, 1996.

  The 1994 Period compared to year ended December 31, 1995.

     Sales and marketing expense was $796,000 for the year ended December 31, 1995. No sales and marketing expense was incurred during the 1994 Period. Administrative expense, which was $395,000 for the 1994 Period, increased by $1.5 million to $1.9 million for the year ended December 31, 1995, representing a 36.0% increase over the annualized administrative expense for the 1994 Period. This increase was primarily due to additional costs to support the formation of the Company's administrative structure and management team, market research, development of its network and the administrative costs associated with increases in the total number of employees. The Company increased total employees from three at December 31, 1994 to 33 at December 31, 1995.

     Depreciation for the year ended December 31, 1995 was $137,000. No depreciation was recorded for the 1994 Period as the amount was nominal. The increase in depreciation expense is directly related to capital expenditures of $2.5 million for the year ended December 31, 1995.

     Interest income increased $770,000 to $794,000 for the year ended December 31, 1995 from $24,000 for the 1994 Period. Interest income is comprised of the interest on idle cash and interest received from a $9.2 million loan to a stockholder who purchased shares of Common Stock of the Company. Approximately $5.3 million of this loan was outstanding at December 31, 1995. See "Certain Transactions -- Stockholder Loan."

LIQUIDITY AND CAPITAL RESOURCES


     The Company's net cash used in operating activities was $971,000 and $1.6 million for the three month period ended March 31, 1996 and for the year ended December 31, 1995, respectively, and consisted primarily of operating losses offset, in part, by increases in accounts payable and accrued liabilities. The Company's net cash provided by operating activities was $21,000 during the 1994 Period. The Company's net cash used in investing activities totaled $10.3 million for the three months ended March 31, 1996 and primarily related to the acquisition of several SMR licenses held by third parties. The Company's net cash used in investing activities totaled $17.6 million for the year ended December 31, 1995 and consisted of $15.6 million in payments for the Licenses, including $4.8 million in capitalized interest, $1.5 million in equipment and fixture purchases and $500,000 in deposits placed with the FCC enabling the Company to participate in radio frequency auctions. The Company's net cash used in investing activities for the 1994 Period totaled $9.2 million and primarily related to the down payment made to the FCC for the Licenses acquired in the November 1994 regional narrowband PCS auctions.


     The Company's net cash provided by financing activities was $15.2 million, $44.4 million and $9.9 million for the three months ended March 31, 1996, the year ended December 31, 1995 and for the 1994 Period, respectively. The Company's business strategy requires substantial capital to finance the buildout of its nationwide PCS network, fund purchases of radio spectrum currently under contract or purchased at auction, fund debt service requirements on a portion of its indebtedness and fund operating and working capital requirements. Costs associated with the network buildout include expenditures on switches, radio frequency controllers, transmitters, receivers and ancillary equipment such as coaxial cable and antennas. Management estimates capital and spectrum expenditures relating to the initial buildout of the network, which is expected to be completed in the first quarter of 1998, will total approximately $189.2 million (approximately $71.6 million in 1996, $79.1 million in 1997 and $38.5 million in 1998).



     In order to help meet its future capital requirements, the Company has raised approximately $92.7 million in two private equity offerings. A portion of the net proceeds from the private equity offerings was used to fund the down payment on the Licenses and commence development activities for the Company's business, and the balance will be used to fund capital expenditures, spectrum acquisitions and working capital needs. The Company has also incurred an approximately $72.7 million obligation to the FCC, which represents the remaining unpaid purchase price for the Licenses granted to the Company in February 1995. The Company also expects to incur an additional $8.7 million obligation to the FCC, which will represent the remaining unpaid purchase price for the SMR Auction Spectrum purchased by the Company in the April 15, 1996 FCC auction. The Company anticipates that it may incur additional obligations to the FCC in connection with the PCS MTA/BTA auction anticipated to occur in late 1996 or early 1997. See "Business -- Spectrum" and "Description of FCC Auction Benefits -- Status in Future FCC Narrowband PCS MTA/BTA Auction." The Company expects net proceeds of the Offering to approximate $157.7 million.



     The Company's subsidiary, PCSD Financial Corp., has obtained a commitment from Chase Securities Inc. to arrange the establishment of a new Credit Facility in the aggregate amount of $225.0 million effective upon the closing of the Offering. PCSD Financial Corp. anticipates having available approximately $75.0 million of borrowing capacity under the Credit Facility immediately with the balance available upon the achievement and maintenance by PCSD Financial Corp. of certain operating results and financial ratios. See "Description of Other Indebtedness -- The Credit Facility."



     The Credit Facility will consist of (i) a Glenayre Facility providing for term loans in an amount not to exceed $75.0 million (the "Glenayre Facility") to be made available by Glenayre for the purpose of financing the acquisition of equipment and technical services from Glenayre, (ii) a Tranche A Facility providing for revolving loans in an amount not to exceed $35.0 million (the "Tranche A Facility") to be made available by a syndicate of banks, financial institutions and other entities (the "Syndicate"), including The Chase Manhattan Bank ("Chase"), for the purpose of financing the working capital and capital expenditure needs of PCSD Financial Corp. and its subsidiaries in the ordinary course of business, and (iii) a Tranche B Facility providing for revolving loans in an amount not to exceed $115.0 million (the "Tranche B Facility") to be made available by the Syndicate, including Chase, for the purpose of (x) financing the working capital and capital expenditure needs of PCSD Financial Corp. and its subsidiaries in the ordinary course of business and (y) repaying maturing loans under the Glenayre Facility and Tranche A Facility. Glenayre has committed to provide the Glenayre Facility. Chase has committed to provide the entire $150.0 million of the Tranche A Facility and the Tranche B Facility. The availability of the Credit Facility will be conditioned upon among other things PCSD Financial Corp. having entered into equipment supply contracts with Motorola and Glenayre containing satisfactory terms and conditions.


     Borrowings under the Glenayre Facility and Tranche A Facility will be available from the closing date of the Credit Facility to the date which is three and one half years thereafter, at which time all of the loans outstanding will be repayable in two equal installments on March 31, 2000 and June 30, 2000. Availability under the Tranche B Facility will commence on the closing date of the Credit Facility and end on June 30,

2004, except that if the initial borrowing thereunder is not made on or before June 30, 2000, such facility will automatically terminate on such date. The Tranche B Facility will be reduced in fourteen consecutive quarterly installments, beginning on March 31, 2001 and ending on June 30, 2004.


     The making of each loan under the Glenayre Facility will be subject to the satisfaction of certain customary closing conditions which the Company expects to satisfy prior to or simultaneously with the Offering. The making of each loan under the Tranche A Facility will be subject to the satisfaction of certain conditions, including expending certain amounts received from the issuance of common stock by PCSD Financial Corp. to the Company, borrowing the full amount under the Glenayre Facility, having a minimum number of "qualified pagers in service" (pagers in service for more than 60 days) and maintaining a minimum level of average monthly revenue per subscriber unit. The Company expects to satisfy the conditions to the Tranche A Facility by the third quarter of 1998. The making of each loan under the Tranche B Facility will be subject to the satisfaction of certain conditions, including expending certain amounts received from the issuance of common stock by PCSD Financial Corp. to the Company and maintaining a maximum ratio of total debt to "qualified pagers in service" and a maximum ratio of total debt to operating cash flow. The Company anticipates that the conditions to the Tranche B Facility will be met by the third quarter of 1999. In addition, certain mandatory prepayments of loans extended under the Credit Facility are to be made from (i) subject to certain exceptions to be agreed upon, 50% of the net proceeds of any sale or issuance of equity or incurrence of indebtedness after the closing date of the Credit Facility by the Company, PCSD Financial Corp. or any of its subsidiaries, (ii) 100% of the net proceeds of (x) certain sales or other dispositions by PCSD Financial Corp. or any of its subsidiaries of material assets or (y) certain insurance or condemnation recoveries and (iii) 75% of Excess Cash Flow (as defined in the Credit Facility) when the Leverage Ratio (as defined in the Credit Facility) is greater than 3:1 and 50% of Excess Cash Flow when such Ratio is less than 3:1 but greater than 2:1, for each fiscal year, commencing with the fiscal year ending December 31, 1998.



     PCSD Financial Corp. may elect that all or a portion of the borrowings under the Credit Facility bear interest at a rate per annum equal to either (i) Chase's Base Rate plus the Applicable Margin or (ii) Chase's Eurodollar Rate plus the Applicable Margin. In the case of borrowings under the Glenayre Facility and the Tranche A Facility, the Applicable Margin will be (a) 3% per annum when applying the Base Rate, or (b) 4% per annum when applying the Eurodollar Rate. In the case of borrowings under the Tranche B Facility, the Applicable Margin will be (x) 2% per annum (when the Debt to Operating Cash Flow Ratio (as such terms are defined in the Credit Facility) is equal to or greater than 5:1) or 1 1/2% per annum (when such Ratio is less than 5:1), in each case when applying the Base Rate, or (y) 3% per annum (when such Ratio is equal to or greater than 5:1) or 2 1/2% per annum (when such Ratio is less than 5:1), in each case when applying the Eurodollar Rate. As used herein, "Base Rate" means the higher of (i) Chase's prime rate and (ii) the federal funds effective rate from time to time plus 1/2% per annum. As used herein, "Eurodollar Rate" means the rate at which eurodollar deposits for one, two, three and six months (as selected by PCSD Financial Corp.) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant loan.



     Upon completion of the Offering, the Company believes that its cash balances, together with available borrowings under the Credit Facility, will be adequate (i) to fund the Company's expected capital expenditure requirements of approximately $189.2 million necessary to complete the buildout of its nationwide narrowband PCS network (including spectrum expenditures) and (ii) to fund debt service requirements of approximately $54.4 million (approximately $12.6 million in 1996, $19.1 million in 1997 and $22.7 million in 1998) until such time as the Company generates sufficient positive cash flow from operations, which is not expected to occur prior to 1999. Management believes the Company will generate positive cash flow from operations beginning in 1999. However, no assurance can be or is given as to when or if the Company will generate positive cash flow from operations.


INFLATION

     Inflation is not currently a material factor affecting the Company's business. General operating expenses such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures.

ACCOUNTING STANDARDS

     In March 1995 the Financial Accounting Standards Board (FASB) issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121, which is effective for fiscal years beginning after December 15, 1995, requires that certain long-lived assets and intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company is not aware of any events or changes in circumstances that will result in a material effect on its financial statements upon the Company's 1996 adoption of SFAS No. 121.

     In October 1995 the FASB issued Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123, which is also effective for fiscal years beginning after December 15, 1995, allows companies either to continue to measure compensation cost based on the method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25") or adopt a "fair value" method of accounting for all employee stock-based compensation. The Company has elected to continue utilizing the accounting for stock issued to employees prescribed by APB No. 25 and, therefore, the required adoption of SFAS No. 123 will have no impact on the financial position or results of operations of the Company.

                                    BUSINESS

GENERAL

     PCSD intends to become a leading provider of narrowband PCS wireless telecommunications services in the United States. Organized in 1994 as a Delaware corporation, the Company was one of only five bidders in the FCC's 1994 narrowband PCS auctions that succeeded in acquiring licenses for paired 50 kHz inbound/50 kHz outbound frequencies covering the entire United States and the U.S. territories, including Puerto Rico and the U.S. Virgin Islands. PCSD intends to employ the Licenses to offer a full array of two-way wireless advanced messaging services. These services will include stored voice and data messaging utilizing Motorola's state-of-the-art InFLEXion(TM) technology. The Company believes that its network, utilizing the InFLEXion(TM) technology, will have significant advantages over traditional one-way paging networks, including increased capacity, higher transmission speed and two-way capability. This enhanced technology, in combination with the Company's nationwide spectrum coverage, will enable PCSD to offer stored voice messaging, data messaging and other services on a local, regional and nationwide basis.


     The Company's first service, expected to be commercially available in the second quarter of 1997, will be a stored voice messaging service. This service will allow a subscriber to receive a high quality wireless transmission of a sender's voice on a pager-like subscriber unit where the message can be stored and retrieved for later playback. Of the four other companies with licenses for nationwide 50/50 kHz PCS spectrum, only PageNet and PageMart have announced an intention to offer stored voice messaging services. Based on paging industry studies and surveys of potential subscribers, as well as the popularity of telephone answering machines in the home and the growth of voice mail in office environments, the Company believes that there will be significant demand for a mobile stored voice messaging service when it becomes available. A 1994 study conducted by FGI indicated that stored voice messaging could achieve a 20% penetration of the U.S. population. Moreover, according to a 1995 Motorola survey, approximately 84% of current paging subscribers would consider replacing their existing subscriber unit with a stored voice messaging unit. A subsequent, more comprehensive market research study conducted for the Company by FGI in 1996 indicated that 74% of current paging subscribers are likely (40% somewhat likely and 34% very likely) to purchase stored voice messaging at costs within the Company's anticipated price ranges. See "Potential Market" and "Distribution -- Pricing of Airtime and Subscriber Units." Following the commercial introduction of its stored voice messaging service, the Company also plans to introduce in 1998 enhanced InFLEXion(TM) data services allowing subscribers to receive alphanumeric messages of up to several thousand characters, compared to the 80 character limit typical of one-way alphanumeric paging service available today, and eventually, enabling message recipients to initiate brief alphanumeric responses.



     PCSD plans to market local, regional and nationwide services initially through indirect channels by forming marketing relationships with telecommunications companies, including established paging companies that have installed customer bases but that do not have the capability to deliver over their own networks the enhanced services that the Company plans to market. Unlike the other companies that acquired licenses for nationwide 50/50 kHz PCS spectrum, PCSD does not offer one-way paging services. Consequently, the Company believes that other paging companies desiring to offer enhanced PCS services will be more likely to form a marketing relationship with PCSD than with these competitors. Consistent with this strategy, PCSD has formed marketing alliances with its two Paging Company Investors, which together have an aggregate of approximately 3 million existing subscribers, and through July 1, 1996, has signed memoranda of understanding to form marketing relationships with 19 other paging companies, which together have an aggregate of approximately 13 million subscribers. These 16 million subscribers represent approximately one-half of all pagers currently in service in the United States.



     PCSD is currently designing and constructing its nationwide narrowband PCS network and is in the process of securing transmitter and receiver sites and purchasing network infrastructure equipment from Motorola and Glenayre, two leading providers of paging equipment. By the time the Company anticipates that its stored voice messaging service will be commercially available in the second quarter of 1997, the Company expects to have completed the buildout of its InFLEXion(TM) network in the top ten BTAs, which are New York City, Los Angeles, Chicago, San Francisco, Philadelphia, Detroit, Dallas, Boston, Washington, D.C. and

Houston, and to have completed its nationwide network buildout in the first quarter of 1998. A BTA or "basic trading area" is one of 493 specified geographical areas surrounding a city in the United States, its territories and possessions (as opposed to the 51 MTAs, each of which consists of at least 2
BTAs), as set forth in the Rand McNally Commercial Atlas & Marketing Guide (124(th)ed. 1993), which the FCC has recognized in the licensing of PCS radio frequencies.



     To fund the acquisition of the Licenses, the buildout of its nationwide narrowband PCS network and the commercial introduction of its services, PCSD raised approximately $92.7 million in two private equity offerings, obtained relatively low-cost financing from the FCC and is in the process of entering into the Credit Facility and issuing the Units. The Company raised $37.2 million in November 1994 from the sale of its Common Stock to the Paging Company Investors and other financial investors and raised $55.5 million in November 1995 from the sale of Preferred Stock to an investor group which was led by Chase Capital Partners (formerly, Chemical Venture Partners) and which included several of the Company's initial financial investors. Because it was considered a "Designated Entity" under the FCC rules applicable to the narrowband PCS regional auction, the Company is entitled to pay $72.7 million of the $90.9 million purchase price for the Licenses over ten years at a 7.5% annual interest rate. See "Description of FCC Auction Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction" and "Description of Other
Indebtedness -- FCC Obligation." In addition, concurrently with the Offering, the Company will establish a secured Credit Facility of approximately $225.0 million. Upon completion of the Offering, the Company believes that its cash balances, together with available borrowings under the Credit Facility, will be adequate to fund the Company's expected capital expenditures necessary to complete the buildout of its nationwide narrowband PCS network and fund operating requirements, including debt service, until such time as the Company generates sufficient positive cash flow from operations, which is not expected to occur prior to 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Other Indebtedness -- The Credit Facility."


     The Company has assembled an experienced management team to execute its business strategy. Members of PCSD's management team have held managerial positions with leading wireless and other telecommunications companies, including AT&T, Dial Page, GeoTek, MCI, MobileComm, Motorola, PageNet, RAM Mobile Data, SkyTel, Sprint and USA Mobile. PCSD's executive team brings to the Company extensive experience in the development, design and manufacture of wireless products, the construction and operation of wireless networks and the sale and marketing of wireless services and products.

STRATEGY

     PCSD's strategic objective is to become a leading provider of stored voice and data messaging services in the United States. To achieve this objective, the Company intends to offer competitively priced, easy-to-use stored voice and data messaging services targeted at broad market segments. Key elements of the Company's strategy include:


          Nationwide spectrum position. Upon acquiring the Licenses, the Company became one of only five companies with nationwide 50/50 kHz PCS spectrum, thereby positioning itself to create a nationwide network for wireless stored voice and data messaging services. The geographic scope of the system should enable the Company to achieve significant economies of scale as it attracts a large customer base by offering local, regional and nationwide messaging services. In addition, the Company purchased specialized mobile radio ("SMR") spectrum in 29 major metropolitan areas during the FCC's 900 MHz SMR auction which concluded April 15, 1996 ("SMR Auction Spectrum") and has purchased or intends to purchase from third parties SMR spectrum or options to purchase SMR spectrum in nine other metropolitan areas. Together with the Licenses, the SMR Auction Spectrum and the SMR spectrum purchased or to be purchased from third parties, the Company's network will have at least 175 kHz/175 kHz spectrum capacity in 37 of the 50 largest BTAs, including each of the top nine BTAs.



          Services with broad market appeal. Narrowband PCS stored voice and data messaging services will offer the low-cost, long battery life and portability advantages of current paging services. These services delivered over the Company's InFLEXion(TM) network will offer improved functionality compared to traditional one-way paging services, such as the high quality transmission of messages in the sender's own voice and confirmation of receipt of messages to the network. It is anticipated that InFLEXion(TM) data services will enable the delivery of significantly longer alphanumeric messages and the initiation of brief alphanumeric responses. Based on the growing use of voice mail in office environments and telephone answering machines in homes, as well as the growing number of one-way paging subscribers, manage-ment expects that the Company's services will generate demand by offering an attractive, mobile alternative to these answering services. Management believes, based on market research conducted by Motorola, FGI and the Company's own market research personnel, that enhanced voice messaging will be one of the most widely accepted new paging services, with the potential to penetrate 20% or more of the U.S. population.


          Established distribution channels. The Company expects to use existing distribution channels to achieve rapid market penetration and to minimize marketing and selling expense. Consistent with this strategy, through July 1, 1996, the Company has formed marketing relationships with the Paging Company Investors as well as 19 other paging companies, which together have an aggregate of approximately 16 million subscribers, pursuant to which these paging companies have indicated their intention to sell the Company's stored voice messaging services to their customers. The Paging Company Investors have agreed to contract exclusively with the Company for the purchase of narrowband PCS services rendered by the Company which such Paging Company Investors desire to purchase, provided the Company's services are competitive in price and quality with similar services that may be available from others. The 19 other paging companies currently have entered into memoranda of understanding with the Company pursuant to which they have stated their intentions to sell PCSD's advanced messaging services to their subscribers, if those services are competitive in price and quality. These 16 million subscribers represent approximately one-half of all pagers currently in service in the United States. The Company believes that other telecommunications companies, such as cellular and long distance service providers, ESMR operators and RBOCs, will also package the Company's services with their product offerings.



          Rapid network buildout. The Company expects to be among the first to construct a nationwide narrowband PCS network utilizing InFLEXion(TM) technology and to offer enhanced stored voice messaging services through its network on a local, regional and nationwide basis. By utilizing its proprietary market research, the Company will target initial buildout and marketing in areas projected to have high demand for stored voice services. The Company has already commenced network buildout in its initial test markets, Boston and Atlanta, and anticipates that system tests will begin in the third quarter of 1996 with commercial introduction of its voice messaging service beginning in the second quarter of 1997. By this time, the Company expects to have completed the buildout of its network in the top ten BTAs, and expects its nationwide network buildout to be completed in the first quarter of 1998.


          Low-cost provider. PCSD's network operation, marketing strategy and administrative structure have been designed to support the Company's efforts to be a low-cost provider of its services. Management expects that the capacity benefits of its nationwide network and its use of Motorola's state-of-the-art InFLEXion(TM) technology will reduce its cost per unit of network capacity compared to traditional one-way networks. The Company intends to maximize the number of subscribers on its network by utilizing the distribution channels of the Paging Company Investors and other paging company partners, as well as other existing distribution channels. PCSD also expects this distribution strategy to reduce the costs associated with recruiting, training, compensating and managing a large in-house marketing and sales staff. The Company will seek to control administrative costs through a combination of centralized network management, customer service, billing, credit, collections and accounting.

MARKET POTENTIAL

     Upon completion of its nationwide narrowband PCS network, the Company expects to have the capacity to offer a broad variety of advanced messaging services. Industry sources estimate that customer reception of narrowband PCS services and traditional paging services will exceed the demand for both broadband PCS and cellular services. In a 1994 report, the Personal Communications Industry Association ("PCIA") forecasts 56.2 million narrowband PCS and traditional paging subscribers in 2000, as compared to 14.8 million and 46.9 million subscribers in 2000 for broadband PCS and cellular services, respectively. Moreover, industry sources estimate that there were more than 30 million pagers in service at December 31, 1995 and that the number of pagers in service will grow at an annual rate of approximately 15% for the next five years, to over 60 million subscribers by the end of 2000. According to the 1994 PCIA report, the number of narrowband PCS and traditional paging subscribers will continue to grow and will total approximately 92 million in 2005.


     The Company's first service, expected to be commercially available in the second quarter of 1997, will deliver stored voice messages wirelessly to a pager-like subscriber unit. Based on industry studies and the Company's proprietary market research, management believes that there will be significant demand for such a service. In 1994 FGI conducted a study of 750 households and 500 businesses in order to assess the demand for voice paging and estimated that stored voice messaging services could ultimately achieve a 20% penetration of the U.S. population. Moreover, according to a 1995 Motorola study, approximately 84% of current paging subscribers would consider replacing their existing pager with a voice messaging unit. A subsequent, more comprehensive market research study conducted for the Company by FGI in 1996 indicated that 74% of current paging subscribers are likely (40% somewhat likely and 34% very likely) to purchase stored voice messaging at costs within the Company's anticipated price ranges. Finally, management anticipates significant demand for its voice messaging services based on the estimated penetration of answering machines in U.S. households of approximately 63% according to a 1995 International Mass Retail Association poll, and the popularity of voice mail services in office environments. Management believes that consumers will view the stored voice product as a convenient alternative to answering machines and voice mail.


SERVICES

     The Company's planned service offerings will be delivered to a pocket-sized subscriber unit containing a transmitter, enabling it to send a signal identifying its location to the Company's network. Thus, unlike current one-way paging in which all transmitters in the coverage area must simultaneously broadcast the message, PCSD's InFLEXion(TM) network will be able to transmit the message to the subscriber unit from the network's nearest transmitter, thus dramatically increasing the network's capacity and efficiency. Management estimates that the Company's stored voice messaging services and enhanced alphanumeric services (each of which is described in more detail below) will be offered to customers at monthly prices competitive with current one-way alphanumeric paging services in similar service areas. The Company's service offerings are expected to include:

          Voice Messaging. The Company's first major offering will be an entirely new class of messaging service -- a wireless stored voice messaging product utilizing Motorola's state-of-the-art InFLEXion(TM) technology to deliver a high quality stored transmission of the sender's voice to the subscriber unit. The unit will store up to four minutes of voice messages, which the subscriber will be able to play, fast-forward, rewind and delete, much like an answering machine or voice mailbox. If the subscriber unit is full, the sender's message will be stored in a network server. The network will then transmit a "message waiting" notification to the subscriber unit. The subscriber can delete old messages to enable the unit to receive immediately messages stored by the network. While the subscriber will not be able to respond directly to the caller by speaking into the unit, the subscriber unit will acknowledge receipt of the voice message to the network. The subscriber unit will have a volume control to allow the subscriber to listen to messages privately, or to play them aloud for others to hear.

          Enhanced Alphanumeric Messaging. The alphanumeric messaging service which the Company expects to offer will enable the subscriber to receive alphanumeric messages of up to several thousand characters in length (compared to the approximately 80 characters in traditional one-way alphanumeric messaging) which will be input by either a computer or other device with the proper software and a modem that can access the Company's network or by a dispatch operator. As in the case of the Company's voice messaging service, the Company's network will be designed to seek out the subscriber unit until the subscriber unit acknowledges to the Company's network that it has received the message.

          The Company believes that penetration of alphanumeric service has been limited to date due to the reluctance of many one-way paging operators to promote the service because of its relatively high use of system capacity during transmission. The Licenses and InFLEXion(TM) technology will offer significant increases in capacity and delivery speed over the spectrum and technology currently delivering alphanumeric messaging services. The Company expects that its alphanumeric service will improve upon traditional service by permitting longer messages, by guaranteeing and acknowledging delivery and, eventually, by permitting the subscriber to initiate limited data responses. Management believes that these service enhancements, along with its competitive pricing, will appeal to subscribers of traditional alphanumeric messaging services and to cost conscious customers who have not previously subscribed to such services.

          Other InFLEXion(TM) Services. Over time, the Company intends to participate in the growth of wireless data messaging services by working with software companies and electronic component manufacturers in the development of additional data messaging services. In addition to pocket-sized pagers, the Company expects that wireless data transmissions will be received by computers or Personal Digital Assistants ("PDAs") equipped with two-way radio frequency modems or built-in radio frequency capability. It is anticipated that a limited response by the computer or PDA will be possible.

     The Company may package one or more of the above services with cellular, ESMR and broadband PCS applications, as well as with e-mail, facsimile, location determination, credit card verification, PDA information delivery and broadcast data applications. The Company also anticipates that future technological advances will eventually enable the Company's network to deliver both stored voice and data transmissions to a single subscriber unit.

DISTRIBUTION

     The Company intends to offer its services to a broad variety of business and consumer segments through both indirect and, over time, direct distribution channels. Distribution support will be tailored to specific distribution channels and will include market research, product and sales training and promotional materials. The Company also will have the flexibility to accommodate bulk billing to resellers, as well as direct billing to end users. Initially, the Company intends to market its stored voice and data messaging services indirectly by forming marketing relationships with resellers, such as one-way paging operators and other third-party distributors. The Company's planned distribution strategy is detailed below.

  Indirect Distribution

     The Company believes that utilizing existing distribution channels will be a rapid and cost-effective method of establishing market share. Management has identified three indirect distribution channels that together should give the Company access to the widest possible group of end users.


          Established Telecommunications Companies. This category includes one-way paging operators and other providers of telecommunications services. PCSD is forming marketing relationships with established paging companies that have installed customer bases but that do not have the capability to deliver the Company's wireless stored voice or data messaging products over their existing networks. Consistent with this strategy, through July 1, 1996, the Company has entered into arrangements with its Paging Company Investors as well as 19 other paging companies, which together have an aggregate of approximately 16 million subscribers, pursuant to which these paging companies have indicated their intention to sell the Company's stored voice services to their customers. The Common Stockholders Agreement (as defined herein) provides that the Paging Company Investors must enter into exclusive operating agreements with the Company with respect to those narrowband PCS services rendered by the Company which such Paging Company Investors desire to purchase, provided such services are competitive in price and quality with comparable services offered by others. The Paging Company Investors have indicated that they plan to market the Company's services directly to their subscribers through their own sales forces. On May 16, 1996, A+ Network announced that, subject to certain conditions, it had agreed to be acquired by Metrocall, Inc. ("Metrocall"), one of the other paging companies that has entered into a memorandum of understanding with the Company. The Company expects that Metrocall, as the successor to the rights and obligations of A+ Network under the Common Stockholders Agreement, will enter into an exclusive operating agreement with the Company as outlined above upon the consummation of the merger of A+ Network into Metrocall. The 19 other paging companies currently have nonbinding memoranda of understanding with the Company pursuant to which they have stated their intention to sell PCSD's advanced messaging services to their subscribers if those services are competitive in price and quality. The Company is currently in the process of presenting marketing proposals and definitive contracts to the paging companies and expects definitive contracts to be concluded by the fall of 1996. The Company believes that these established paging companies will be likely to offer stored voice messaging services to their subscribers even though such services may be viewed as competitive with traditional paging services because of the expected market demand for stored voice messaging services by current and future paging subscribers. The Company also believes that other telecommunications companies, such as cellular and long distance service providers, ESMR operators and the RBOCs, will package the Company's services together with their existing product offerings. Management is currently negotiating with several such providers for the distribution of the Company's wireless stored voice messaging services.


          Industry Integrators. The second indirect distribution channel that management expects to pursue includes industry "integrators" such as voice mail and e-mail providers, interconnect dealers and computer industry value-added resellers. Such companies control access to large, diversified customer bases and, through this channel, the Company expects to distribute its wireless stored voice and data messaging services to the mobile computer user market. Management expects that PCSD's network functions, such as transmission of e-mail, facsimile, PDA information delivery and broadcast data applications, will be complementary to many of the multimedia-based software applications currently being developed. In addition to the mobile computer user, the Company believes that its services will also appeal to subscribers of business voice mail services. Management expects that its stored voice messaging service will enhance passive voice mail systems by providing immediate notification of receipt of messages and eliminating the need to call into a fixed voice mail system to retrieve messages.

          Consumer Mass Marketing Companies. The third indirect marketing channel that the Company expects to utilize consists of a broad array of consumer mass marketing companies, including national chain retailers, telemarketing companies and commercial on-line services, among others. Management expects this channel to be the most cost-effective way to reach the "retail consumer." The Company expects retailers to sell units to end users who will call one of PCSD's toll-free operators for service activation and billing. The Company expects to provide sales incentives and advertising support, and will emphasize the training of sales personnel to enhance the retailers' effectiveness and to ensure the customer is well educated regarding the Company's services. The Company expects to develop a national "brand name" for use in marketing its services through these mass retailers.

  Direct Distribution

     While the indirect distribution channel is expected to account initially for substantially all of the Company's subscriber additions, the Company is currently developing direct marketing programs and alliances to supplement its indirect distribution and to provide customized, higher-value-added products to select customer segments. The Company will endeavor to sell "applications" designed to address specific customer segments and needs. These applications could include multimedia (voice and data) messaging services integrated with portable computers, digital organizers and other hand-held computing devices. Successfully selling these applications will require the establishment of strategic alliances and direct marketing programs with technology partners and computer industry distribution partners. Management believes that the sale of applications could generate enhanced margins that would more than offset the costs associated with direct marketing and sales.

PRICING OF AIRTIME AND SUBSCRIBER UNITS

     Currently, monthly airtime charges for subscribers to traditional one-way local paging services range from approximately $8 to $12 for digital service and $15 to $20 for alphanumeric service. One-way paging subscribers either purchase their pagers at prices ranging from approximately $50 to $120 for numeric pagers and $150 to $250 for alphanumeric pagers, or lease their pagers for monthly charges ranging from approximately $1 to $7 depending on the term of the lease.

     The Company is still developing its airtime pricing strategies and subscriber unit sale and rental options. As discussed above, the Company's initial plan is to market its stored voice messaging service indirectly through resellers. The Company will not control the airtime or subscriber unit prices charged by its resellers to the end user subscribers. The Company anticipates, however, that the pricing packages it will offer its volume resellers will enable them to offer PCSD's local stored voice messaging services, including subscriber unit rental, at prices ranging from $18 to $20 per month. The Company anticipates that these pricing packages will enable the Company to generate positive cash flow from operations beginning in 1999. However, no assurance can be or is given as to when or if the Company will generate positive cash flow from operations.

     The stored voice messaging subscriber unit is expected initially to cost approximately $250, with volume purchase discounts potentially available. Management's present intention is to sell the subscriber units to its resellers at cost. The resellers will have the flexibility to either resell the units to the end user subscribers on a customer-owned-and-maintained ("COAM") basis or lease the subscriber unit. Thus, from the Company's perspective, the majority of the subscriber units will be COAM but from the resellers' perspective, the units may be either COAM or leased to the end user. As the Company's direct sales grow, however, it is likely that the Company will lease an increasing portion of subscriber units directly to end users. As this occurs, management will attempt to optimize profitability by determining the proper blend of COAM and leased subscriber units.

SPECTRUM

     The Company's nationwide spectrum consists of five regional 50/50 kHz narrowband radio frequency licenses acquired at the November 1994 FCC auction (the "Licenses"). The FCC granted the Licenses to the Company on February 3, 1995, and that grant became nonappealable by final order on March 15, 1995. The Licenses are on the same frequency, which allows the Company to create a seamless nationwide network covering the United States and its territories, including Puerto Rico and the U.S. Virgin Islands.

     Management believes that the Licenses give the Company adequate capacity to execute its business plan for the provision of services on a local, regional and nationwide basis. If demand for the Company's services exceeds the Company's expectations, the Company could increase network capacity by adding more transmitters and receivers or by acquiring additional spectrum. Anticipating that the acquisition of additional spectrum in major metropolitan areas would be a cost-effective alternative to adding more network infrastructure, the Company participated in the FCC's 900 MHz specialized mobile radio ("SMR") auction that concluded on April 15, 1996 (the "SMR Auction"). The Company was the winning bidder in the SMR Auction for SMR licenses in 29 major metropolitan areas (the "SMR Auction Spectrum"). The Company's winning bids (net of a 10% bidding credit) totaled $9.7 million. Because the Company satisfied "small business" criteria applicable in the SMR Auction, it was entitled to a 10% bidding credit and is entitled to pay 90% of the net price for SMR Auction Spectrum over the ten-year term of the licenses, with interest only payable for the first two years and the remaining principal and interest payable quarterly over the remaining eight years. See "Description of FCC Auction Benefits -- "Small Business" Status in FCC 900 MHz SMR Auction." The Company expects that the licenses for its SMR Auction Spectrum will be granted in July 1996, which grants will become nonappealable by final order in September 1996, unless challenged. The Company is fully qualified to hold the SMR Auction Spectrum and expects that its applications for this spectrum will be granted in the ordinary course. The interest rate on the installment payments will be set at 250 basis points in excess of the 10-year U.S. Treasury note rate as of the date of grant.


     In addition to its SMR Auction Spectrum, the Company has purchased or has contracts or letters of intent to purchase from third parties SMR spectrum in five other metropolitan areas for an aggregate purchase price of approximately $15.6 million. Additionally, the Company has options or is actively negotiating to acquire options on SMR spectrum in four metropolitan areas, the option fees under which are approximately $3.5 million and the total purchase price for which (inclusive of the option fees) is expected to be approximately $11.4 million if the options are exercised. The options are long term options, the shortest of which expires June 30, 2000 if not earlier exercised. The purchase prices and option fees for these pending acquisitions will be funded from a combination of the proceeds of the Units, existing cash balances and seller financing. The SMR licenses typically consist of ten channels with 125 kHz inbound and a 125 kHz outbound capacity. Together with the Licenses, the SMR Auction Spectrum and the SMR spectrum purchased or under contract or option with third parties, the Company's network will have at least 175 kHz/175 kHz spectrum capacity in 37 of the 50 largest BTAs, including each of the top nine BTAs.



     The Company anticipates that it may acquire or may obtain options to acquire additional SMR spectrum from private owners. Moreover, the Company may acquire additional narrowband PCS spectrum in the FCC narrowband PCS MTA/BTA auction anticipated to occur in late 1996 or early 1997. See "Description of FCC Auction Benefits -- Status in Future FCC Narrowband PCS MTA/BTA Auction." These additional acquisitions would be funded through FCC financing that may be available (in the case of spectrum acquired through auction), seller financing (including deferred payments for spectrum under option), sales or exchanges of spectrum owned by the Company or other financing.


     In order to utilize SMR spectrum to deliver its stored voice messaging and other narrowband PCS services over the Company's InFLEXion(TM) network, it will be necessary for the InFLEXion(TM) infrastructure equipment and TENOR(TM) subscriber unit to be type-accepted by the FCC for use with SMR spectrum. Such acceptance, required under Part 15 of the FCC rules, involves routine laboratory testing of transmission equipment to determine that such equipment operates within appropriate specifications. Motorola and Glenayre have indicated to the Company that they will seek such approval from the FCC with respect to the equipment manufactured by them and that they know of no reason why such approval cannot be obtained. See "Business -- Network Buildout."


     In addition to its United States spectrum, the Company intends to enter into a joint venture arrangement to acquire radio frequency for the purpose of providing stored voice messaging services in Canada.


NARROWBAND PCS PROTOCOLS

     Paging networks use various "protocols" to provide seamless communication between the various components which make up a paging network. Protocols regulate the format and flow of messages which are transmitted over the network. Motorola has developed, and licensed to Glenayre, several protocols, including FLEX(TM), ReFLEX(TM) and InFLEXion(TM). Of the three protocols, ReFLEX(TM) and InFLEXion(TM) both permit two-way alphanumeric messaging, but only InFLEXion(TM) has the capability to offer cost-efficient stored voice messaging, very-high-speed data delivery and the transmission of data to the subscriber unit from the network's nearest transmitter, thus allowing greater "frequency reuse." AT&T has also developed a proprietary protocol, "Personal Air Communications Technology," or pACT(TM), for two-way wireless transmission of voice and alphanumeric messages. Management believes, however, that the InFLEXion(TM) protocol is superior to pACT(TM) in terms of cost-efficient stored voice messaging and very-high-speed data delivery.

     Various protocols have different transmission speed and capacity characteristics. Consequently, the ability to deliver various types of wireless messaging services, including stored voice messaging, on a cost-efficient basis is dependent upon the protocol used. The following table illustrates certain characteristics of various protocols based on current publicly available information.

                                        INFLEXION(TM)    REFLEX 50(TM)    REFLEX 25(TM)      PACT(TM)
Outbound Transmission Speed per                         6,400 bits per   6,400 bits per   8,000 bits per
  Channel                              16,000 bits per      second           second           second
                                           second
Number of Channels(1)                         7                4                2                3
Outbound Throughput(1)                112,000 bits per  25,600 bits per  12,800 bits per  24,000 bits per
                                           second           second           second           second
Frequency Reuse                            Nearest       All Regional     All Regional        Nearest
                                         Transmitter     Transmitters     Transmitters      Transmitter
Message Acknowledgement                      Yes              Yes              Yes              Yes
Limited Alphanumeric Message Response        Yes              Yes              Yes              Yes
Stored Voice Messaging(2)                    Yes              No               No               Yes
Subscriber Unit Size                       5.5 oz           5.5 oz           5.5 oz             (3)
Estimated Initial Subscriber Unit
  Price                                     $250             $400             $300              (3)
Typical Battery Life                       45 days          30 days          30 days            (3)

- ---------------
(1) Based on narrowband PCS networks with 50 kHz outbound frequency.
(2) Though the ReFLEX 50(TM) and ReFLEX 25(TM) protocols technically have the ability to support these service offerings, management believes that neither of these protocols can cost-effectively support these service offerings.
(3) Not disclosed in publicly available information.

     As indicated in the table above, the InFLEXion(TM) protocol is a superior alternative to other protocols in terms of transmission speed and network capacity. The InFLEXion(TM) protocol has the ability to support outbound (i.e. the message from the sender to the subscriber) transmission speeds of up to 16,000 bits per second, or approximately twice that of its nearest competitor. Further, its utilization of seven outbound channels allows the InFLEXion(TM) protocol to maximize the amount of data which can be transmitted over the network over a given period of time ("outbound throughput"). The InFLEXion(TM) protocol allows for outbound throughput of up to 112,000 bits per second (or 16,000 bits per second multiplied by seven channels).

     Networks utilizing the InFLEXion(TM) protocol are able to realize greater capacity through the protocol's ability to optimize frequency transmission. With both ReFLEX(TM) and InFLEXion(TM) protocols, when a caller sends a message to a subscriber, the network will broadcast a brief message over the outbound channel signaling the subscriber unit to register its location on the network. Once the unit registers its location, the network transmits the message to the unit. In the case of ReFLEX(TM), the network has the ability to transmit the message from a regional group of transmitters. In the case of InFLEXion(TM), however, the network has the ability to transmit the message from the transmitter closest to the unit. In doing so, the InFLEXion(TM) protocol frees the other transmitters within a regional group to send and receive other messages, dramatically increasing network capacity compared to a ReFLEX(TM) network.

NETWORK BUILDOUT


     The Company is designing and constructing its own nationwide narrowband PCS network and plans to provide coverage in the top ten BTAs by the time of the commercial introduction of the Company's stored voice messaging service, which is expected to occur in the second quarter of 1997, and to complete its nationwide network buildout in the first quarter of 1998. The key elements of the network buildout are as follows:


          Design. The design of the Company's nationwide narrowband PCS network is based upon Motorola's InFLEXion(TM) technology with its frequency reuse capability in order to achieve more efficient use of the Company's spectrum and to accommodate a greater number of subscribers. The design process requires extensive radio frequency planning, which involves the selection of specific sites for the placement of transmitters and receivers. As part of the design process, the Company's engineers are identifying sites using the Company's proprietary database (as well as other sources), which contains specific information about available sites throughout the nation. Sites are chosen on the basis of their coverage and on frequency propagation characteristics, such as terrain, topography, building penetration and population density. Radio frequency plans for the initial implementation of the networks in Atlanta and Boston are substantially complete and preliminary radio frequency plans are currently being formulated by the Company's engineers for the buildout of the nation's largest population centers. The Company's engineers are currently projecting that the Company's nationwide narrowband PCS network will consist of approximately 2,000 transmitter/receiver sites and approximately 600 stand-alone receiver sites in 1998 when the network is expected to be completed.


          Site Acquisition. The Company also has commenced its site acquisition process. The Company is in the process of leasing sites for terms of varying lengths. One of PCSD's objectives is to reduce the risk of delays during the buildout of the network while maintaining the integrity of the system design. Where feasible, the Company plans to use existing site locations occupied by other communications service providers such as paging, cellular, SMR and radio and television broadcasters, and other sites where zoning approvals and other necessary permits are likely to be easily obtained.


          Equipment. The infrastructure of the Company's InFLEXion(TM) network will consist of radio transmitters and receivers, switches, radio frequency controllers and ancillary equipment, such as coaxial cable and antennae. The switch is the "keeper" of the core data base which stores subscriber data, as well as the coordination unit for all system parameters and diagnostics. This infrastructure equipment (other than the ancillary equipment) which the Company intends to purchase is manufactured only by two industry leaders, Motorola and Glenayre. Management expects that each component of the network infrastructure will be available for purchase from either technology vendor and that these components will be interchangeable.


          The Company has entered into purchase agreements covering the acquisition of infrastructure equipment and TENOR(TM) subscriber units from Motorola and infrastructure equipment from Glenayre. The purchase agreements require each manufacturer to assist the Company in the buildout and testing of its network in the Company's initial over-the-air test markets with a view to supplying the Company with the infrastructure equipment for the construction of its nationwide network. Glenayre has agreed to finance the acquisition of equipment and related services by the Company. See "Description of Other Indebtedness -- The Credit Facility."



          The purchase agreement with Motorola covers the acquisition and testing of both infrastructure equipment and TENOR(TM) subscriber units. Motorola will provide infrastructure equipment and TENOR(TM) subscriber units to the Company for initial over-the-air testing in metropolitan Atlanta to commence in the fall of 1996. In consideration of Motorola's agreement to advance funds to cover the Company's monthly costs for site leases, telco lines, ancillary equipment and similar costs for the Atlanta test system and delayed payment terms on the over-the-air test site equipment, the Company has agreed to purchase from Motorola at least 25% of its infrastructure equipment requirements in each year for a three year period beginning in June 1996; provided that Motorola is competitive overall on price, quality and delivery.



          The Company has committed to an initial order of commercial quantities of TENOR(TM) subscriber units, which the Company expects to receive in the second quarter of 1997. See "Competition." The purchase agreement provides that Motorola shall enter into good faith negotiations to license an alternative provider of subscriber units. Motorola and potential Motorola licensees will be the only providers of TENOR(TM) subscriber units.



          Pursuant to the Glenayre purchase agreement, the Company will purchase from Glenayre infrastructure equipment and Glenayre will cooperate in over-the-air testing of its equipment in metropolitan Boston scheduled to commence in the fall of 1996. The Company has agreed to purchase from Glenayre $75.0 million of its infrastructure equipment requirements through June 1999, which Glenayre has agreed to finance by participating in the Credit Facility. Glenayre has agreed to provide the Company with pricing on its infrastructure equipment that is no less favorable than prices provided to other customers purchasing the same equipment in similar quantities. Both Motorola and Glenayre have agreed to cooperate with the Company to confirm the compatibility of each manufacturer's equipment with the other for use on the Company's network. Motorola and Glenayre also have committed to pursue FCC type-approval of their equipment for use with the SMR spectrum.


          The design of the Company's alphanumeric data messaging subscriber unit has not yet been determined, but it is expected that such data will be delivered over the Company's InFLEXion(TM) network utilizing a pager-like device similar to the TENOR(TM) unit.


          System Testing. Motorola has conducted successful over-the-air testing of its InFLEXion(TM) technology, infrastructure equipment and TENOR(TM) subscriber units in its factory in Fort Worth, Texas as well as live field testing in the metropolitan Fort Worth area. While the factory and Fort Worth field tests do not take into account all factors the Company will encounter in the design and buildout of its nationwide network such as variable terrain, topography, building penetration and population density, Motorola's factory and field tests have established that the technology and equipment can deliver a wireless voice message to a TENOR(TM) subscriber unit under controlled circumstances and to date support the commercial viability of the Company's proposed stored voice messaging services.



          The Company has selected metropolitan Atlanta and Boston for its initial over-the-air tests of its wireless stored voice messaging service. These test markets reflect management's view of the optimal mix of three factors: variety of technical characteristics, population density and proximity to customers of the Company's Paging Company Investors. The Company has substantially completed the initial system design phase for the buildout of its Atlanta and Boston test network systems and is currently acquiring transmitter/receiver sites and installing ancillary equipment.



          Management plans to conduct over-the-air testing with Motorola infrastructure equipment in Atlanta and Glenayre infrastructure equipment in Boston in the fall of 1996. Motorola has agreed to provide a sufficient number of TENOR(TM) subscriber units to complete these tests notwithstanding Motorola's agreement with PageNet. Motorola has also indicated that commercial quantities of TENOR(TM) subscriber units will be deliverable to PCSD in the second quarter of 1997. Thus, PCSD's commercial introduction of wireless voice messaging services is planned for the second quarter of 1997. See "Competition."


PAGING INDUSTRY OVERVIEW

     Industry sources indicate that, as of December 31, 1995, there were estimated to be over 30 million pagers in service in the United States, which represents a penetration rate in excess of 10% of the population, and that the number of pagers in domestic service has grown at an annual rate of approximately 20% since 1989. This growth is expected to continue at a rate of 15% for the next five years. Factors contributing to historical and projected growth include: (i) a continuing shift toward a service-based economy; (ii) increasing awareness of the benefits of mobile communication among the population at large; (iii) the relatively high cost of traditional two-way mobile communication, such as cellular telephone service; (iv) significant price, performance and coverage area improvements in paging services; (v) improved paging product functionality; and (vi) proliferation of retail distribution outlets. While paging subscribers have traditionally been business users, pager use among other consumers is increasing.

     The paging industry has existed since 1949, when the FCC allocated a group of radio frequencies for use in providing one-way mobile communication service. Historically, the industry has been highly fragmented, being characterized by a large number of small, local operators. During the 1990's, however, consolidation increased significantly as some paging companies grew rapidly, either internally or by acquisition. As a result, industry sources have reported that over 50% of the estimated number of pagers in service in the United States are now provided by the five companies with the largest subscriber bases. Several hundred small licensed domestic paging companies nevertheless remain in existence. Many of them provide only local paging service.

     Basic Paging Service. Paging is a method of wireless communication that uses an assigned radio frequency to contact a subscriber virtually anywhere within a local, regional or nationwide service area. The subscriber carries the pager, which receives messages by the broadcast of a one-way radio signal. To page a subscriber, a caller first dials the subscriber's designated telephone number. The call is routed to a central paging terminal, which prompts the caller to enter a message (usually a telephone number) with a tone (usually a series of "beeps"). After hearing the tone, the caller uses the key pad of a touch-tone phone to enter the message (telephone number) into the paging terminal. Within seconds, the paging terminal sends the caller's input to radio transmitters in the subscriber's service area. Depending upon the topography of the service area, the operating radius of a typical paging transmitter is from 3 to 20 miles. Each of the transmitters in the service area simultaneously broadcasts the signal to the pager. As the pager receives the broadcast from the nearest transmitter, it alerts the subscriber with a beep or vibration and simultaneously displays and stores the broadcast message.

     The Company believes that paging is the most cost-effective form of mobile wireless communication. The equipment and "air time" required to transmit an average message cost much less than the equipment and air time required for cellular telephone calls. The majority of paging subscribers in the United States pay $13.00 or less for virtually unlimited monthly local numeric service, while cellular telephone subscribers pay multiples of this amount for limited monthly service. Some consumers use pagers in lieu of, or in conjunction with, cellular telephones in order to screen incoming calls and thereby lower or eliminate the expense of cellular telephone service. Pagers also are smaller and lighter and have longer battery lives than cellular telephones.

     Advanced Messaging Services. While paging has historically been a one-way communications service, technological advances are now providing a two-way capability for wireless messaging. In 1994 the FCC enhanced the potential for two-way messaging by allocating and auctioning new frequencies for two-way paging services. By the end of 1994 the FCC had successfully auctioned frequencies for both nationwide and regional two-way services. With the advent of two-way narrowband PCS technology, management believes that it will be able to provide its customers with inexpensive voice and/or data acknowledgement paging services complementary to cellular, broadband PCS and ESMR.

     The newly-auctioned narrowband PCS spectrum is expected to allow greater functionality than traditional paging spectrum because it has broader bandwidth and offers both "inbound" and "outbound" spectrum, allowing efficient two-way communication. With two-way transmission capability, a subscriber unit will be able to indicate its location to the network. As a result, the message can be broadcast from the closest transmission site, rather than from all transmission sites in the entire national, regional or local network, as is the case with existing paging systems. This should enable more efficient use of the spectrum in a given geographic area and should greatly increase overall system capacity.

     Advanced messaging services are likely to be delivered through several kinds of subscriber equipment and technology such as Motorola's voice messaging product (which will deliver voice messages to a pocket-sized pager-like device), enhanced alphanumeric subscriber units, PC plug-in cards for laptop computers, palmtop computers and PDAs allowing these devices to receive and acknowledge data messages. Eventually these capabilities may be "built in," obviating the need to purchase add-on devices such as PC cards. In addition, it is expected that the enhanced functionality of two-way messaging will attract new subscribers through value-added services such as voice messaging, wireless origination and delivery of e-mail, integration of wireless devices into corporate wide area and local area networks, database access and transaction services.

COMPETITION

     The Company expects competition from several direct and indirect sources, including: other companies that won nationwide and regional narrowband PCS licenses in the FCC's 1994 auctions; local service providers who may obtain MTA/BTA licenses in subsequent FCC auctions of narrowband PCS spectrum; cellular, ESMR and broadband PCS providers; and, to some degree, one-way paging providers. Management expects to compete on the basis of product quality, price of service and breadth of geographic coverage.

     Other Narrowband PCS Licensees. In addition to the Company, the only companies that were awarded 50/50 kHz narrowband PCS licenses with nationwide coverage in the FCC auctions were PageNet, AT&T, Mtel and PageMart. Both PageNet and AT&T have two nationwide 50/50 kHz narrowband PCS licenses. PageNet, PageMart and Mtel also have unpaired 50 kHz outbound channels in addition to their 50/50 kHz paired channels.

     PageNet and PageMart have announced their intentions to market voice messaging products using the same Motorola InFLEXion(TM) technology that the Company will employ. Mtel has announced that it will use its license for data products utilizing Motorola's ReFLEX(TM) technology and has introduced its two-way data product known as "SkyTel 2-Way." AT&T has announced its plans to introduce a data-oriented system utilizing its proprietary pACT(TM) technology and a subscriber unit manufactured by Ericsson, Inc. AT&T has not yet announced plans for a voice messaging product, but no assurances may be given that it will not compete in that product line. Unlike the other companies that acquired licenses for nationwide 50/50 kHz PCS spectrum, PCSD does not offer one-way paging services. Consequently, the Company believes that other paging companies desiring to offer enhanced PCS services will be more likely to form marketing relationships with PCSD than with these competitors.


     The Company understands that Motorola has an agreement with PageNet pursuant to which Motorola has agreed to refrain from delivering its TENOR(TM) voice subscriber units for commercial use to customers other than PageNet until six months after Motorola commences commercial production of the units. Motorola has agreed to provide PCSD with TENOR(TM) subscriber units for testing purposes prior to the expiration of the six month period. Thus, the Company's ability to complete and test its Atlanta and Boston systems and to complete its buildout in other cities should not be affected by the PageNet/Motorola agreement. Management expects that PageNet's agreement with Motorola will allow PageNet to commence commercial service of its stored voice product in New York, San Francisco and Dallas prior to the Company commencing its services; however, the Company anticipates that it will receive TENOR(TM) voice subscriber units for commercial use from Motorola by the second quarter of 1997 thereby allowing the Company to provide commercial service of its stored voice service in Atlanta and Boston prior to PageNet and its other competitors and allowing the Company to be one of the first to provide commercial service in the other BTAs and throughout the U.S.


     In addition to the companies with 50/50 kHz PCS licenses with nationwide coverage, AirTouch, Mtel, MobileMedia Corporation and Advanced Wireless Messaging each own 50/12.5 kHz nationwide narrowband PCS licenses. Several other companies have regional 50/12.5 kHz coverage. The companies that own these licenses will compete with the Company in enhanced alphanumeric and basic acknowledgment paging services, but the Company does not currently expect those companies to offer stored voice messaging services unless they acquire more spectrum. This is because the Company believes that the only currently available technology for the cost effective delivery of wireless stored voice messaging is the InFLEXion(TM) protocol utilizing greater spectrum capacity than 50/12.5 kHz.

     The FCC is expected to hold auctions for narrowband PCS licenses for 51 MTAs and 493 BTAs in late 1996 or early 1997. Each MTA consists of at least two BTAs. It is anticipated that in each MTA three 50/12.5 kHz paired licenses, two 50/50 kHz paired licenses and two 50 kHz unpaired licenses will be available. It is anticipated that in each BTA two 50/12.5 kHz paired licenses will be available. Management believes that persons acquiring 50/50 kHz paired licenses in the MTA/BTA auctions could, after building or obtaining access to network facilities, compete with the Company in the geographic area covered by their licenses with respect to both voice, enhanced alphanumeric and basic acknowledgement paging. The Company believes that those persons acquiring 50/12.5 kHz licenses in BTAs or MTAs would be unlikely voice paging competitors so long as cost effective delivery of such a service requires an InFLEXion(TM) protocol using greater spectrum capacity than 50/12.5 kHz.

     Cellular, ESMR and Broadband PCS. While cellular, ESMR and broadband PCS networks will offer extensive wireless services, management believes that most of the Company's service offerings will complement those services rather than compete directly with them. Cellular, ESMR and broadband PCS have approximately 100 to 300 times the bandwidth of narrowband PCS and therefore can provide real-time two-way voice communications and long data transmissions with file transfer capability. The higher broadband PCS infrastructure and spectrum cost, along with the cost of relocating existing users of the spectrum (as required by FCC rules), will likely result in higher prices to the end-user of broadband PCS. In contrast, narrowband PCS will allow providers to offer short stored voice and data messaging services coupled with message receipt acknowledgement. Due to the smaller amount of spectrum used in narrowband PCS, there will be a lower infrastructure cost to cover the same area. Also, unlike broadband PCS, the narrowband PCS spectrum is clear of existing users, thus eliminating the need for costly relocation of incumbent users.

     During the FCC broadband PCS auctions completed on March 13, 1995, 99 broadband PCS licenses in 51 MTAs were auctioned for a total of approximately $7.7 billion. These licenses cover approximately 253 million POPs, POPs being the number of persons within the licensed coverage area based on 1990 U.S. Census data. The average spectrum cost per POP in the 1995 broadband auctions was approximately $15.29. On May 6, 1996, the FCC completed an auction of broadband spectrum in various BTAs to so-called "entrepreneurs" in its "C Block" auction. At the close of the auction, the net bid price (after allowing for a 25% bid credit) was $39.88 per POP. These broadband spectrum costs compare to the $90.9 million, or $0.36 per POP, that the Company paid for its nationwide narrowband PCS spectrum. In addition to the spectrum cost, the estimated cost to build a narrowband PCS network is significantly lower than the estimated cost to build a broadband PCS network. Management expects that the cost to build its nationwide network, including site acquisition, purchase of transmitters and receivers and other expenditures, will approximate $0.55 to $0.65 per POP, compared to approximately $25.00 per POP in network buildout costs for broadband PCS based on recent industry estimates.

     Both cellular and broadband PCS networks currently offer voice mail as a complement to their mobile telephone services. Due to the design characteristics of an InFLEXion(TM) narrowband PCS network, the Company's management believes that the stored voice messaging service to be offered by PCSD will be superior to cellular and broadband voice mail applications in three respects:

     Service Cost. Because the spectrum and buildout costs for cellular and broadband networks are significantly higher than the cost of PCSD's narrowband spectrum and buildout, management does not believe that cellular and broadband networks can offer cost-effective alternatives to PCSD's stored voice messaging service. For example, assuming an average of 100 messages per month and service rates of $0.30 per minute, a cellular or broadband PCS subscriber would pay $30.00 per month in incremental air time for stored voice messaging service, which is more than twice what subscribers to narrowband stored voice messaging services are likely to be charged to receive up to several hundred messages per month.

     Coverage. PCSD's InFLEXion(TM) network will offer nationwide coverage and in-building penetration comparable to current one-way paging networks. Broadband telephone services will be available in BTAs and MTAs, and, like cellular services, will require roaming agreements with various carriers to permit subscribers to use their broadband phone outside their home BTA or MTA. Due to cost considerations, cellular and broadband telephone networks are not currently designed to achieve in-building penetration comparable to paging networks. Thus, management does not believe that cellular or broadband mobile telephone voice mail applications can cost effectively offer the level and quality of coverage that PCSD's nationwide stored voice services will offer.

     Battery Life. The TENOR(TM) subscriber units that will receive PCSD's stored voice messages will use disposable nine volt batteries and have an anticipated battery life of 45 days. Cellular and broadband telephones use rechargeable batteries which currently offer less than one-tenth of the battery life anticipated for PCSD's voice subscriber unit before requiring recharging.

     Because of these factors, management does not believe that cellular and broadband mobile telephone networks will compete with PCSD's stored voice messaging service to a significant degree. Rather, the Company believes that PCSD's service offerings will complement cellular and broadband telephone services and expects that companies offering such services could serve as additional distribution outlets for PCSD. The Company believes that the number of large telecommunications companies, including AT&T, AirTouch, Ameritech Corp., BellSouth Corporation and Telephone and Data Systems, Inc., that have acquired both broadband and narrowband PCS spectrum demonstrates that narrowband PCS technologies will offer services quite distinct from cellular and broadband telephone services.

     The Company understands that at least one firm is attempting to develop technology to utilize excess spectrum capacity on existing cellular systems to deliver a wireless voice messaging product to subscribers at prices less than cellular telephone prices. The Company believes that such a system depends on the efficient and timely capture of cellular spectrum capacity that is not then being used for cellular telephone communications. Because the Company's narrowband PCS network spectrum capacity will be devoted entirely to wireless voice and data messaging, the Company believes that its stored voice messaging service will offer higher quality and more timely message delivery than services that depend on finding "excess" spectrum over networks principally devoted to other uses. Nevertheless, should such a technology be successfully developed and should the cellular systems used to deliver the product have sufficient spectrum regularly available, such a service could be competitive with PCSD's two-way wireless voice messaging product.

     One-Way Paging. While management believes that the Company's services will offer significant functional advantages over existing one-way services, inevitably PCSD's products will compete to some extent with traditional one-way paging systems and devices. While price-sensitive customers may continue to use one-way paging because of its expected lower pricing, management believes that many or most customers will prefer the convenience and features of the Company's services. Motorola's market research indicates that approximately 84% of current one-way paging subscribers would consider converting to voice units when such units are available, and FGI estimates that stored voice services could achieve a 20% market penetration of the U.S. population.

REGULATION

     The construction, operation and acquisition of PCS systems in the U.S. are subject to regulation by the FCC under the Communications Act. In addition, pursuant to congressional authorization granted to the FCC in the 1993 Omnibus Budget Reconciliation Act (the "Budget Act"), the FCC has been charged with conducting spectrum auctions to determine how PCS licenses, for which mutually exclusive applications were filed initially, will be awarded. In preparation for such auctions, the FCC adopted comprehensive rules that (i) outline the bidding process, (ii) describe the bidding application and payment process, (iii) establish penalties for bid withdrawal, default and disqualification, (iv) establish regulatory safeguards and (v) define the regulatory treatment of Designated Entities. Designated Entities are entitled to special treatment. See "Description of FCC Auction Benefits."

     The FCC's national and regional narrowband auctions were completed in 1994. The Company was awarded the Licenses pursuant to the regional auctions concluded in November 1994. Other companies obtained narrowband PCS licenses in the national and regional auctions. See "Competition." The FCC is anticipated to hold MTA and BTA auctions in late 1996 or early 1997. The Company may participate in those auctions as well. See "Competition."

     The Company was granted its Licenses on February 3, 1995, which grant became a nonappealable final order on March 15, 1995. Because the Company qualified as a "Designated Entity" in participating in the regional auctions, it received certain financial benefits which are subject to repayment if the Company fails in certain respects to retain that status. See "Description of FCC Auction Benefits -- "Designated Entity" Status in FCC Narrowband PCS Regional Auction." In addition, every narrowband PCS licensee must construct facilities that offer coverage to 37.5% of the population of its service areas within five years of its initial license grant and to 75% of the population within ten years. Licensees that fail to meet the coverage requirements will be subject to revocation of their licenses. The Company's buildout plan is designed to meet these requirements by the close of 1998.

     All narrowband PCS licenses expire automatically ten years after their initial grant date; thus, the Company's Licenses will expire on February 3, 2005. The Company expects that the FCC will grant it and other licensees renewals of the narrowband PCS licenses upon their expiration provided such licensees have complied with the FCC's rules and regulations in all material respects.

  Commercial Mobile Radio Service Regulation

     The Company's provision of PCS will be regulated by the FCC as a commercial mobile radio service, or a CMRS, which is a new class of service created by the Budget Act. While the FCC's rules relating to certain aspects of the operational and technical regulation of such services are not yet final, PCS, when offered as a for-profit interconnected service to the public, will be subject to certain common-carrier type regulations at the federal level. PCS providers will be required to provide service upon reasonable request to any customer and are prohibited from unjust or unreasonable discrimination in charges, practices, classifications, regulations, facilities or services for or in connection with like communications services. From time to time, legislation which could potentially effect the Company, either beneficially or adversely, may be proposed by federal and state legislators. On February 8, 1996, the Telecommunications Act of 1996 was signed into law, revising the Communications Act to eliminate unnecessary regulation and to increase competition among providers of communications services. The Company cannot predict the future impact of this or other legislation on its operations.

  Commercial Mobile Radio Spectrum Limit

     The FCC has imposed a limit on the amount of spectrum certain categories of CMRS can aggregate in a given geographic area. The total amount of broadband PCS, cellular and SMR spectrum in which a single entity may have an attributable interest in a given area is 45 Mhz. Although the Company's interest in its narrowband PCS spectrum is not included in this spectrum aggregation cap, the FCC does prohibit a narrowband PCS licensee from holding an ownership interest in more than three of the 26 channels allocated for narrowband PCS.

  Foreign Ownership Restrictions

     The Communications Act restricts foreign investment in and ownership of certain FCC licensees, including common carrier PCS licensees. Among other things, aliens or corporations otherwise subject to domination or control by aliens may not own more than 20% of a common carrier PCS licensee directly or more than 25% of the parent of a common carrier PCS licensee. Aliens may not serve as officers of a common carrier PCS licensee or as members of a common carrier PCS licensee's board of directors, although up to one-fourth of the board of directors of a common carrier licensee's parent may be aliens. The FCC has authority to permit a licensee to exceed the 25% limit if it finds that the public interest would be served.

  State Regulations

     The FCC has ruled that PCS providers presumptively will be considered CMRS providers, which are exempt from state rate and entry regulation under the Budget Act. The Budget Act allows states to seek to initiate rate regulation by showing that existing market conditions cannot protect consumers from unreasonable and unjust rates or that the service is a replacement for traditional wireline telephone service for a substantial portion of the wireline service within the state. The Budget Act also allows states that regulated CMRS rates as of June 1, 1993 to petition the FCC to continue such regulation by making the same showing. States are not, however, prohibited from regulating other terms and conditions of CMRS. Several states petitioned the FCC to continue such regulation, but the FCC denied all such petitions. As a result, appeals are now pending on the FCC's denial of the states' petitions.

  International Considerations

     The Company's use of spectrum in certain areas of the United States adjoining Canada and Mexico may be limited pursuant to arrangements between the FCC and Canadian and Mexican regulatory authorities. In September 1994, representatives of the FCC and Industry Canada (the Canadian regulatory body) concluded discussions for an interim sharing arrangement for narrowband PCS in the Detroit/Windsor and Toronto/Buffalo regions. This arrangement provides for the use of spectrum for narrowband PCS near the border between the United States and Canada. Among other things, the arrangement specifies which narrowband channels are available for use by each of the FCC and Industry Canada within 75 miles of the border. The FCC reached a similar agreement with Mexico's Secretaria de Communicaciones y Transportes (the Mexican regulatory body) in May 1995. Management is confident that these arrangements will have no material adverse effect on the Company. One-way paging companies have dealt with this issue satisfactorily as they built their industry into its present position.

FACILITIES AND EMPLOYEES

     The Company currently occupies approximately 13,000 square feet of leased space and has options to lease an additional 11,000 square feet in Greenville, South Carolina. All of the Company's management functions occupy this new facility, which should be adequate for such purposes for the foreseeable future. Additional facilities will be needed eventually to house customer service and network monitoring personnel. Management believes that the Company will be able to lease office space as needed on acceptable terms. The Company also will lease space for transmitter/receivers as it constructs its nationwide network. Portions of existing towers and rooftops of buildings will be leased for the great majority of sites.

     At December 31, 1995, the Company employed 33 full-time personnel, none of whom is represented by a labor union. Management believes that the Company's employee relations are excellent. The Company anticipates that the development of its nationwide narrowband PCS system and the delivery of its services will require the hiring of a substantial number of new employees.

TRADEMARKS

     The Company does not currently own any trademarks, service marks or patents. However, the Company expects to apply for and develop trademarks and service marks in the ordinary course of business.

LEGAL PROCEEDINGS


     The Company is not currently party to any legal proceeding that is material to the Company's business or its financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers and their positions with the Company are as follows:

                           NAME                                          POSITION
- ----------------------------------------------------------  ----------------------------------
Maceo K. Sloan(1).........................................  Chairman of the Board
Cecil L. Duffie, Jr.(1)...................................  Vice Chairman of the Board, Chief
                                                              Executive Officer and Director
William D. deKay..........................................  President and Director
Harry L. Latham III.......................................  Senior Vice President of Sales and
                                                              Marketing
Jerome C. Leonard.........................................  Senior Vice President for
                                                              Engineering and Network
                                                              Operations
Mark A. Moore.............................................  Senior Vice President of Finance,
                                                              Treasurer and Chief Financial
                                                              Officer
C.E. Baker, Jr.(1)(2).....................................  Director
Justin F. Beckett.........................................  Director
R. Schorr Berman..........................................  Director
James E. Daverman(1)......................................  Director
Richard D. Frisbie........................................  Director
Jeffery C. Garvey(1)......................................  Director
James D. Kallman(1).......................................  Director
Steven J. Lerner..........................................  Director
Malcolmn Pryor............................................  Director
Stan F. Sech..............................................  Director
Pamela R. Simmons.........................................  Director
Elliott H. Singer(3)......................................  Director

- ---------------

(1) Member of Finance Committee. See "Description of Capital Stock -- Common Stock -- Common Stockholders Agreement -- Finance Committee."

(2) Mr. Baker is Arch Communications' designee to the Board of PCSD. On or about May 20, 1996, Arch Communications acquired the stock of Westlink Holdings, Inc. ("Westlink") which owns 49.9% of the outstanding stock of Benbow PCS Ventures, Inc., ("Benbow"), which owns two 50 kHz/12.5 kHz regional narrowband PCS licenses. Westlink also has a five-year management agreement with Benbow under which Westlink is responsible for the day-to-day operations of Benbow. In addition, Arch Communications has notified the Company that it plans to transfer all of the Common Stock of the Company owned by Arch Communications to its wholly-owned subsidiary, Arch Communications Enterprises, Inc. ("ACE"). As a result of the closing of the Westlink acquisition and the transfer of the PCSD Common Stock to ACE, Arch Communications has lost its right to designate a director to PCSD's Board and Mr. Baker is required to resign from PCSD's Board. Under the Common Stockholders Agreement, open Board seats created by the termination of a Paging Company Investor's right to designate a director shall be filled by an individual designated by the Board who is employed by or associated with the remaining Paging Company Investor, if any, or another person otherwise experienced in the telecommunications industry.


(3) Mr. Singer is A+ Network's designee to the Board of PCSD. A+ Network has entered into a definitive agreement to be acquired by Metrocall that will result in the merger of A+ Network into Metrocall. Under the Common Stockholders Agreement, a stockholder who has the right to designate a director and who sells, assigns, conveys or otherwise transfers its Common Stock by operation of law or otherwise loses its right to designate a director. Accordingly, upon the consummation of the merger of A+ Network into Metrocall, A+ Network will lose its right to designate a director to PCSD's Board. Under the Common Stockholders Agreement, open board seats created by the termination of a Paging Company Investor's right to designate a director shall be filled by an individual designated by the Board who is employed by or associated with the remaining Paging Company Investor, if any, or another person otherwise experienced in the telecommunications industry.

BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS

     Maceo K. Sloan, age 46, has been the Chairman of the Board of the Company since its inception in 1994. He is also Chairman, President and Chief Executive Officer of SCI and Sloan Financial Group, Inc., a holding company for various investment advisory, research and financial services organizations. The largest of these is NCM Capital Management Group, Inc., an SEC-registered investment advisor that Mr. Sloan founded in 1986 and that currently has more than $3 billion in assets under management. Mr. Sloan serves as Chairman, President, Chief Executive Officer and Chief Investment Officer of NCM Capital Management Group, Inc. Before founding NCM Capital Management Group, Inc., Mr. Sloan spent 13 years with North Carolina Mutual Life Insurance Company and its subsidiary, NCM Life Communications, Inc., which had holdings in cable, cellular and radio telecommunications.

     Cecil L. Duffie, Jr., age 47, has been the Vice Chairman, Chief Executive Officer and a director of the Company since its inception in 1994. He was a co-founder of Dial Page Inc. in 1982 and served as a director of Dial Page until March 1994. Mr. Duffie was the President and Chief Executive Officer of Dial Page from July 1983 through September 1986 and was Chairman from August 1989 through August 1990. Mr. Duffie provided consulting services to Dial Page from January 1993 through March 1994 in conjunction with the formation of the Dial Page subsidiary that merged with Nextel Communications, Inc. His other business experience includes serving as Chairman, President and Chief Executive Officer of Beverage Properties, Inc., a producer and distributor of soft drinks, from 1991 through 1994.

     William D. deKay, age 40, has been the President and a director of the Company since its organization in 1994. He joined the Company from Dial Page, having been employed by Dial Page since 1985, except for one year (January 1988 through January 1989) when he served as Chief Operating Officer of Providence Journal Telecommunications, Inc., a cellular telephone company. At Dial Page, Mr. deKay served from September 1990 until July 1994 as Executive Vice President of Business Development, Vice Chairman of the Board of Directors and Secretary. From January 1989 to September 1990 he served as Vice President and Chief Operating Officer of Dial Page, and from October 1985 until January 1988 he was Vice President of Marketing of Dial Page. Prior to that time, he held various marketing and sales positions for Sprint and AT&T Long Lines.

     Harry L. Latham III, age 35, joined the Company as its Senior Vice President of Sales and Marketing in April 1995. He served from October 1992 to April 1995 as Vice President of Marketing at SkyTel, where he was responsible for Product Development, Marketing Strategy, Marketing Alliances, Distribution Development and Communications. Prior to joining SkyTel in October 1992, Mr. Latham spent approximately eight years in the Consumer Package Goods Industry and brand management with the Nabisco Foods Group and the Quaker Oats Corporation.

     Jerome C. Leonard, age 58, joined the Company as its Senior Vice President for Engineering and Network Operations in March 1995. For 33 years before joining the Company he was employed by Motorola, where he served in several key management positions. From March 1992 until March 1995 he was Motorola's Corporate Vice President and General Manager of Strategic Programs for the Messaging, Information and Media Sector, which focused during this period on narrowband and broadband PCS. From 1981 to 1993 Mr. Leonard held key management positions in Paging Operations, including six years as General Manager of two major Paging Products Divisions with responsibilities including manufacturing, research, design and sales.

     Mark A. Moore, age 35, is the Company's Chief Financial Officer and Senior Vice President of Finance. He served as USA Mobile's Controller from May 1990 through February 1992, as its Vice President of Finance from February 1992 through November 1993 and as its Chief Financial Officer, Vice President of Finance and Secretary from November 1993 until he joined the Company in May 1995. From 1984 through 1990, Mr. Moore held various management positions with the Paging Division of Graphic Scanning Corporation.

     C.E. Baker, Jr., age 45, has been a director of the Company since November 1994. He has also served as President, Chief Executive Officer and a director of Arch Communications since 1988 and became Chairman of the Board of Arch Communications in May 1989.

     Justin F. Beckett, age 32, has been a director of the Company since May 1995. He serves as President and a director of Sloan Communications, Inc., where he has been employed in various executive capacities during the past five years. He is also President and Chief Executive Officer of New Africa Advisers, Inc., a wholly-owned subsidiary of Sloan Financial Group. Mr. Beckett is also Executive Vice President of Sloan Financial Group.

     R. Schorr Berman, age 47, has been a director of the Company since November 1994. He has also been a director of Arch Communications since 1986. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc. and was an investment officer at Memorial Drive Trust from 1984 to 1988.

     James E. Daverman, age 46, has been a director of the Company since November 1994. He has served as Managing General Partner of Marquette Venture Partners, a venture capital firm, for the past five years.

     Richard D. Frisbie, age 46, has been a director of the Company since November 1994. He has been Managing General Partner of Battery Ventures I, II and III since he founded it in 1984. He serves on a number of Board of Directors of privately owned companies.

     Jeffery C. Garvey, age 47, has been a director of the Company since November 1994. He has been General Partner of Austin Ventures during the past five years.


     James D. Kallman, age 33, has been a director of the Company since November 10, 1995. He has been a Principal of Chase Capital Partners (formerly Chemical Venture Partners) since January 1, 1992. From January 1990 until December 1991, he served as the president of M.H. Capital Partners, Inc.


     Steven J. Lerner, age 41, has been a director of the Company since May 1995. He also serves as Vice President and a director of Sloan Communications, Inc. He has been the Chairman of FGI and CMS, Inc. since he co-founded them in 1982 and 1990, respectively. FGI and CMS, Inc. are marketing companies headquartered in Chapel Hill, North Carolina.

     Malcolmn Pryor, age 49, has been a director of the Company since November 1995. During the past five years he has served as Chairman of Pryor, McLendon, Counts & Co., Inc., an investment advisory firm.

     Stan F. Sech, age 52, has been a director of the Company since November 1994. Mr. Sech was the President and Chief Operating Officer of USA Mobile Communications, Inc. from 1990 until September 1995 and continues to be employed by such company in an executive capacity.

     Pamela R. Simmons, age 45, has been a director of the Company since May 1995. She is Vice President and General Counsel of Sloan Financial Group and NCM Capital Management Group, Inc. and serves as Vice President and Secretary of SCI. From 1990 until she joined Sloan Financial Group in 1994, she worked as a Senior Attorney with the Land Loss Prevention Project.

     Elliott H. Singer, age 54, has been a director of the Company since November 1994. He also has been Chairman of the Board and Chief Executive Officer of A+ Network since its formation in 1985. Mr. Singer was the owner and Chief Executive Officer of A+ Network predecessor entities, through which he had been engaged in the telemessaging service business since 1974 and in the paging business since 1983.

BOARD OF DIRECTORS

     All directors hold office by virtue of their designation by certain stockholders pursuant to the terms of the Common Stockholders Agreement, as defined herein. There are no family relationships between any of the directors or executive officers of the Company. See "Common Stockholders
Agreement -- Board of Directors."

     The Company's Board of Directors has established a Finance Committee which is responsible for developing the Company's annual business plans. The Board of Directors has also established a Compensation

Committee which is responsible for making recommendations to the Board of Directors regarding compensation arrangements for key employees of the Company. See "Common Stockholders Agreement -- Finance Committee."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are R. Schorr Berman, Steven J. Lerner, Stan F. Sech and Elliott H. Singer, who were also the sole members of the Compensation Committee during the Company's last fiscal year. No member is or has ever been an employee of the Company.

DIRECTORS' COMPENSATION

     Directors do not receive any compensation or reimbursement of expenses incurred by them in connection with their attendance at Board meetings.

     The Company has issued warrants to Austin Ventures and to Marquette Ventures and has paid FGI to perform marketing services on the Company's behalf. None of these arrangements, however, were to compensate Mr. Jeffery Garvey, a Board designee of Austin Ventures, Mr. James Daverman, a Board designee of Marquette Ventures, or Mr. Steven Lerner, a Board designee of SCI and Sloan LP, in connection with their role as directors of the Company. See "Certain Transactions -- Option Agreements; Warrant Agreements" and "Relationship with FGI."

EXECUTIVE COMPENSATION

     Summary Compensation of Executive Officers. The following table sets forth certain information regarding the compensation of the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus exceeded $100,000 during the year ended December 31, 1995 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                    COMPENSATION(1)
                                                                                    ---------------
                                                         ANNUAL COMPENSATION          SECURITIES
                                                     ----------------------------     UNDERLYING
            NAME AND PRINCIPAL POSITION               SALARY     BONUS    OTHER(2)    OPTIONS (#)
- ---------------------------------------------------  --------   -------   -------   ---------------
Cecil L. Duffie, Jr................................  $122,436   $24,487   $ 3,500           --
  Chief Executive Officer
William D. deKay...................................   122,436    24,487     3,500           --
  President
Harry L. Latham, III...............................   102,846    18,761    35,500          200
  Senior Vice President of Sales and Marketing
Jerome C. Leonard..................................   184,615    30,011    50,692          400
  Senior Vice President for Engineering & Network
     Operations

- ---------------

(1) Options to acquire shares of Class B Common Stock.
(2) Amounts related to the reimbursement of relocation expenses and car allowances.

     Option Grants in Last Fiscal Year. The following table summarizes options to acquire shares of Class B Common Stock granted to the Named Executives during 1995. No options to acquire Class A Common Stock were granted to the Named Executives in 1995 and no options were granted in the last fiscal year to any of the Named Executives which are not listed in the following table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                              --------------------------------------------------      VALUE AT ASSUMED
                              NUMBER OF   PERCENTAGE OF                             ANNUAL RATES OF STOCK
                              SECURITIES      TOTAL                                  PRICE APPRECIATION
                              UNDERLYING     OPTIONS      EXERCISE                   FOR OPTION TERM(1)
                               OPTIONS     GRANTED TO       PRICE     EXPIRATION   -----------------------
            NAME               GRANTED      EMPLOYEES     ($/SHARE)      DATE          5%          10%
- ----------------------------  ---------   -------------   ---------   ----------   ----------   ----------
Harry L. Latham
  III(2)(3)(4)..............      200           2.7          1,000    04/15/2005      125,800      318,800
Jerome C.
  Leonard(2)(3)(4)..........      400           5.4          1,000    03/01/2005      251,600      637,600

- ---------------

(1) Potential realizable value illustrates the respective values that might be realized upon exercise of the options immediately prior to the expiration of their term assuming the respective indicated compounded rates of appreciation of the value of the Company's Common Stock over the term of the options. The prices of Common Stock at the end of the ten-year term of the options would be $1,629 assuming 5% annual appreciation and $2,594 assuming 10% annual appreciation. Such amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and overall market conditions.
(2) All options were granted pursuant to Stock Option Agreements between the Company and each of the Named Executives. The exercise price is greater than the fair market value of the Company's Class B Common Stock on the date of grant. See "-- The Employment Agreements; Option and Warrant Agreements."
(3) No options may be exercised until the first to occur of several specified events. See "-- The Employment Agreements; Option and Warrant Agreements."
(4) The options vest 20% on the first anniversary date of employment, and in 5% quarterly increments thereafter, and thus become fully vested after five years of employment. All options, unless previously vested, will automatically vest upon a "Change in Control" of the Company, as defined below.

     Option Exercises and Holdings. During the year ended December 31, 1995, no stock options were exercised by the Named Executives. The following table sets forth information with respect to each of the Named Executives concerning the value of all unexercised options held by such individuals at December 31, 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                               OPTIONS AT FISCAL YEAR-END            FISCAL YEAR-END
                    NAME                       EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(A)
- ---------------------------------------------  --------------------------     ------------------------------
Cecil L. Duffie, Jr..........................            0/2,626                       $0/2,232,100
William D. deKay.............................            0/2,626                        0/2,232,100
Harry L. Latham III..........................              0/200                          0/170,000
Jerome C. Leonard............................              0/400                          0/340,000

- ---------------
(a) Represents the difference between the exercise price per share and the market value of the Common Stock at December 31, 1995.

THE EMPLOYMENT AGREEMENTS; OPTION AND WARRANT AGREEMENTS

     The Company has entered into an Employment Agreement with each Named Executive (collectively, the "Employment Agreements"). It also has entered into an Option Agreement with each Named Executive and with certain other employees (collectively, the "Option Agreements"). In addition, the Company has entered into a Warrant Agreement (collectively, the "Warrant Agreements") with each of Austin Ventures III-A, L.P., Austin Ventures III-B, L.P., Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. (collectively, "Austin Ventures") and Marquette Venture Partners II, L.P. and MVP II Affiliates Fund L.P. (collectively, "Marquette Ventures"). The following summary of these agreements is qualified in its entirety by reference to the complete texts of such agreements, copies of which are available from the Company upon request.

     Each Employment Agreement provides that the relevant Named Executive will receive a base salary and bonus to be set by the Board of Directors and contains certain noncompetition, nonsolicitation and confidentiality covenants. Under the Option Agreements with Messrs. Duffie and deKay, the Company has granted each of them options to purchase from the Company up to 2,626 shares of Class B Common Stock, in each case at an exercise price of $1,000 per share, subject to adjustments for stock splits and stock dividends. Options held by Messrs. Duffie and deKay to purchase 1,313 shares of Class B Common Stock are currently vested, and, subject to certain conditions, the remainder of the options will vest 20% on each June 1 beginning June 1, 1996 and ending on June 1, 2000, whereupon they will be fully vested until they expire on October 31, 2004. The Company also has an Option Agreement with Mr. Latham dated March 31, 1995, as amended, under which it has granted options covering an additional 200 shares of Class B Common Stock exercisable at $1,000 per share and 200 shares of Class B Common Stock exercisable at $1,850 per share. The Option Agreement between Mr. Leonard and the Company entered into on January 13, 1995 granted options to purchase 400 shares of Class B Common Stock exercisable at $1,000 per share. The options granted to the Named Executives (other than to Messrs. Duffie and deKay) will vest 20% on the first anniversary of employment, and in 5% quarterly increments thereafter, and will expire ten years after the date of commencement of employment.

     Prior to the incorporation of the Company in September of 1994, Messrs. Duffie and deKay incorporated and organized another corporation ("First Corp.") in early 1994 to investigate and pursue potential business opportunities in the advanced wireless messaging industry. Austin Ventures and Marquette Ventures committed to fund up to $1.2 million of start-up and organizational expenses of First Corp. with the understanding that they would receive a 58% equity interest in First Corp. as consideration for their funding. Pursuant to this commitment, Austin Ventures and Marquette Ventures advanced approximately $232,000 to First Corp. When additional investors were attracted in the fall of 1994, the Company was incorporated and organized and acquired the rights, benefits and intangible value attendant to the start-up activities of First Corp. The acquired assets included First Corp.'s proprietary business plans, strategies, market research, furniture and fixtures, and supplies. The Company acquired these assets by reimbursing approximately $193,000 to First Corp. and by entering into certain special rights agreements in the nature of stock appreciation rights with Austin Venture and Marquette Ventures effective October 31, 1994. After receiving the reimbursement from the Company, First Corp. returned approximately $141,000 to Austin Ventures and Marquette Ventures. In the summer of 1995, in substitution for the special rights agreements, the Company granted Austin Ventures and Marquette Ventures warrants to acquire up to 692 and 621 shares of Class B Common Stock, respectively, in each case at a price of $1,360.49 per share. Subject to certain conditions, the warrants will vest over a period beginning on February 1, 1995 and ending on November 1, 1997, and will expire on October 31, 2004. The warrants granted to Austin Ventures and Marquette Ventures, as well as the options granted to the Named Executives unless previously vested, will automatically vest upon a Change in Control of the Company. For purposes of the Warrant Agreements and the Option Agreements, a "Change in Control" shall be deemed to have occurred if any person or group of related persons (other than the stockholders of the Company as of November 10, 1995) shall acquire in any transaction or series of transactions (X) all or substantially all of the assets of the Company, (Y) beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the sum of
(i) all shares of Common Stock then outstanding and (ii) all shares of Common Stock then underlying outstanding shares of stock (other than Common Stock) or (Z) beneficial ownership of that number of outstanding stock of any corporate successor to the Company by merger or consolidation sufficient to elect a majority of the directors of such successor or sufficient equity interests in any non-corporate successor to the Company to control its affairs (within Section 13 of the Securities Act). Pursuant to the terms of the Option Agreements and Warrant Agreements, the rights to purchase shares do not come into existence, regardless of whether the rights have otherwise vested, until the first to occur of: (i) the Company receives an opinion of FCC counsel, in form and substance reasonably satisfactory to the Company, to the effect that exercise will not result in the loss of or materially jeopardize the Company's Designated Entity status, (ii) the Company consummates a public offering at a price of $10.00 or more per share in an underwritten transaction registered under the Securities Act and realizes gross proceeds of $10.0 million or more or (iii) the first date after which the failure of the Company to qualify for "Designated Entity" status as a "Business Owned by Members of Minority Groups and/or Women" would not result in the loss of material benefits by the Company, provided, however, if such date is later than February 3, 2000, the Optionee shall have the right by written notice to the Company to cause the Company to reinstate the Optionees' special compensation rights under its Employment Agreement.

                              CERTAIN TRANSACTIONS

STRATEGIC ALLIANCES WITH CERTAIN STOCKHOLDERS

     As part of their strategic alliance with the Company, each of the Paging Company Investors has entered into a subscription agreement and the Common Stockholders Agreement with the Company. In particular, while the Paging Company Investors are not entitled to purchase services from the Company at prices less than those available to non-stockholders, the Paging Company Investors as well as the Company's other current stockholders are entitled to the best rates available to non-stockholders based on comparable type and volume of service and other contractual provisions. The Paging Company Investors, however, are required to purchase narrowband PCS services exclusively from the Company, provided that the Company's services are competitive in price and quality with comparable services offered by others. The Paging Company Investors and the Company also have agreed to negotiate in good faith to enter into mutually acceptable intercarrier network access and similar agreements. The Company has agreed that, in the event of a merger of the Company or a sale of its assets or business, any agreements that the Company may have with the Paging Company Investors that may enable them to offer narrowband PCS services over a broader geographic area must remain in effect. The details of these strategic alliances are expected to be documented as the Company develops its business.

OPTION AGREEMENTS; WARRANT AGREEMENTS

     The Company has entered into the Option Agreements with the Named Executives and with certain other management employees and has entered into the Warrant Agreements with Austin Ventures and Marquette Ventures. Austin Ventures owns 714, 4,110 and 889 shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, respectively, representing approximately 9.07% of all classes and series of the Company's capital stock, assuming the exercise of all outstanding options, warrants and convertible securities. Mr. Jeffery Garvey, a director of the Company, is a general partner of AV Partners III, L.P. and AV Partners IV, L.P., the general partners of Austin Ventures.

     Marquette Ventures owns 640, 3,685 and 889 shares of the Class A Common Stock, Class B Common Stock and Series A Preferred Stock, respectively, representing approximately 8.26% of all classes and series of the Company's capital stock, assuming the exercise of all outstanding options, warrants and convertible securities. Mr. James Daverman, a director of the Company, is a general partner of JED Limited Partnership, which is the general partner of Marquette General II, L.P., the general partner of Marquette Ventures. See "Management -- The Employment Agreements; Option and Warrant Agreements."

STOCKHOLDER LOAN

     SCI, one of the Company's original shareholders and a member of its "Control Group" for purposes of FCC "Designated Entity" status, purchased 4,200 shares of Class A Common Stock and 5,100 shares of Class B Common Stock in the Company for $9.3 million in October 1994, in part with the proceeds of a $9.2 million loan from the Company (the "Sloan Loan"). Messrs. Sloan and Beckett, directors of the Company, own all of the outstanding stock of SCI. Each advance under the Sloan Loan bears interest at 6% per annum for the first year and 10% per annum thereafter. In the event of a default, the interest rate increases on all outstanding principal and unpaid accrued interest to 15% for the first six months of the default, 20% for months seven through 12, and 25% thereafter. The largest amount due the Company under the Sloan Loan in 1995 was approximately $9.8 million.

     In connection with the formation and capitalization of Sloan LP, a limited partnership organized in order to own SCI's shares in the Company, SCI transferred 4,211 shares (1,895 Class A and 2,316 Class B) of the Company's Common Stock to Sloan LP, and Sloan LP assumed approximately $4.4 million of the Sloan Loan attributable thereto. Sloan LP repaid that $4.4 million portion of the Sloan Loan with the proceeds of the sale of limited partnership interests in Sloan LP. In April 1996, SCI transferred an additional 3,519 shares (1,583 Class A and 1,936 Class B) of the Company's Common Stock to Sloan LP. Sloan LP assumed approximately $3.9 million of the Sloan Loan attributable thereto and repaid that $3.9 million portion of the Sloan Loan with the proceeds of the sale of additional limited partnership interests in Sloan LP.

     As a result of these transactions, the Sloan Loan currently has a principal balance of approximately $1.7 million and is secured by a pledge of 1,570 shares of Common Stock. While the Sloan Loan is a recourse obligation of SCI, SCI's only assets are the pledged shares of Common Stock and its general partner interest in Sloan LP. The Sloan Loan is due on April 30, 1997.

RELATIONSHIP WITH CHASE


     The Chase Manhattan Bank ("Chase") has committed to act as the administrative agent and the manager of the Credit Facility and as a lender under the Tranche A and Tranche B Facilities (as defined herein). Chase is an affiliate of Chase Manhattan Capital Corporation and Chase Venture Capital Associates, L.P. Chase Manhattan Capital Corporation and Chase Venture Capital Associates, L.P. own 3.60% and 18.02%, respectively, of the Series A Preferred Stock.


RELATIONSHIP WITH FGI

     FGI has been engaged as a marketing consultant to the Company. The Company has formulated its business plan in reliance upon market research, analysis and recommendations, some of which has been performed and made by FGI. The Company paid FGI $69,000 and $116,500 in 1995 and 1996, respectively, for marketing services rendered. FGI became a stockholder in the Company subsequent to its 1994 study but prior to the 1996 study. See "Prospectus Summary -- The Company," "Business -- General" and "Business -- Market Potential." FGI owns 15 and 85 shares of Class A and Class B Common Stock, respectively, of the Company, representing approximately .14% of all classes and series of the Company's capital stock, assuming the exercise of all outstanding options, warrants and convertible securities. Mr. Steven Lerner is the Chairman of FGI and a director of the Company.

SECURITIES SALES

     In October 1994 the Company sold 37,200 shares of Common Stock for $1,000 per share to various parties, including certain executive officers and directors of the Company and parties who are beneficial holders of more than four percent of a class of the Company's voting securities. In November 1995, the Company sold 24,667 shares of Series A Preferred Stock for $2,250 per share to various parties, including certain executive officers and directors of the Company and parties who are beneficial holders of more than four percent of a class of the Company's voting securities. These purchases are reflected in the beneficial ownership table under "Principal Stockholders."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of March 31, 1996, regarding (i) the amount and nature of the beneficial ownership of each class of the Company's equity securities owned by directors, Named Executives and all of the Company's directors and executive officers as a group, (ii) the ownership of the Company's Class A Common Stock and Series A Preferred Stock, which are the only two classes of the Company's securities that have the right to vote for the election of Directors, by each person or entity known to the Company to be the beneficial owner of more than five percent of any class of such voting securities, and (iii) the percent of all of the Company's equity securities considered as a single class owned beneficially by each person, entity or group named in the table.

                                                                                                 SERIES A
                                                                                               CONVERTIBLE         PERCENT OF
                                                CLASS A                  CLASS B                                   ALL EQUITY
                                            COMMON STOCK(1)          COMMON STOCK(1)        PREFERRED STOCK(1)     SECURITIES
                                          --------------------   -----------------------   --------------------    CONSIDERED
                                           NUMBER     PERCENT     NUMBER       PERCENT      NUMBER     PERCENT    AS A SINGLE
                                          OF SHARES   OF CLASS   OF SHARES   OF CLASS(2)   OF SHARES   OF CLASS      CLASS
                                          ---------   --------   ---------   -----------   ---------   --------   ------------
SCI(3)..................................    4,200       48.18%        --           --           --          --        15.03%
Sloan LP(4).............................    3,478       39.89         --           --           --          --        12.49
Arch Communications(5)..................      962       11.03         --           --           --          --        10.51
Austin Ventures III-A, L.P.(6)..........      714        8.19         --           --           --          --         9.23
Austin Ventures III-B, L.P.(6)..........      714        8.19         --           --           --          --         9.23
Austin Ventures IV-A, L.P.(6)...........      714        8.19         --           --           --          --         9.23
Austin Ventures IV-B, L.P.(6)...........      714        8.19         --           --           --          --         9.23
Battery Ventures III, L.P.(7)...........      518        5.94         --           --           --          --         5.66
Chancellor Capital Management,
  Inc.(8)...............................       --          --         --           --        2,223        9.01         3.59
Chase Manhattan Capital
  Corporation(9)........................       --          --         --           --        5,334       21.62         8.62
Chase Venture Capital Associates,
  L.P.(10)..............................       --          --         --           --        5,334       21.62         8.62
Eos Partners, SBIC, L.P.(11)............       --          --         --           --        1,289        5.23         2.08
Fayez Sarofim(12).......................       --          --         --           --        1,289        5.23         2.08
Kingdon Capital Management Corp.(13)....       --          --         --           --        2,223        9.01         3.59
MVP II Affiliates Fund, L.P.(14)........      640        7.34         --           --           --          --         8.43
Marquette Venture Partners II,
  L.P.(14)..............................      640        7.34         --           --           --          --         8.43
Toronto Dominion Investments,
  Inc.(15)..............................       --          --         --           --        2,223        9.01         3.59
Maceo K. Sloan(3)(16)...................    4,200       48.18      5,100        17.91           --          --        15.03
Cecil L. Duffie, Jr.(17)................       26        0.30        149         0.52           --          --          .28
William D. deKay(17)....................       26        0.30        149         0.52           --          --          .28
Harry L. Latham III(17).................       --          --         --           --           --          --           --
Jerry Leonard(17).......................       --          --         --           --           --          --           --
C.E. Baker, Jr.(5)......................       --          --         --           --           --          --           --
Justin F. Beckett(4)....................       --          --         --           --           --          --           --
R. Schorr Berman(18)....................      370        4.24      2,825         9.02          695        2.82         5.16
James E. Daverman(14)...................      640        7.34      4,574        15.57          889        3.62         8.43
Richard D. Frisbie(19)..................      518        5.94      2,982        10.47           --          --         5.66
Jeffery C. Garvey(6)....................      714        8.19      4,999        17.02          889        3.62         9.23
James D. Kallman(20)....................       --          --      5,334        15.77        5,334       21.62         8.62
Steven J. Lerner(21)....................       15         .17         85          .30           --          --          .16
Malcolmn Pryor(22)......................       --          --         --           --           --          --           --
Stan F. Sech(23)........................       --          --         --           --           --          --           --
Pamela R. Simmons(4)....................       --          --         --           --           --          --           --
Elliott H. Singer(24)...................       --          --         --           --           --          --           --
All directors and executive officers as
  a group (17 persons)..................    6,509       71.51     26,197        68.04        7,807       31.65        52.85

- ---------------
 (1) The holders of the Class A shares have the right to elect 16 of the Company's 17 directors. Pursuant to the Common Stockholders Agreement, such holders have agreed to elect these directors from designees selected by the stockholders of the Company as prescribed in the Common Stockholders Agreement. See "Description of Capital Stock -- Common Stock -- Common Stockholders Agreement -- Directors." The holders of the Class B shares do not elect directors of the Company. So long as no less than one-third of the Series A shares remain outstanding, the holders of the Series A shares have the right to elect one member to the Company's Board of Directors. See "Description of Capital Stock -- Preferred Stock -- Voting Rights." The holders of the Class A shares are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. Shares of Class B confer on the holders thereof no right to vote except with respect to each of the matters listed in the Company's Restated Certificate of Incorporation, as to which each holder is entitled to one vote for each share held, voting as a single class with the Class A shares. The holders of the Series A shares will vote together with the Common Stockholders as though part of such class on those specific matters as to which the holders of the Class B shares are entitled to vote.
 (2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 1996. Accordingly, the table gives effect to (i) the conversion of Series B Preferred Stock held by Toronto Dominion Investments, Inc. into the Series A Preferred Stock and
     (ii) the conversion of Series A Preferred Stock of each Named Executive and the directors into Class B Common Stock and assumes, for purposes of the calculations under (ii) above, that the Series A Preferred Stock of the other holders remain outstanding and are not converted into Class B Common Stock. Unless otherwise indicated, to the Company's knowledge each of the shareholders listed above has sole voting and investment power with respect to the shares beneficially owned.
 (3) Includes 3,478 Class A and 4,252 Class B shares owned by Sloan LP, of which SCI is the general partner.
 (4) The address of this person is 103 West Main Street, 4th Floor, Durham, NC 27701-3638.
 (5) Arch Communications has advised the Company that Arch Communications proposes to transfer all of its Class A and Class B shares to its wholly-owned subsidiary, ACE. The address of this person is 1800 West Park Drive, Ste. 350, Westborough, MA 01581.
 (6) Includes all Class A shares and Series A shares owned by Austin Ventures. AV Partners III, L.P. is a general partner of Austin Ventures III-A, L.P. and Austin Ventures III-B, L.P. AV Partners IV, L.P. is a general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. All of these shares are deemed to be beneficially owned by Mr. Garvey because he is a general partner of AV Partners III, L.P. and AV Partners IV, L.P. Mr. Garvey disclaims beneficial ownership of these shares. The address of this person is 114 West 7th Street, Suite 1300, Austin, Texas 78701.
 (7) The address of this person is 200 Portland Street, Boston, MA 02114.
 (8) Chancellor Capital Management Inc. is the investment manager for various fiduciary accounts which own Series A shares and it has voting and dispository power over such shares. The address of this person is 1166 Avenue of the Americas, New York, NY 10036.

 (9) Includes 4,445 Series A shares owned of record by Chase Venture Capital Associates, L.P. The address of this person is 380 Madison Avenue, 12th Floor, New York, NY 10017.


(10) Includes 889 Series A shares owned of record by Chase Manhattan Capital Corporation. The address of this person is 380 Madison Avenue, 12th Floor, New York, NY 10017.

(11) The address of this person is 520 Madison Avenue, New York, NY 10022.
(12) Includes 645 Series A shares owned of record by FSI Corporation. Mr. Sarofim has voting power and investment power over such shares. The address of this person is Two Houston Center, Ste. 2907, Houston, TX 77010.
(13) Kingdon Capital Management Corp. is a general partner of various fiduciary accounts which own Series A shares and it has voting and dispository power over such shares. The address of this person is 152 West 57th St., New York, NY 10019.
(14) Includes 18 Class A shares owned of record by MVP II Affiliates Fund, L.P. and 622 Class A shares owned of record by Marquette Venture Partners II, L.P., both of which Marquette General II, L.P. is a general partner. All of these shares are deemed to be beneficially owned by Mr. Daverman because he is a general partner of JED, Limited Partnership, which is the general partner of Marquette Venture Partners II, L.P. Mr. Daverman disclaims beneficial ownership of these shares. The address of this person is 520 Lake Cook Rd., Ste. 450, Deerfield, IL 60015.

(15) Includes 1,067 Series B shares which are convertible into 1,067 Series A shares at the option of the holder. The address of this person is 31 West 52nd St., New York, NY 10019.
(16) Includes all shares owned of record by SCI, of which Mr. Sloan owns two-thirds of the equity securities, and all shares owned by Sloan LP, of which SCI is the general partner. The address of this person is 103 West Main St., 4th Floor, Durham, NC 27701-3638.
(17) The address of this person is 15 S. Main St., Ste. 810, Greenville, SC
     29601.
(18) Includes 370 Class A, 2,825 Class B and 695 Series A shares owned by Memorial Drive Trust. Mr. Berman is the administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of the shares owned by Memorial Drive Trust. The address of this person is 125 Cambridge Park Drive, Cambridge, MA 02140-2314.
(19) Includes 518 Class A and 2,982 Class B shares owned of record by Battery Ventures III, L.P., of which Battery Partners III, L.P. is a general partner. Mr. Frisbie is a managing partner of Battery Partners III, L.P. Mr. Frisbie disclaims beneficial ownership of these shares. The address of this person is 200 Portland Street, Boston, MA 02114.

(20) Includes 4,445 Series A shares owned by Chase Venture Capital Associates, L.P., and 889 Series A shares owned by Chase Manhattan Capital Corporation. Mr. Kallman is a principal of Chase Capital Partners, the general partner of Chase Venture Capital Associates, L.P. Chase Manhattan Capital Corporation has agreed to grant to Chase Capital Partners a voting proxy with respect to all shares of the Company owned by Chase Manhattan Capital Corporation. The address of Chase Capital Partners is 380 Madison Avenue, 12th Floor, New York, NY 10017.

(21) Includes 15 Class A shares and 85 Class B shares owned by FGI, of which Mr. Lerner is Chairman. The address of this person is 206 West Franklin Street, Chapel Hill, NC 27516.
(22) The address of this person is 1515 Market Street, 819, Philadelphia, PA 19102.
(23) The address of this person is 11300 Cornell Park Drive, Suite 200, Cincinnati, OH 45242.

(24) A+ Network has entered into a definitive agreement to be acquired by Metrocall. The address of this person is 24165 Hillsboro Road, Nashville, TN 37212.

                      DESCRIPTION OF FCC AUCTION BENEFITS

"DESIGNATED ENTITY" STATUS IN FCC NARROWBAND PCS REGIONAL AUCTION


     Because the Company satisfied FCC eligibility requirements for "Designated Entity" status as both a "Small Business" and as a "Business Owned by Members of Minority Groups and/or Women," as those terms are defined by the FCC for purposes of the narrowband PCS regional auction in which the Company acquired the Licenses, the Company received both bidding credits and installment payment options that were not available to all auction participants. Thus, while the Company's winning bids for the Licenses totalled $151.5 million, the total purchase price was only $90.9 million due to the 40%, or $60.6 million, bidding credit received from the FCC because of the Company's status as a "Designated Entity" satisfying the requirements for a "Business Owned by Members of Minority Groups and/or Women." Due to the auction dynamics, however, the bidding credit did not enable the Company to purchase its Licenses for an amount less than other companies that acquired nationwide licenses in the auctions. Specifically, in the narrowband PCS regional auction there were two 50kHz/50kHz radio frequency licenses auctioned in each of the five regions of the United States (in addition to four 50kHz/12.5kHz licenses in each region). Designated Entity bidders that qualified as a "Business Owned by Members of Minority Groups and/or Women" could bid on either of the two 50/50 kHz licenses, but could use their 40% bidding credits only on one of the two 50/50 kHz licenses auctioned in each region that was designated as eligible for the bidding credits (the "Bid Credit License"). Thus, for example, a bid by a Designated Entity of $30 million for the Bid Credit License was equivalent to a bid of $18 million for the other 50/50 kHz license. Any bid by a Designated Entity for the Bid Credit License at a price less than $30 million would attract bids of other Designated Entities who would find the Bid Credit License (net of the bid credit) less expensive than an $18 million bid for the other license. Thus, because Designated Entities could bid on both the Bid Credit Licenses and the other licenses, the bids for the Bid Credit Licenses net of the bidding credit tended to approximate the bids for the other licenses. Moreover, the average price paid for nationwide 50kHz/50kHz licenses in the FCC's narrowband PCS nationwide auction concluded in July of 1994 was $83.4 million, while the Company's net price after bidding credits to acquire the same coverage in the PCS regional auctions concluded in November 1994 was $90.9 million.


     In addition to the bidding credits, as a Designated Entity that satisfied the requirements for a "Small Business" applicable in the narrowband PCS regional auction, the Company was entitled to pay the $90.9 million purchase price for the Licenses through two 10% deposits that were made in late 1994 and early 1995, with the $72.7 million balance payable to the FCC over ten years at a 7.5% annual interest rate, with no payment of principal for the first two years.

     In order to be considered a Designated Entity under the rules governing the narrowband PCS regional auction as both a Small Business and a Business Owned by Members of Minority Groups and/or Women, it was necessary that the Company have a "Control Group" that owned at least 50.1% of the Company's voting rights (including the right to elect a majority of the directors) and at least 25% of the Company's total equity on a fully diluted basis. In addition, no other equity investor or related group of investors is permitted to own more than 25% of the total equity in the Company, or more than 15% of the voting equity of the Company. The Company's Control Group currently consists of SCI, Sloan LP, the Sullivan Family Revocable Trust and Dobson Family Corp. Such shareholders together own approximately 53% of the Company's Class A Common Stock and, pursuant to the terms of the Company's Common Stockholders' Agreement, are entitled to designate nine of the Company's 17 directors. Prior to the closing of the issuance of the Company's Series A Preferred Stock, the members of the Control Group owned 26% of the Company's total equity on a fully diluted basis. Upon the issuance of the Series A Preferred Stock on November 30, 1995, the Control Group's total equity interest in the Company was diluted to approximately 14.98%. As a result of this dilution PCSD ceased to satisfy the requirements for Designated Entity status because the members of its Control Group owned on a fully diluted basis less than 25% of the Company's equity. In conjunction with the closing of the sale of the Company's Series A Preferred Stock, the Company, through Lukas McGowan, its special FCC counsel, obtained a written ruling from the FCC staff that the dilution of the Control Group's equity interest in the Company as a result of the issuance of the Series A Preferred Stock would not result in the loss of the financial benefits that accrued to the Company due to its status as a Designated Entity in the narrowband PCS regional auction. This finding was based on the assumption that the Control Group would continue its ownership of 50.1% of the voting equity of the Company and that no investor outside of the Control Group would hold more than 25% of the total equity of the Company, or more than 15% of the total voting equity of the Company. The members of the Control Group may transfer their interests in the Company before February 3, 2000 only if no transfer of control of the Company occurs and if the Control Group continues to satisfy the ownership requirements.

     Upon the issuance of the Units, it is anticipated that the Control Group's equity interest will be further diluted from approximately 14.98% to
approximately      %, but that the Company will continue to satisfy the other three percentage tests. In connection with the issuance of the Units the Company has received the opinion of Lukas McGowan that the dilution of the Control Group's equity interest as a result of the issuance and exercise of the Warrants will not result in the loss of the financial benefits that have accrued to it as a Designated Entity in the narrowband PCS regional auction and that after the issuance of the Units the Company will continue to be eligible for the benefits that have accrued to it as a Designated Entity.

     In order to qualify as a "Small Business", the Company and certain of its owners had to satisfy certain gross income and total asset limitations. Specifically, neither the Company, any affiliate of the Company, any person with an attributable interest in the Company, nor any of the affiliates of such person could have a net worth in excess of $40 million, and those persons taken together could not have in excess of $40 million in average gross revenues for the three preceding years. The Company will not lose its Small Business status if the thresholds are exceeded due to events occurring with respect to those persons after the grant of the License, including permitted equity investments, revenue from operations, business development or expanded operations.

     Should the Company, prior to February 3, 2000, lose its status as a Business Owned by Members of Minority Groups and/or Women (other than as a result of the dilution of the Control Group's equity interest that occurred upon the issuance of the Series A Preferred Stock or that will occur upon the issuance of the Units), the Company may be required to make an "unjust enrichment" payment to the FCC to reimburse the FCC for all or a portion of the value of the bidding credit received by the Company, plus interest thereon at a rate of 7.5% per annum. Such a payment would also be due if the Company assigned or transferred its Licenses prior to February 3, 2000 to another entity that did not qualify as a Business Owned by Members of Minority Groups and/or Women. The amount of any penalty depends upon when the status is lost or the transfer occurs and the value of the bidding credit. A loss of status or transfer in the first two years of the License term will result in a forfeiture of 100% of the value of the bidding credit; in year three of the license term, the penalty will be 75%; in year four the penalty will be 50%; and in year five the penalty will be 25% of the bidding credit, after which there is no penalty. It is unclear whether the value of the bidding credit for unjust enrichment purposes will be the entire amount of the bidding credit ($60.6 million) or some lesser amount that would take into account that the bidding credit did not permit the Company to acquire the Licences for a price any less than comparable licenses acquired by persons who did not receive bidding credits.

     Should the Company, prior to February 3, 2005, transfer control of its Licenses to an entity which does not qualify as a Small Business under the criteria applicable for the narrowband PCS regional auction, the balance due to the FCC with respect to the installment financing received by the Company in connection with the acquisition of the Licenses would then become due and payable. The FCC conducts random audits to ensure that licensees are in compliance with the applicable rules. If the Company is unable to make the unjust enrichment payments or pay the balance of the purchase price in the event of the loss of installment treatment, the FCC could revoke the Company's Licenses. Because the regulatory penalty for failure to comply with applicable Designated Entity rules is the unjust enrichment payment, failure to comply with the Designated Entity rules will not itself provide a basis for the revocation of the Licenses, absent aggravating circumstances such as misrepresentation or bad faith.

     In the event of an Initial Public Offering (as defined below under "Description of the Capital Stock -- Preferred Stock -- Conversion into Class B Common Stock"), the Common Stockholders Agreement will be terminated and the Company's Class B Common Stock will be convertible into Class A Common Stock. In such a case, it is likely that the Company's existing Control Group will cease to be entitled to elect a majority of the Company's directors. If this occurs prior to February 3, 2000, the Company will be subject to unjust enrichment payments to the FCC with respect to its bidding credits unless it receives a waiver from the FCC. If this occurs prior to February 3, 2005, the Company will be required to prepay its FCC installment obligations unless it receives a waiver from the FCC. There can be no assurance that the Company can receive such waivers.

     Affirmative action programs, such as the one applicable in the narrowband PCS regional auction in which the Company obtained its Licenses, have come under increased scrutiny in Congress and in the courts. As a result of the June 12, 1995 decision by the United States Supreme Court in Adarand Constructors, Inc.
v. Pena, which subjected all federal race based classifications to "strict scrutiny," the FCC eliminated race and gender based preferences in the auctions of certain broadband PCS licenses that commenced on December 18, 1995. However, the FCC granted the Licenses to the Company on February 3, 1995 and those grants became nonappealable by Final Order on March 15, 1995. Thus, the grants of the narrowband PCS Licenses to the Company are final and those grants are beyond administrative and judicial review and the Company has been advised by Lukas McGowan that the Company's ownership and use of the Licenses could not be adversely affected by the Adarand decision. It is likely, however, that the Company's Designated Entity status as a "Business owned by Members of Minority Groups and/or Women" will not provide advantages in any future FCC auctions of radio frequency spectrum.

"SMALL BUSINESS" STATUS IN FCC 900 MHZ SMR AUCTION

     Because the Company satisfied FCC eligibility requirements for a "Small Business" applicable in the FCC's 900 MHz SMR auction, the Company received a 10% bidding credit, reducing the total cost of its SMR Auction Spectrum from $10.8 million to $9.7 million. See "Business -- Spectrum." In addition, this status will permit the Company to pay 90% of $9.7 million net purchase price in quarterly installments over ten years with interest at the 10-year Treasury note rate plus 250 basis points, with no payment of principal for the first two years. The Company qualified as a "Small Business" in the SMR auction because the Company's average gross revenues for the preceeding three years, together with the average gross revenues of its affiliates, persons that hold attributable interests in the Company and affiliates of such persons did not exceed $15 million. If the Company assigns or transfers control of the licenses for its SMR Auction Spectrum within the first five years after the licenses are granted, it will be subject to unjust enrichment provisions similar to those applicable to its narrowband PCS Licenses requiring prepayment of all or a portion of the value of its bidding credits and requiring prepayment of its installment obligations.

     There were no race or gender preferences, Control Group requirements or net worth limitations applicable to the Company in the SMR auction.

STATUS IN FUTURE FCC NARROWBAND PCS MTA/BTA AUCTION

     The Company may participate in the FCC's narrowband PCS MTA/BTA auction anticipated to occur in late 1996 or early 1997. See "Business -- Spectrum." While the rules for this auction have not yet been issued, the Company anticipates that there will be no race or gender preferences, but there could well be bidding credits and installment payment options based on small business status.

     Depending upon the timing of the auction relative to the Company's generation of revenues and the revenue thresholds that may be applicable in determining small business status, the Company may qualify for bidding credits and installment payments that may be available should it choose to participate in that auction.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE CREDIT FACILITY

     The Company's wholly-owned direct subsidiary, PCSD Financial Corp., has obtained a commitment from Chase Securities Inc., as Arranger, to arrange the establishment of senior credit facilities in the amount of $225.0 million effective upon the closing of the Offering (the "Credit Facility"). PCSD Financial Corp. will have approximately $75.0 million immediately available at the Closing Date for borrowing under the Credit Facility.


     The Credit Facility will consist of (i) a Glenayre Facility providing for term loans in an amount not to exceed $75.0 million (the "Glenayre Facility") to be made available by Glenayre for the purpose of financing the acquisition of equipment and technical services from Glenayre, (ii) a Tranche A Facility providing for revolving loans in an amount not to exceed $35.0 million (the "Tranche A Facility") to be made available by a syndicate of banks, financial institutions and other entities (the "Syndicate"), including The Chase Manhattan Bank ("Chase"), for the purpose of financing the working capital and capital expenditure needs of PCSD Financial Corp. and its subsidiaries in the ordinary course of business, and (iii) a Tranche B Facility providing for revolving loans in an amount not to exceed $115.0 million (the "Tranche B Facility") to be made available by the Syndicate, including Chase, for the purpose of (x) financing the working capital and capital expenditure needs of PCSD Financial Corp. and its subsidiaries in the ordinary course of business and (y) repaying maturing loans under the Glenayre Facility and the Tranche A Facility. Chase has committed to provide the entire $150.0 million of the Tranche A Facility and Tranche B Facility. The availability of the Credit Facility will be conditioned upon among other things PCSD Financial Corp. having entered into equipment supply contracts with Glenayre and Motorola containing satisfactory terms and conditions.



     Borrowings under the Glenayre Facility and the Tranche A Facility will be available from the closing date of the Credit Facility to the date which is three and one half years thereafter, at which time all of the loans outstanding will be repayable in two equal installments on March 31, 2000 and on June 30, 2000. Availability under the Tranche B Facility will commence on such closing date and end on June 30, 2004, except that if the initial borrowing thereunder is not made on or before June 30, 2000, such facility will automatically terminate on such date. The Tranche B Facility will be reduced in fourteen consecutive quarterly installments, beginning on March 31, 2001 and ending on June 30, 2004. The making of each loan under the Tranche A Facility will be subject to the satisfaction of certain conditions, including expending certain amounts received from the issuance of common stock by PCSD Financial Corp. to the Company, borrowing the full amount under the Glenayre Facility, having a minimum number of "qualified pagers in service" (pagers in service for more than 60 days) and maintaining a minimum level of average monthly revenue per subscriber unit. The making of each loan under the Tranche B Facility will be subject to the satisfaction of certain conditions, including expending certain amounts received from the issuance of common stock by PCSD Financial Corp. to the Company and maintaining a maximum ratio of total debt to "qualified pagers in service" and a maximum ratio of total debt to operating cash flow. In addition, certain mandatory prepayments of loans extended under the Credit Facility are to be made from (i) subject to certain exceptions to be agreed upon, 50% of the net proceeds of any sale or issuance of equity or incurrence of indebtedness after the closing date of the Credit Facility by the Company, PCSD Financial Corp. or any of its subsidiaries, (ii) 100% of the net proceeds of (x) certain sales or other dispositions by PCSD Financial Corp. or any of its subsidiaries of material assets or (y) certain insurance or condemnation recoveries and (iii) 75% of Excess Cash Flow (as defined in the Credit Facility) when the Leverage Ratio (as defined in the Credit Facility) is greater than 3:1 and 50% of Excess Cash Flow when such Ratio is less than 3:1 but greater than 2:1, for each fiscal year of PCSD Financial Corp., commencing with the fiscal year ending December 31, 1998.


     Borrowings by PCSD Financial Corp. will be unconditionally guaranteed by each of PCSD Financial Corp.'s three direct subsidiaries, and such borrowings will be secured by an equal and ratable pledge of all of the capital stock of such subsidiaries and a first priority security interest on (i) the equipment purchased from Glenayre with the proceeds of the Glenayre Facility and (ii) all accounts receivable, inventory and subscriber contracts of PCSD Network, Inc.

     PCSD Financial Corp. may elect that all or a portion of the borrowings under the Credit Facility bear interest at a rate per annum equal to either (i) Chase's Base Rate plus the Applicable Margin or (ii) Chase's Eurodollar Rate plus the Applicable Margin. In the case of borrowings under the Glenayre Facility and the Tranche A Facility, the Applicable Margin will be (a) 3% per annum when applying the Base Rate, or (b) 4% per annum when applying the Eurodollar Rate. In the case of borrowings under the Tranche B Facility, the Applicable Margin will be (x) 2% per annum (when the Debt to Operating Cash Flow Ratio (as such terms are defined in the Credit Facility) is equal to or greater than 5:1) or 1 1/2% per annum (when such Ratio is less than 5:1), in each case when applying the Base Rate, or (y) 3% per annum (when such Ratio is equal to or greater than 5:1) or 2 1/2% per annum (when such Ratio is less than 5:1), in each case when applying the Eurodollar Rate. As used herein, "Base Rate" means the higher of (i) Chase's prime rate and (ii) the federal funds effective rate from time to time plus 1/2% per annum. As used herein, "Eurodollar Rate" means the rate at which eurodollar deposits for one, two, three and six months (as selected by PCSD Financial Corp.) are offered to Chase in the interbank eurodollar market in the approximate amount of Chase's share of the relevant loan. At any time when PCSD Financial Corp. is in default in the payment of any amount due under the Credit Facility, the principal of all loans made under the Credit Facility will bear interest at 3% per annum above the rate otherwise applicable thereto.

     PCSD Financial Corp. will pay a commitment fee on the unused amounts under the Credit Facility calculated at a rate of 1/2 of 1% per annum, payable quarterly in arrears. PCSD Financial Corp. will also pay to the Arranger a customary structuring, syndication and agency fee.

     The Credit Facility will contain a number of significant covenants that, among other things, limit the ability to incur additional indebtedness and guarantee obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of common stock, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, make amendments to the charter and by-laws, transact with affiliates, make certain sales and leasebacks, change the line of business, or change the holding company status of the Company. In addition, the Credit Facility will require the maintenance of certain specified financial and operating covenants, including, minimum interest and fixed charge coverage ratios, a maximum ratio of total debt to "qualified pagers in service" and a maximum ratio of total debt to operating cash flow.

     The Credit Facility will contain representations, warranties, covenants and events of default customary for senior credit facilities of similar size and nature.

FCC OBLIGATION

     As a Designated Entity satisfying the FCC's requirements for a "Small Business," the Company is entitled to pay the $90.9 million purchase price for the Licenses through two 10% deposits that were made in late 1994 and early 1995, with the $72.7 million balance payable to the FCC over ten years at a 7.5% annual interest rate, with no payment of principal the first two years (the "FCC Obligation").

     On                , 1996 the Company transferred the Licenses to its
wholly-owned indirect subsidiary, PCSD Spectrum, Inc. following the FCC's grant of consent to such transfer, which became a nonappealable final order on May 15, 1996. In connection with such transfer, PCSD Spectrum, Inc. assumed all obligations to repay the FCC Obligation. At March 31, 1996, the FCC Obligation was $72.7 million.

     Should the Company or PCSD Spectrum, Inc., prior to February 3, 2005, transfer control of the Licenses to an entity that does not qualify as a "Small Business," the entire principal amount of the FCC Obligation would become immediately due and payable, together with accrued and unpaid interest thereon. See "Description of FCC Auction Benefit -- "Designated Entity" Status in FCC Narrowband PCS Regional Auctions."

                            DESCRIPTION OF THE UNITS


     Each Unit offered hereby consists of a $1,000 principal amount Note and
          Warrants to purchase initially           shares of Class B Common
Stock. The Notes and the Warrants will not be separately transferable until the
"Separability Date," which shall be the earliest of (i)                , 1996,
(ii) such earlier date as may be determined by Lehman Brothers Inc. and specified to the Company, the Trustee, the Warrant Agent and the Unit Agent in writing, (iii) the occurrence of a Change of Control and (iv) in the event of an Offer to Purchase in connection with any Asset Sale (each as defined herein), the date the Company mails notice thereof to the holders of the Notes, at which time the Notes and the Warrants will become separately transferable.

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued under an Indenture, to be dated as of the Closing Date (the "Indenture"), between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes and the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act.

GENERAL


     The Notes will be unsecured senior obligations of the Company, limited to
$     million aggregate principal amount ($165 million aggregate initial
Accreted Value), and will mature on             , 2006. Interest on the Notes
will accrue at the rate shown on the front cover of this Prospectus from
            , 2001 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of
record at the close of business on the           and           immediately
preceding the Interest Payment Date) on           and           of each year,
commencing             , 2002. Interest will be computed on the basis of a
360-day year comprised of twelve 30-day months.



     Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of Notes as such discount is amortized from the date of issuance of the Notes, Holders of Notes will not receive any cash payments of interest on the
Notes until             , 2002. See "Certain Federal Income Tax Considerations."


     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company (which initially will be the corporate trust office of the Trustee in New York, New York); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. See "Description of the Notes -- Book-Entry, Delivery and Form."

OPTIONAL REDEMPTION


     The Notes will be redeemable, at the Company's option, in whole or in part,
at any time and from time to time, on or after             , 2001 and prior to
maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holders' last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month
period commencing on           of the years set forth below:


                                                                            REDEMPTION
                                      YEAR                                    PRICE
        ----------------------------------------------------------------    ----------
        2001............................................................             %
        2002............................................................             %
        2003............................................................             %
        2004 and thereafter.............................................      100.000%


     Notwithstanding the foregoing, prior to             , 1999, the Company may
on any one or more occasions redeem up to 33% of the aggregate principal amount
of the Notes at a redemption price of     % of the Accreted Value thereof with
the net proceeds of either (A) one or more public offerings of Common Stock of the Company registered under the Securities Act or (B) a sale by the Company of at least $25.0 million of its Capital Stock (other than Redeemable Stock or Preferred Stock) to a Strategic Equity

Investor in a single transaction; provided in each case that at least 67% of the aggregate principal amount at maturity of the Notes remains outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 90 days of the date of the closing of any such public offering of common stock or sale to Strategic Equity Investor of Capital Stock (other than Redeemable Stock or Preferred Stock) of the Company, as the case may be.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis or by lot; provided that redemptions shall be made in $1,000 principal amount increments. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     The Notes will not have the benefit of any sinking fund.

RANKING


     The Notes will be senior, unsecured Indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsubordinated unsecured Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company, but will be structurally subordinated to all existing and future obligations of the Company's Subsidiaries. The Company is a holding company with no material assets other than the shares of stock of its Subsidiary. The Notes will be obligations exclusively of the Company; none of the Company's Subsidiaries will have any obligation to pay any amounts due with respect to the Notes or to make funds available therefor. The Notes will be structurally subordinated to all liabilities of the Company's Subsidiaries, including trade payables, capitalized lease obligations and indebtedness that may be incurred by the Company's Subsidiaries under current or future bank credit facilities. At March 31, 1996, the Notes would have been structurally subordinated to approximately $76.4 million of liabilities of the Company's Subsidiaries, excluding amounts available under the Credit Facility. Upon completion of the Offering, the Company's Subsidiaries also will have approximately $75.0 million of immediate availability under the Credit Facility, and, upon the achievement and maintenance by the Company's Subsidiaries of certain operating results and financial ratios, the Company's Subsidiaries will have an additional $150.0 million of availability under the Credit Facility, all of which will be structurally senior to the Notes. The obligations of the Company's Subsidiaries under the Credit Facility will be secured by substantially all of their assets (other than the Licenses) including the proceeds of any disposition of the Licenses. In addition, the obligations of PCSD Financial Corp. under the Credit Facility will be guaranteed by PCSD Operations, Inc. and PCSD Spectrum, Inc. The Notes will be effectively subordinated to such security interests to the extent of such security interests. See "Risk Factors -- Indebtedness of the Company; High Degree of Leverage" and "-- Holding Company Structure; Structural Subordination of the Notes."


COVENANTS

     The Indenture will contain, among others, the following covenants:

  Limitation on Indebtedness

     Under the terms of the Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company or any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5.5:1.


     Notwithstanding the foregoing, the Company, and (except as specified below) any Restricted Subsidiary, may Incur each and all of the following: (i) Indebtedness of the Company or any Restricted Subsidiary under one or more commercial bank credit facilities in an aggregate principal amount not to exceed at any time

$20.0 million, less up to an equal amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness of the Company or any Restricted Subsidiary to the Company or any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Refinancing Indebtedness; (iv) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Interest Rate Agreements, provided that such Interest Rate Agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company (or of any Restricted Subsidiary to the extent and only to the extent that such Indebtedness is Spectrum Acquisition Debt and is a direct obligation owing to the FCC), not to exceed, at any one time outstanding, an amount equal to 2.0 times the amount of Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock or rights to purchase its Capital Stock (in each case other than Redeemable Stock or Preferred Stock) to a Person that is not a Subsidiary of the Company, less the amount of any Investments made pursuant to clause (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant; provided that such Indebtedness (other than such Spectrum Acquisition Debt) does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the remaining Average Life of the Notes; (vi) Indebtedness of the Company or any Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facility) Incurred solely for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, installation or integration) of PCS systems or other wireless telecommunications networks for which the Company or any Restricted Subsidiary has obtained the applicable licenses or authorizations to utilize the radio frequencies necessary for the operation of such systems or networks; (vii) Spectrum Acquisition Debt of the Company or any Restricted Subsidiary outstanding at any time in an aggregate principal amount not to exceed $25.0 million; and (viii) Indebtedness of the Company or any Restricted Subsidiary outstanding at any time in an aggregate amount not to exceed $20.0 million, less up to an equal amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.


     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     The Indenture further provides that, notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

  Limitation on Restricted Payments


     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of the Company's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries (and other than pro rata dividends or distributions on common stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of (1) the excess of (x) 100% of Consolidated EBITDA from the first day of the fiscal quarter beginning after the Closing Date through the last day of the last full fiscal quarter immediately preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant over (y) the product of 2.0 times cumulative Consolidated Fixed Charges from the first day of the fiscal quarter beginning after the Closing Date through the last day of the last full fiscal quarter immediately preceding such Transaction Date for which such reports have been filed, plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment"), not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.



     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, permitted Refinancing Indebtedness; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Company;
(iv) the acquisition of Indebtedness of the Company which is subordinated in right of payment to the Notes, in exchange for, or out of the proceeds of, a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Company; (v) Investments in an aggregate amount not to exceed $15.0 million, in any Person the primary business of which is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investments; (vi) Investments in an aggregate amount not to exceed the Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale of its Capital Stock or rights to purchase its

Capital Stock (other than Redeemable Stock and Preferred Stock) to a Person that is not a Subsidiary of the Company, provided that the Investment is made within 12 months after the sale of such Capital Stock; (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary, in the judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency or to retain the financial benefits of the Company's "Designated Entity" status as a "Small Business" or as a "Business Owned by Members of Minority Groups and/or Women" as such terms are defined by the FCC; (viii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, or options to acquire shares of such Capital Stock, held by any employee or former employee of the Company or any of their respective heirs or administrators or executors of their respective estates, or by any Person substantially all the beneficial ownership of which is held by members of such employee's or former employee's family, in each case in connection with such employee's or former employee's termination of employment with the Company, the aggregate payments of which shall (A) have been approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and is evidenced by a resolution of the Board of Directors of the Company and (B) not exceed $1 million in any single calendar year; (ix) the cancellation and retirement after November 10, 2004, through conversion at the option of the holders thereof into subordinated Indebtedness of the Company, of the Company's Series A Preferred Stock in accordance with the terms thereof; and (x) the purchase for value of the Warrants pursuant to an offer to purchase the Warrants in accordance with the terms of the Warrant Agreement; provided, that, except in the case of clause (i) above, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (ii) and (ix) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii), (iv) and (vi) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary, (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary or (v) make any payments to the Company for the purpose of satisfying any tax liabilities or obligations of the Company.

     The foregoing provisions shall not apply to any encumbrances or restrictions: (i) existing on the Closing Date in any agreement in effect on the Closing Date, including, without limitation, in the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
(B) existing by
virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries


     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary) unless (A) the Net Cash Proceeds from such issuance, transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions of the "Limitation on Asset Sales" covenant and (B) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such sale (valued as provided in the definition of "Investment"). Notwithstanding the foregoing, for as long as any of the Notes are outstanding the Company will own 100% of the Capital Stock of PCSD Financial Corp.


  Limitation on Issuances of Guarantees by Restricted Subsidiaries


     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company, unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary (a "Subsidiary Guarantee") and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable, to (x) the Guarantees by the Company's Restricted Subsidiaries pursuant to the Credit Facility or (y) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.


     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person that is not an Affiliate of the Company of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture). The release or discharge of the Indebtedness or the Guarantee which resulted in the creation of such Subsidiary Guarantee will not release or discharge such Subsidiary Guarantee.

  Limitation of Transactions with Shareholders and Affiliates

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of the Company (or any Affiliate of such holder) or with any Affiliate of the Company or any Restricted Subsidiary, unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate and (ii) if such transaction or series of transactions involves aggregate payments and other consideration having a fair market value at the time of the transaction or series of transactions in excess of $1 million, (A) such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and is evidenced by a resolution of the Board of Directors of the Company or (B) the Company shall have obtained and delivered to the Trustee a written opinion of a nationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

     The foregoing limitation does not limit, and shall not apply to, (i) any transaction between the Company and any of its Wholly Owned Restricted Subsidiaries or between Wholly Owned Restricted Subsidiaries; (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iii) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (iv) any Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant; (v) any extension, renewal or modification of the terms and provisions of the Sloan Loan, which extension, renewal or modification shall have been previously approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and evidenced by a resolution of the Board of Directors; and (vi) the execution of any reseller agreement, operating agreement, network build-out agreement, management agreement or joint venture relating to the telecommunications business with any Person who was a stockholder on the date of the Indenture, which execution shall have been previously approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and evidenced by a resolution of the Board of Directors.

  Limitation on Liens

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured at least equally and ratably with the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens created pursuant to agreements existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Wholly Owned Restricted Subsidiary; (iv) Liens securing permitted Refinancing Indebtedness which is Incurred to refinance secured Indebtedness; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that such Liens do not extend to or cover any assets or properties of the Company or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Liens on the date such Person becomes a

Restricted Subsidiary; and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; or (vi) Permitted Liens.

  Limitation on Sale and Leaseback Transactions

     Under the terms of the Indenture, neither the Company nor any Restricted Subsidiary will, directly or indirectly, enter into any Sale and Leaseback Transaction, except that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof), the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant and (ii) the Sale and Leaseback Transaction constitutes an Asset Sale effected in accordance with the requirements of the "Limitation on Asset Sales" covenant.

  Limitation on Asset Sales

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (I) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (II) at least 80% of the consideration received consists of cash or Temporary Cash Investments or the assumption of unsubordinated Indebtedness of the Company to the extent that the Company or such Restricted Subsidiary is released from all liability on such unsubordinated Indebtedness. In the event of an Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to (i) within nine months after the date the Net Cash Proceeds are received either (A) apply an amount equal to such Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company (other than the Notes), or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to invest, and actually invest, such Net Cash Proceeds within one year of the receipt of such Net Cash Proceeds), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the nine-month or one-year period, as the case may be, referred to in clause (i)) such Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such Net Cash Proceeds required to be applied (or to be committed to be applied) during such nine-month or one-year period, as the case may be, as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period, as the case may be, shall constitute "Excess Proceeds."


     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to the Accreted Value of the Notes, plus, in each case, accrued interest (if any) to the date of purchase. To the extent that the Accreted Value of Notes tendered pursuant to such Offer to Purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the Accreted Value of Notes validly tendered and not withdrawn by Holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Offer to Purchase, the amount of Excess Proceeds will be reset to zero.


  Activities of the Company and Restricted Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the telecommunications business and related activities and services.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company in respect of all of the Notes under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that the provisions of clause (iii) shall not apply to transactions described above which are between or among two or more Wholly Owned Subsidiaries of the Company.

     Notwithstanding the immediately preceding paragraph, this covenant shall not prohibit a transaction the sole purpose of which (as determined in good faith by the Board of Directors of the Company) is to change the state of incorporation of the Company.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL


     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase in respect of all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof, plus accrued interest (if any) to the date of purchase (if the date is prior to
          , 2001) or 101% of the principal amount thereof, plus accrued interest
(if any) to the date of purchase (if such date is on or after           , 2001).
The failure by the Company to repurchase Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.


     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any that may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless any required consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     Other than the requirement to make an Offer to Purchase upon a Change of Control, the Indenture will not contain any provisions which afford holders of the Notes specific protection in the event of a highly leveraged transaction which results in a Change of Control. Further, other than the "Limitation on Indebtedness" covenant described above, the Indenture will not contain any provisions which afford holders of the Notes specific protection in the event of a highly leveraged transaction which does not result in a Change of Control. The Company does not have the ability to waive either the requirement to make an Offer to Purchase or the provisions of the "Limitation on Indebtedness" covenant.

EVENTS OF DEFAULT


     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable, whether at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the payment of principal (or premium, if any) and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under the "Limitation on Asset Sales" covenant and under "Repurchase of Notes upon a Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under the "Consolidation, Merger and Sale of Assets" covenant; (e) default in the performance of or breach of any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (f) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $5.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (II) the failure to make a payment when due of principal, premium, if any, or interest and such defaulted payment shall not have been made, waived or extended by the earliest of (x) the expiration of any applicable grace period and (y) the 30th day after such payment default; (g) any final judgment or order (not covered by insurance) for the payment of money in excess of $5.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (h) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (i) the Company or any Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or
(C) effects any general assignment for the benefit of creditors.



     If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal (or Accreted Value) of, premium, if any, and accrued interest, if any, on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal (or Accreted Value), premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company or the relevant Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(h) or (i) above occurs, the principal (or Accreted Value) of, premium, if any, and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder. See "Book Entry; Delivery and Form."

     The Indenture will require certain officers of the Company to certify, within 90 days after the end of each fiscal year and within 45 days after the end of the first, second and third fiscal quarters, whether or not any Default or Event of Default has occurred, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify promptly the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clause (iii) under "--Consolidation, Merger and Sale of Assets" and all the covenants described herein under "--Covenants," clause (e) under "--Events of Default" with respect to such covenants and clause
(iii) under "--Consolidation, Merger and Sale of Assets," and clauses (f) and
(g) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes at the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) following the mailing of an offer with respect to an Offer to Purchase the Notes as described under the "Limitation on Asset Sales" covenant and "Repurchase of Notes upon Change of Control," modify the Indenture with respect to such Offer to Purchase in a manner adverse to such Holders.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     So long as any of the Notes are outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and will also provide to all Holders and file with the Trustee copies of such reports.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York.

DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms set forth below as well as the definition of any other capitalized term used herein for which no definition is provided.

     "Accreted Value" is defined to mean, for any Specified Date, the amount provided below with respect to each $1,000 principal amount at maturity of
Notes:

        (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:


                                                                            ACCRETED
                            SEMI-ANNUAL ACCRUAL DATE                          VALUE
        ----------------------------------------------------------------    ---------
                  , 1997................................................    $
                  , 1997................................................    $
                  , 1998................................................    $
                  , 1998................................................    $
                  , 1999................................................    $
                  , 1999................................................    $
                  , 2000................................................    $
                  , 2000................................................    $
                  , 2001................................................    $
                  , 2001................................................    $1,000.00


        (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the issue price (as determined for U.S. federal income tax purposes) and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the issue date of the Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

        (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

        (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition, as the case may be; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment, or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation, or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations, and sales of assets of the Company; provided that "Asset Sale" shall not include (i) sales or other dispositions of inventory, receivables and other current assets in the ordinary course of business, (ii) substantially contemporaneous exchanges by the Company or any Restricted Subsidiary of property or equipment for other property or equipment; provided that the property or equipment received in any such exchange by the Company or such Restricted Subsidiary (A) constitutes Telecommunications Assets and (B) has at least substantially equal market value to the Company or such Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a board resolution) or
(iii) sales or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $500,000.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

     "Board Resolution" means a copy of a resolution, certified by the Secretary or Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Business Day" means any day except Saturday, Sunday or other day on which commercial banks in the City of New York, or in the city of the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, are authorized by law to close.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.


     "Change of Control" means the occurrence of any of the following events:
(i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock having more than 50% of the voting power of the total Voting Stock of the Company on a fully diluted basis; (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;
(iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any such "person" or "group" (other than to the Company or a Wholly Owned Restricted Subsidiary); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation with or into the Company with the effect that immediately after such transaction any such "person" or "group" of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, that a Change of Control will be deemed not to occur pursuant to clauses (i), (ii), (iii) or (iv) above if either (x) the acquiring "person" is a corporation with outstanding senior, unsecured corporate debt securities having a maturity at original issuance of at least one year and such debt securities are rated Investment Grade (without giving effect to any third-party credit support or enhancement) by S&P or Moody's for a period of at least 90 consecutive days, beginning on the date of such event (which period will be extended up to 90 additional days for as long as the rating of such debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency), or (y) in the event that the acquiring "person" is a corporation that either (1) does not have any outstanding senior, unsecured corporate debt securities that are rated by S&P or Moody's at any time during a period of 90 consecutive days beginning on the date of such event (which period will be extended up to an additional 90 days for as long as any such rating agency has publicly announced that such debt securities will be rated), or (2) after the date of such event but during such 90 day period, has outstanding senior, unsecured corporate debt securities having a maturity at original issuance of at least one year that have been rated Investment Grade (without giving effect to any third-party credit support or enhancement) by S&P or Moody's which rating continues in effect for the remainder of the period specified in clause (x) above, the Notes shall be rated Investment Grade immediately upon such Change of Control.


     "Closing Date" means the date on which the Units are originally issued under the Unit Agreement.

     "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on such automated quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period) of such Person and its Subsidiaries for such period to the extent that such other non cash charges were deducted in computing such Adjusted Consolidated Net Income, less (vii) all non-cash items increasing Adjusted Consolidated Net Income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income to be received in any future period), in each case on a consolidated basis and determined in accordance with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of outstanding common shares of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of outstanding common shares of such Restricted Subsidiary on the last day of such period.

     "Consolidated Fixed Charges" of any Person means for any period (i) Consolidated Interest Expense of such Person plus (ii) Preferred Stock dividends declared and payable in cash in such period by such Person or any of its Restricted Subsidiaries, other than any such dividends payable by a Restricted Subsidiary of such Person to such Person or one of its Wholly Owned Restricted Subsidiaries.


     "Consolidated Interest Expense" means, for any period, the aggregate of the following amounts for such period determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in accordance with GAAP: the amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness; the interest portion of any deferred payment obligation and any premiums, fees and expenses (and any amortization thereof) payable in connection with Indebtedness; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; interest on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries; and amounts paid to repurchase the Warrants to the extent such amounts have been expensed for purposes of determining Adjusted Consolidated Net Income) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof).


     "Consolidated Net Worth" means, at any date of determination, shareholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted

Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP.

     "Credit Facility" means the credit agreement to be entered into prior to or simultaneously with the completion of the Offering of the Units, as such credit agreement may be amended, modified, supplemented, restated or replaced from time to time.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "FCC" means the Federal Communications Commission or any successor governmental authority.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder" means the registered holder of any Note.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (other than the Company's Series A Preferred Stock) (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness, (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes (iii) that Indebtedness shall not include any liability under health, life, accident or disability plans for employees of the Company or any Restricted Subsidiary generally, and (iv) Indebtedness shall not include any commitment for the purchase by the Company or any Restricted Subsidiary of equipment or telecommunications services requiring the Company or such Restricted Subsidiary to purchase minimum quantities to achieve discount pricing prior to the time the Company or such Restricted Subsidiary is required pursuant to GAAP to record a liability on its balance sheet under such commitment to pay increased prices.

     "Indebtedness to EBITDA Ratio" means, as at any date of determination (the "Determination Date"), the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") at the Determination Date to (ii) the product of four times the Consolidated EBITDA of the Company for the most recent full fiscal quarter for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant described above (such full fiscal quarter being referred to herein as the "Most Recent Quarter"); provided that
(x) pro forma effect shall be given to (A) any Indebtedness Incurred during the period commencing on the first day of the Most Recent Quarter through the Determination Date (the "Reference Period"), including any Indebtedness Incurred on the Determination Date, to the extent outstanding at the close of the Determination Date, and (B) the discharge of any other Indebtedness permanently retired, repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness, in each case as if the Incurrence or retirement of such Indebtedness had occurred on the first date of such Reference Period, (y) if during the Reference Period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be decreased by an amount equal to the portion thereof (if positive), or increased by an amount equal to the portion thereof (if negative), directly attributable to the assets which are the subject of such Asset Sale (including, as part of the amount directly attributable to such Asset Sale, any transfer, retirement or other satisfaction of Indebtedness of the Company or any of its Restricted Subsidiaries as part of the consideration for such Asset Sale) as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Company or any of its Restricted Subsidiaries shall have made any Asset Acquisition, the Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period.


     "Interest Payment Date" means each semiannual interest payment date on
            and             of each year, commencing             , 2002.


     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a newly formed or newly acquired Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary", the "Limitation on Restricted Payments" covenant and the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above, (i) "Investment" shall include (a) the fair market value of the assets (net of liabilities) of any newly formed or newly acquired Subsidiary of the Company at the time that such newly formed or newly acquired Subsidiary is designated an Unrestricted Subsidiary and (b) the fair market value, in the case of a sale of Capital Stock in accordance with the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant such that a Person no longer constitutes a Restricted Subsidiary, of the remaining assets (net of liabilities) of such Person after such sale, and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     "Investment Grade" shall mean BBB- or higher by S&P or Baa3 or higher by Moody's.

     "L.A. Note" means the $500,000 aggregate principal amount promissory note or notes of the Company issued to the seller in connection with the acquisition of radio frequency licenses in Los Angeles, California.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.


     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or accrete original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or accrete original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) cause the Paying Agent to deliver to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Officer" means, with respect to the Company, (i) the Chairman, the Chief Executive Officer, a Vice Chairman, the President, any Vice President and (ii) the Treasurer or any Assistant Treasurer, or the Secretary or any Assistant Secretary.

     "Officers' Certificate" means a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof, provided, however, that any such certificate may be signed by any two of the Officers listed in clause (i) of the definition thereof in lieu of being signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof. Each Officers' Certificate (other than certificates provided pursuant to TIA Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

     "Opinion of Counsel" means a written opinion signed by legal counsel who may be an employee of or counsel to the Company. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

     "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that, such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and
(iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $500,000 at any time outstanding.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of any Telecommunications Subsidiary individually or the Company and its Restricted Subsidiaries taken as a whole; (vi) Liens upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred in accordance with the "Limitation on Indebtedness" covenant described above, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;
(ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements (or substantially equivalent filings outside of the United States) regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired or property or assets of the corporation that becomes a Restricted Subsidiary;
(xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company and its Restricted Subsidiaries; (xviii) Liens on or sales of receivables; (xix) Liens securing Indebtedness permitted to be Incurred pursuant to clause (vi) of the second paragraph of the "Limitation on Indebtedness" covenant (including, without limitation, Indebtedness under the Credit Facility permitted to be Incurred pursuant to such clause (vi)); provided, however, that any such Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the Telecommunications Assets so constructed or acquired with the proceeds of such Indebtedness or by the stock of any Restricted Subsidiary, the assets of which consist solely of such Telecommunications Assets so constructed or acquired;
(xx) Liens on licenses granted by the FCC to utilize narrowband radio frequency or on the interests in any entity, the material assets of which consist of such licenses to the extent they secure Indebtedness permitted to be Incurred under clauses (v) and (vii) of the second paragraph of the "Limitation on Indebtedness" covenant, provided that the aggregate amount of Indebtedness secured by any such Lien shall not at any time exceed the amount of Indebtedness permitted to be Incurred pursuant to such clauses (v) and (vii); (xxi) Liens (including Liens on Capital Stock of any Restricted Subsidiary) to the extent they secure Indebtedness outstanding under the Credit Facility, provided that the aggregate amount of Indebtedness secured by any such Lien (without duplication of any Indebtedness secured by Liens pursuant to clause (xix) above) shall not at any time exceed the amount of Indebtedness permitted to be Incurred under any such facility pursuant to the terms of the Indenture; (xxii) Liens (including Liens on Capital Stock of any Restricted Subsidiary) to the extent they secure Indebtedness outstanding permitted to be Incurred under clause (i) or (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, provided that the fair market value, as determined by the Board of Directors of the Company in good faith, of the property and other assets subject to such Liens (determined at the time such Liens are granted) does not exceed an amount equal to 150% of the amount of such Indebtedness; and (xxiii) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (i) through (xxii); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

     "Person" means an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the expiration of the Company's Offer to Purchase Notes as required pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

     "Redemption Date," when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.


     "Refinancing Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness of such Person, other than Indebtedness Incurred under clause (i), (v) or (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and
(C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company (other than the L.A. Note) be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this definition.


     "Regular Record Date" for the interest payable on any Interest Payment Date
means the             or             (whether or not a Business Day), as the
case may be, next preceding such Interest Payment Date.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "Security Register" means the register of the Notes and of their transfer and exchange to be kept by the office or agency maintained by the Company where Notes may be presented for registration of transfer or for exchange.

     "Series A Preferred Stock" means the Series A Preferred Stock of the Company outstanding on the date of the Indenture and any Series B Preferred Stock of the Company issuable upon the exchange of such Series A Preferred Stock.

     "Sloan Loan" means the promissory notes in favor of the Company issued in connection with the original issuance of the Company's Capital Stock, of which approximately $1.7 million was outstanding on the date hereof.

     "Specified Date" means any redemption date, any date of purchase for any purchase of Notes pursuant to the covenants described under "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" above or any date on which the Notes first become due and payable after an Event of Default.

     "Spectrum Acquisition Debt" means Indebtedness Incurred solely for the purpose of financing the costs of licenses or other rights granted by the FCC to utilize radio frequency and which is either a direct obligation owing to the FCC or recourse solely to such licenses or to the Capital Stock of a Restricted Subsidiary which has no material assets other than such licenses.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Equity Investor" means any Person the common stock of which is publicly traded that, both as of the Trading Day immediately before the day of a sale and the Trading Day immediately after the day of such sale, has Total Common Equity of at least $400 million and is engaged in the business of (a) providing emission, transmission or reception of signs, signals, writing, images, sound, data or video; (b) the sale, resale, lease or provision of cellular services, PCS, dispatch services, paging services, telephone services and other telecommunications or radiocommunications services; (c) the operation of PCS networks and other telecommunications or radiocommunications networks;
(d) the provision of telecommunications or radiocommunications facilities or equipment; or (e) any business ancillary or directly related to the businesses referred to in clauses (a), (b), (c) or (d) above.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Telecommunications Assets" means (i) any entity or business which holds telecommunications or radiocommunications licenses, or a substantial portion of the revenues of which are derived from (a) providing emission, transmission or reception of signs, signals, writing, images, sound, data or video; (b) the sale, resale, lease or provision of cellular services, PCS, dispatch services, paging services, telephone services and other telecommunications or radiocommunications services; (c) the operation of PCS networks and other telecommunications or radiocommunications networks; (d) the provision of telecommunications or radiocommunications facilities or equipment; or (e) any business ancillary or directly related to the businesses referred in clauses
(a), (b), (c) or (d) above and (ii) any assets used primarily to provide such products or services or to conduct such businesses, including licenses or other rights to use radio frequency.

     "Telecommunications Subsidiary" means (i) PCSD Financial Corp., SGI Communications, Inc., PCSD Spectrum, Inc., PCSD Network, Inc. and their respective successors and (ii) any other Subsidiary of the Company that holds more than a de minimis amount of Telecommunications Assets.


     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof with maturities of twelve months or less from the date of acquisition, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 365 days, and overnight bank deposits, in each case issued by or with a bank or trust company that is organized under the laws of the United States or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), or any money market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 365 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-l" (or higher) according to Moody's Investors Service, Inc. or "A-l" (or higher) according to Standard & Poor's and (v) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or Moody's Investors Service, Inc.


     "Total Common Equity" of any Person means, as of any day of determination, the product of (i) the aggregate number of outstanding shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such person) and (ii) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day. For purposes of calculating Total Common Equity on the Trading Day immediately following an event described under "Change of Control," the average closing price shall be equal to the Closing Price on such Trading Day. If no Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by a nationally recognized independent investment banking firm.

     "Trading Day" with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S. Code sec.sec. 77aaa-77bbb), as in effect on the date the Indenture was executed.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of such an Unrestricted Subsidiary. The Board of Directors may, at the time of acquisition or formation, designate any Subsidiary of the Company which has been either newly acquired or newly formed after the date of the Indenture to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above and (ii) the holders of any permitted Indebtedness of such Subsidiary do not have direct or indirect recourse against the Company or any Restricted Subsidiary of the Company and neither the Company nor any Restricted Subsidiary of the Company otherwise has any liability for any payment obligations in respect of such Indebtedness. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specified payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the Notes will initially be issued in the form of one or more Global Notes (the "Global Note") held in book-entry form. The Global Note will be deposited on the Closing Date with, or on behalf of, The Depository Trust Company ("DTC" or the "Depository") and registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Global Note holder").

     DTC has advised the Company that it is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     The Company has been advised by the Depository that (i) upon deposit of the Global Note, the Depository will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and
(ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note holder is the registered owner of any Notes, the Global Note holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depository or for maintaining, supervising or reviewing any records of the Depository relating to the Notes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Notes (including principal, premium, if any, or interest). The Company believes, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note holder of its Global Note, Notes in such form will be issued to each person that the Global Note holder and the Depository identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note holder or the Depository in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note holder or the Depository for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the Notes (including principal, premium, if any, and interest) be made in immediately available funds.

                          DESCRIPTION OF THE WARRANTS

GENERAL

     The Warrants are to be issued under a Warrant Agreement (the "Warrant Agreement") between the Company and United States Trust Company of New York, as Warrant Agent (the "Warrant Agent"). The following summaries of certain provisions of the Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrants and the Warrant Agreement.


     Each Warrant initially will entitle the registered holder thereof (the "holder"), subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, prior to 5:00 P.M., New York City time, on the Expiration Date, to purchase at a price of $0.01 per Warrant (the "Exercise Price") from the Company one (or such other number as may result from adjustments as provided in the Warrant Agreement) share of Class B Common Stock. The Class B Common Stock issuable upon exercise of the Warrants collectively will represent approximately 2.0% of the Company's outstanding Common Stock on a fully diluted basis. THE AGGREGATE NUMBER OF WARRANTS SET FORTH HEREIN IS AN ESTIMATE ONLY AND IS SUBJECT TO CHANGE PRIOR TO ISSUANCE. As of July 1, 1996, the Company had issued warrants to acquire 1,313 shares of the Class B Common Stock.



     Subject to the terms and conditions established in the Warrant Agreement, unless exercised the Warrants will expire at 5:00 p.m., New York time, on the earliest to occur of (i) 180 days after an Exercise Event (as defined below) and
(ii) , 2006 (the "Expiration Date"). Each Warrant may be exercised on any business day on or after the Exercisability Date (as defined below) and on or prior to the Expiration Date. Any Warrant not exercised before the close of business on the Expiration Date shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under the Warrant Agreement shall cease.


     Subject to the terms of the Warrant Agreement, the Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued either in global form or physical form as definitive Warrant Certificates. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     In general, holders of Warrants will not be entitled, by virtue of being such holders, to receive notice of any meetings of stockholders or otherwise have any rights of stockholders of the Company. However, if at any time the Company (i) grants, issues or sells options, convertible securities, or rights to purchase stock, warrants or other securities pro rata to the record holders of the Common Stock (the "Distribution Rights") or (ii) without duplication, makes any dividend or otherwise makes any distribution (a "Distribution") on shares of the Common Stock, then the Company will grant, issue, sell or make to each registered holder of Warrants the aggregate Distribution Rights or Distribution, as the case may be, which such holder would have acquired if such holder had held the maximum number of shares of Common Stock acquirable upon complete exercise of each holder's Warrants immediately before the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Distribution Rights or Distribution, as the case may be.

     The number of shares of Common Stock issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events, including certain (a) subdivisions, combinations or certain reclassifications of the Common Stock and (b) sales by the Company of Common Stock or of securities convertible into or exchangeable or exercisable for Common Stock (other than (1) pursuant to the exercise of the Warrants, (2) any security convertible into, or exchangeable or exercisable for, Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (3) grants to employees of options to purchase shares of Common Stock in the ordinary course of business in accordance with past practice) at a price per share less than the Current Market Value (as defined below) at the time and date of the determination of stockholders entitled to receive such rights (the "Time of Determination").

     The Warrant Agreement permits the Company voluntarily to increase the Exercise Rate from time to time for a period of time not less than 20 business days.

     If the Company is a party to a consolidation, merger or binding share exchange, or certain transfers of all or substantially all of its assets occur, the right to exercise a Warrant for Class B Common Stock may be changed into a right to receive securities, cash or other assets of the Company or another person which such holder would have received immediately after such transaction if such holder had exercised the Warrant immediately before the effective date of such transaction.

     The Warrant Agreement permits, with certain exceptions, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the holders of Warrant Certificates representing a majority in number of the then outstanding Warrants.

WARRANT EXERCISE

     Warrants may be exercised on or after the Exercisability Date and on or prior to the Expiration Date by surrendering the Warrant Certificate evidencing such Warrants with the form of election to purchase Class B Common Stock set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the Exercise Price for such Warrant at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Warrant may only be exercised in whole and the Exercise Price may be paid only in cash or by certified or official bank check or through the surrender of unexercised Warrants.

     Upon the occurrence of an Exercise Event, the Company shall (i) send promptly to each holder of Warrants, by first class mail at the addresses appearing on the Warrant Register, a notice of such Exercise Event, which notice shall describe the type of Exercise Event and the date of the occurrence thereof and (ii) cause a notice of such Exercise Event to be published in the Wall Street Journal, National Edition, for two consecutive business days, which notice shall identify the Warrants, describe the type of Exercise Event and the date of the occurrence thereof.

     Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof the Company will pay a cash adjustment.


     NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF CLASS B COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF) MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE FCC'S RULES, AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF THE COMMUNICATIONS ACT OR THE FCC'S RULES, REGULATIONS OR POLICIES. SEE "RISK FACTORS -- GOVERNMENT REGULATION; POSSIBLE LOSS OF LICENSES." In the event the Company is restricted by the Communications Act or the FCC's rules, regulations or policies from issuing Warrant Shares upon exercise of any Warrants, the Company shall be required to pay to each holder of each Warrant seeking to exercise such Warrant an amount per Warrant in cash equal to the Current Market Value thereof as of the date of such proposed exercise as set forth below under "Offer to Repurchase."


     "Common Stock" means both the Class A Common Stock, par value $1.00 per share, and the Class B Common Stock of the Company, par value $1.00 per share, and any other capital stock of the Company into which such Common Stock may be converted or reclassified or that may be issued in respect of, in exchange for, or in substitution for, such Common Stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations or other like events.

     "Exercisability Date" is defined in the Warrant Agreement as the date of occurrence of any Exercise Event, provided that if an Exercise Event occurs prior to the Separability Date, the Separability Date shall instead be the Exercisability Date.


     "Exercise Event" means, with respect to each Warrant as to which such event is applicable, the date of the earliest of: (1) the occurrence of a Change of Control (which definition is identical to the definition of "Change of Control" set forth above under "Description of the Notes -- Definitions", except that the proviso to such definition under "Description of the Notes" is not included in such definition), (2) the consummation of a Public Equity Offering (as defined herein) after which there shall exist a Public Market (as defined herein) and
(3)             , 2006.



     "Separability Date" is defined in the Warrant Agreement to mean the
earliest to occur of: (i)           , 1996, (ii) such earlier date as may be
determined by Lehman Brothers Inc. and specified to the Company, the Trustee, the Warrant Agent and the Unit Agent in writing, (iii) the occurrence of a Change of Control and (iv) in the event of an Offer to Purchase in connection with any Asset Sale (each as defined herein), the date the Company mails notice thereof to the holders of the Notes, at which time the Notes and the Warrants will become separately transferable.


     "Public Equity Offering" means a primary public offering (whether or not underwritten, but excluding any offering pursuant to Form S-4 or S-8 under the Securities Act) of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 20% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

     The Company has agreed to file and to use its best efforts to make effective by the Exercisability Date a shelf registration statement on an appropriate form covering the issuance of the Warrant Shares, unless an exemption from the registration requirements under the Securities Act is then available for the issuance of such Warrant Shares. The Company will keep such registration statement effective until the Expiration Date of the Warrants.

OFFER TO REPURCHASE

     Upon the occurrence of an Exercise Event, the Company shall have the right to make an offer to purchase all outstanding Warrants and Warrant Shares in cash, within 120 days after such Exercise Event, at a price equal to the Current Market Value thereof. In the event the Company makes any such offer the Company shall have selected an Independent Financial Expert reasonably satisfactory to a majority of the holders of Warrants and Warrant Shares prior to 90 days before the Expiration Date. If the Company has not selected an Independent Financial Expert prior to 90 days before the Expiration Date, then a majority of the holders of Warrants and Warrant Shares shall have the right to select one at the expense of the Company.

     "Current Market Value" per share of Class B Common Stock or any other security at any date means (1) if the security is not registered under the Exchange Act, the value of the security determined as of such date by such Independent Financial Expert and approved by the Board of Directors of the Company, or (2) if the security is registered under the Exchange Act, the average of the daily closing bid prices for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date or, if the security has been registered under the Exchange Act for less than 15 consecutive business days before such date, then the average of the daily closing bid prices for all of the business days before such date for which daily closing bids prices are available. If the closing bid price is not determinable for at least 10 business days in such period, the Current Market Value of the security shall be determined as if the security was not registered under the Exchange Act. Current Market Value with respect to a Warrant means the Current Market Value of a Warrant Share and all other property acquirable upon exercise in full of such Warrant. Current Market Value shall be determined without any discount for lack of liquidity, the amount of Class B Common Stock proposed to be sold or the fact that the Warrant Shares or Class B Common Stock held may represent a minority interest in a private company.

     "Independent Financial Expert" means a nationally recognized investment banking firm which is not an affiliate of the Company.

REGISTRATION RIGHTS

     The Company and the Underwriters will enter into a Class B Common Stock and Warrant Registration Rights Agreement (the "Warrant Registration Rights Agreement") with respect to the Warrant Shares. The Warrant Registration Rights Agreement will provide among other things, that the Underwriters and persons to whom Warrant Shares are transferred will have the registration rights with respect to the Warrant Shares described below.

     Holders of Warrant Shares will have the demand registration rights described in this paragraph only following the occurrence of an Exercise Event. After the occurrence of an Exercise Event, the holders of at least 25% of the outstanding Warrant Shares will be entitled to require the Company to use its best efforts to effect one registration under the Securities Act of such Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of the Warrant Shares. Upon a demand, the Company will prepare, file and use its best efforts to cause to be effective within 120 days of such demand a registration statement in respect of all of the Warrant Shares; provided, that in lieu of filing such registration statement the Company may make an offer to purchase all of the Warrant Shares at the Current Market Value per share thereof.

     Holders of Warrant Shares will also have the right to include such Warrant Shares in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its securityholders (other than a registration statement on Form S-4 or S-8) for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein (a "Piggy-Back Registration"), unless an exemption from the registration requirements of the Securities Act is then available for the sale of the Warrant Shares. In the case of a Piggy-Back Registration, the number of Warrant Shares requested to be included therein is subject to reduction to the extent that the Company is advised by the managing underwriter therefor that the total number of shares proposed to be included therein is such as to materially and adversely affect the success of the offering.

     The Warrant Registration Rights Agreement will include customary covenants on the part of the Company and will provide that the Company will indemnify the holders of Warrant Shares included in any registration statement and any underwriter with respect thereto against certain liabilities.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  General


     The Company is authorized to issue two classes of Common Stock, designated "Class A Common Stock" and "Class B Common Stock". The Company is authorized to issue up to 500,000 shares of Common Stock in the aggregate. Of that amount, up to 300,000 shares may be shares of Class A Common Stock, par value $1.00 per share, and up to 200,000 shares may be shares of Class B Common Stock, par value $1.00 per share. As of July 1, 1996, there were issued and outstanding 8,718 shares of Class A Common Stock and 28,482 shares of Class B Common Stock each held of record by 26 stockholders.


     The holders of shares of Class A Common Stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. Shares of Class B Common Stock confer on the holders thereof no right to vote except with respect to each of the matters listed in items (i) through (xiv) below, as to which each holder is entitled to one vote for each share of Class B Common Stock held, voting together with the holders of the Class A Common Stock as a single class with respect to each such matter. The affirmative vote or consent of the holders of two-thirds or more of the outstanding shares of Common Stock is required to:

          (i) alter or change the rights, preferences or privileges of the Class A Common Stock or Class B Common Stock or increase the authorized number of shares thereof;

          (ii) authorize or issue any Common Stock, any debt or equity security convertible into Common Stock or any rights or options to purchase Common Stock or any debt or equity securities convertible into Common Stock (other than (i) pursuant to or as permitted by the Common Stockholders Agreement or (ii) pursuant to rights generally granted to employees, either directly or pursuant to employee benefit plans, in each case, with the approval of the Board of Directors and a two-thirds vote of the holders of the Class A Common Stock and, if applicable, in accordance with waivers obtained from the FCC with respect to the application to such employees of its rules and regulations pertaining to Designated Entity status);

          (iii) authorize or issue any new class or series of stock, any debt or equity security convertible into any new class or series of stock or any rights or options to purchase the same;

          (iv) amend or restate the certificate of incorporation or bylaws of the Company;

          (v) effect the sale, merger, consolidation, recapitalization or reorganization of the Company or any subsidiary thereof which would result in a change of control of the Company or a sale of all or substantially all of the assets of the Company;

          (vi) repurchase or otherwise acquire shares of Common Stock or other securities of the Company (other than (i) pursuant to the Common Stockholders Agreement, (ii) pursuant to the terms of employee benefit plans approved by the Board of Directors or (iii) in connection with the cessation of the employment of employees or former employees of the Company, in each case not to exceed $500,000 in the aggregate during any fiscal year);

          (vii) change the number of directors prescribed in the bylaws of the Company;

          (viii) effect any issuances of stock or any securities convertible into or exchangeable for stock by any subsidiary of the Company;

          (ix) change the line of business engaged in by the Company or any of its subsidiaries in any material fashion;

          (x) incur any indebtedness for borrowed money or any financing leases in any fiscal year in excess of $2 million in the aggregate; incur or approve any capital expenditures in any fiscal year in excess of $2 million in the aggregate; or pledge, encumber, purchase, sell or otherwise transfer or dispose of any assets of the Company or any subsidiary (other than in the ordinary course of business) in any fiscal year in excess of $500,000 in the aggregate; provided that nothing shall restrict the Company from incurring such indebtedness, leases or capital expenditures or effecting any such transfer or disposition referred to above if in accordance with a business plan (which business plan shall have been approved as provided in clause (xii) below) then in effect for such fiscal year;

          (xi) liquidate or dissolve the Company (other than pursuant to the Common Stockholders Agreement);

          (xii) approve the business plan each year and any material changes during the year as submitted to the Stockholders of the Company by the Board of Directors in accordance with the Common Stockholders Agreement;

          (xiii) create any committees of the Board of Directors that are delegated power or authority of the Board of Directors except the Finance Committee, the Compensation Committee and the Corporate Opportunity Committee; or

          (xiv) take any action or cause to suffer the occurrence of any event which, in the opinion of FCC Counsel to the Company, would result in the loss of or materially jeopardize the Company's status as a Designated Entity.

  Common Stockholders Agreement

     Certain of the rights and obligations of the holders of the Common Stock of the Company are governed by the Stockholders Agreement dated as of November 14, 1994 and subsequently amended (as amended, the "Common Stockholders Agreement") among the Company and the holders of the Common Stock party thereto (the "Common Stockholders"). The shares of Common Stock underlying the Preferred Stock (as defined below), and the shares of Common Stock for which the Warrants may be exercised, will be subject, upon issuance, to rights and restrictions set forth in the Common Stockholders Agreement. The Common Stockholders Agreement is summarized below, which is qualified in its entirety by reference to the complete text of the Common Stockholders Agreement.

     Stock Transfer Restrictions. A Common Stockholder may transfer his, her or its Common Stock only if the transfer complies with the provisions in the Common Stockholders Agreement. If the proposed transferee is a "Permitted Transferee" (as defined below), then the following requirements apply:

          (i) the Common Stockholder proposing to make the transfer must give written notice to the Company of the proposed transfer, identifying the proposed transferee;

          (ii) in the opinion of counsel satisfactory to the Company, the proposed transfer must not violate the registration requirements under the Securities Act or state securities laws;

          (iii) the transfer, in the reasonable opinion of special FCC counsel to the Company, must not result in the loss of or materially jeopardize the Designated Entity status of the Company;

          (iv) the transfer must not cause a transfer of control by the Company under FCC rules and regulations (other than a transfer specifically contemplated by the Common Stockholders Agreement); and

          (v) the transferee must execute and deliver to the Company a written instrument, in form and substance reasonably satisfactory to the Company, acknowledging the receipt of a copy of the Common Stockholders Agreement and agreeing to comply with and be bound by it.

     In the case of a Common Stockholder that is a corporation or partnership, a "Permitted Transferee" is a general or limited partner, stockholder, beneficial owner, equity holder or subsidiary or subsidiaries of such Common Stockholder. For this purpose, a "subsidiary" means any corporation, partnership, joint venture, trust or estate of which (or in which) the Common Stockholder owns or controls directly or indirectly 50% or more of (i) the voting stock with power to elect a majority of the directors, (ii) the capital and profit and loss interests of a partnership or joint venture or (iii) the beneficial interests of a trust or estate.

     If the proposed transferee is not a "Permitted Transferee," then, in addition to the above requirements, the transfer notice must set forth all of the terms and conditions of the proposed transfer, the transferor and the transferee must notify the Company of completion of the transfer, and the rights of co-sale and rights in the case of the sale of the business, as described in the following two paragraphs, will apply.

     Co-Sale Rights and Requirements. If Common Stock is to be transferred to a Person other than a Permitted Transferee by a holder of 5% or more of the Common Stock and such stock constitutes one-third or more of the Common Stock owned by such Person, then the Company shall notify all other Common Stockholders and all other holders of the Preferred Stock (the "Preferred Stockholders" and collectively, the "Stockholders") of the transfer. Such other Stockholders shall then have the option to participate in the contemplated transfer by selling, at the same price and on the same terms as the proposed transfer, a proportionate number of their shares of Common Stock based on the relative holdings of those Stockholders electing to sell (on an as-if-converted basis). The Common Stockholders and Preferred Stockholders may exercise their options to participate in such transfer by giving notice to the transferor and to the Company within thirty days after receipt of notice from the Company. Notwithstanding the foregoing, no Common Stockholder may obtain a majority of the Common Stock or of the Class A Common Stock in the Company by acquiring Common Stock from the other Common Stockholders in a single transaction or series of related transactions unless the acquiring Stockholder offers to acquire on identical terms and conditions Common Stock from the other stockholders in proportion to their relative shareholdings.

     In the event that a bona fide offer of any type, other than an offer by a Common Stockholder or any Permitted Transferee of a Common Stockholder or any affiliate thereof, is made to purchase the business of the Company, including without limitation a proposed merger or consolidation, an offer to purchase more than 50% of the Common Stock or an offer to purchase all or substantially all of the assets of the Company, then, if Stockholders with an aggregate holding of two-thirds or more of the Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, approve the offer, all of the Common Stockholders are required to consent to and participate on a pro rata basis in the transaction approved by such two-thirds majority.

     Conversion of Class B Common Stock. The Common Stockholders Agreement allows the holders of the Class B Common Stock to exchange such Class B Common Stock for an equal number of shares of Class A Common Stock immediately upon and after the consummation of an Initial Public Offering (as defined below).

     Voting Requirements. The Common Stockholders Agreement contains provisions identical to the voting requirements discussed above under "-- General." In addition, the Common Stockholders Agreement provides that decisions by the Board of Directors shall be by majority vote, except that not less than two-thirds of the total number of directors then in office must vote in favor of the following actions if such actions are to be duly authorized:

          (i) hiring, terminating or materially changing the compensation and benefits of any key employee of the Company;

          (ii) engaging in any transactions with a Stockholder or any affiliate thereof other than pursuant to agreements specifically referenced in the Common Stockholders Agreement;

          (iii) approving and submitting to the Stockholders the business plan each year and any material changes during the year, as submitted to the Board of Directors by the Finance Committee or as developed by the Board of Directors itself absent a timely submission by the Finance Committee all in accordance with the Common Stockholders Agreement; or

          (iv) changing the accounting or reporting systems in any material manner from that previously approved by the Stockholders.

     Directors. The Board of Directors of the Company consists of 17 directors. The holders of the Class A Common Stock have agreed to elect the directors of the Company from designees selected by the

Stockholders as prescribed in the Common Stockholders Agreement. The following is a list of the present designees of such Stockholders and the number of directors such Stockholders are entitled to designate:

                                                            NUMBER OF
                         STOCKHOLDER                        DIRECTORS        DESIGNEE
    ------------------------------------------------------  ---------   -------------------
    Paging Company Investors:
      A+ Network(1).......................................       1      Elliott H. Singer
      Arch Communications(2)..............................       1      C.E. Baker, Jr.
    Board Designee(3).....................................       1      Stan F. Sech
    Venture Capital Funds:
      Austin Ventures.....................................       1      Jeffery C. Garvey
      Battery Ventures III, L.P. .........................       1      Richard D. Frisbie
      Marquette Venture Partners..........................       1      James E. Daverman
      Memorial Drive Trust................................       1      R. Schorr Berman
    Control Group:
      Dobson Family Corp..................................       1      Vacant
      Sloan LP(4).........................................       8      Maceo K. Sloan
                                                                        Steven J. Lerner
                                                                        Cecil L. Duffie
                                                                        William D. deKay
                                                                        Malcolmn Pryor
                                                                        Justin F. Beckett
                                                                        Pamela R. Simmons
                                                                        Vacant
    Holders of Series A Preferred Stock...................       1      James D. Kallman
                                                                --
              Total.......................................      17
                                                            ========

- ---------------


(1) A+ Network has entered into a definitive agreement to be acquired by Metrocall that will result in the merger of A+ Network into Metrocall. Under the Common Stockholders Agreement, a stockholder who has the right to designate a director and who sells, assigns, conveys or otherwise transfers its Common Stock by operation of law or otherwise loses its right to designate a director. Accordingly, upon the consummation of the merger of A+ Network into Metrocall, A+ Network will lose its right to designate a director to PCSD's Board. Under the Common Stockholders Agreement, open board seats created by the termination of a Paging Company Investor's right to designate a director shall be filled by an individual designated by the Board who is employed by or associated with the remaining Paging Company Investor, if any, or another person otherwise experienced in the telecommunications industry.

(2) On or about May 20, 1996, Arch Communications acquired the stock of Westlink Holdings, Inc. ("Westlink") which owns 49.9% of the outstanding stock of Benbow PCS Ventures, Inc., ("Benbow"), which owns two 50 kHz/12.5 kHz regional narrowband PCS licenses. Westlink also has a five-year management agreement with Benbow under which Westlink is responsible for the day-to-day operations of Benbow. In addition, Arch Communications has notified the Company that it plans to transfer all of the Common Stock of the Company owned by Arch Communications to its wholly-owned subsidiary, Arch Communications Enterprises, Inc. ("ACE"). As a result of the closing of the Westlink acquisition and the transfer of the PCSD Common Stock to ACE, Arch Communications has lost its right to designate a director to PCSD's Board and Mr. Baker is required to resign from PCSD's Board. Under the Common Stockholders Agreement, open Board seats created by the termination of a Paging Company Investor's right to designate a director shall be filled by an individual designated by the Board who is employed by or associated with the remaining Paging Company Investor, if any or another person otherwise experienced in the telecommunications industry.
(3) Holders of the Class A Common Stock have agreed to vote their shares for an individual designated by the Company's Board of Directors who shall be employed by or associated with either Arch Communications, A+ Network or another company in the wireless telecommunications industry.
(4) These eight directors will be designated by either Sloan LP or SCI, or jointly by them.

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

Except as provided in the following paragraph, the number of directors can be changed by an amendment to the Company's bylaws. Such amendment requires a vote of the holders of two-thirds of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class.

     If for any reason a designee is unable to continue serving as a director, then the Stockholders shall immediately vote their Class A Common Stock, if necessary, in such a manner as to fill the vacancy with another nominee designated by the Stockholder who designated the former director. In the event a Stockholder who has the right to designate a director or directors to the Company's Board of Directors (1) does not continue to hold at least 1% of the then total equity of the Company, (2) sells, assigns, conveys or otherwise transfers the Common Stock by operation of law or otherwise or (3) becomes a competitor or associated with a competitor, then its right to designate a director shall cease. Open Board seats created by the termination of a Paging Company Investor's right to designate a director as described above will be filled by an individual designated by the Board of Directors who is employed by or associated with the remaining Paging Company Investor or another person otherwise experienced in the telecommunications industry. Other vacancies created by the termination of other Stockholder rights to designate directors will be filled by a majority of the votes of the Stockholders voting their Class A Common Stock. In addition, the holders of the Preferred Stock (the "Series A Preferred Stockholders") will lose their right to designate a director when (i) less than one-third of the shares of Preferred Stock are outstanding or (ii) more than 50% of the shares of Preferred Stock become owned, directly or indirectly, by a competitor or an affiliate of a competitor (as each is defined in the Certificate of Designations for the Preferred Stock). Upon the occurrence of either of these events, Sloan LP will also lose the right to designate one of its eight directors, and the two vacancies on the Board of Directors created thereby will be filled by a majority of the votes of the Stockholders voting their Class A Common Stock for persons who are not affiliated with the Company or any of its Stockholders.

     Finance Committee; Annual Business Plan. The Common Stockholders Agreement provides that the Board of Directors shall establish a Finance Committee consisting of seven members to be designated as follows:

     - One member shall be selected by the designees to the Board of SCI, or of Sloan LP to extent SCI has transferred its rights to designate directors of the Company to Sloan LP.

     - One member shall be selected by the designees of Arch Communications and A+ Network.

     - One member shall be selected by the Chief Executive Officer of the Company.

     - Two members shall be selected by the designees of Austin Ventures, Marquette Ventures Partners Battery Ventures III, L.P. and Memorial Drive Trust.

     - Two members shall be selected by the designee of the Series A Preferred Stockholders.

     The Common Stockholders Agreement provides that the Company's annual business plan is to be developed by the Finance Committee, submitted to the Board of Directors for approval by a two-thirds vote of the Board of Directors, and then submitted to the Stockholders (including the Series A Preferred Stockholders) for approval by a two-thirds vote. If any person or group of persons loses its right to designate a director of the Company pursuant to the Common Stockholders Agreement, it will also lose the right to designate a member of the Finance Committee.

     Preemptive Rights. The Common Stockholders Agreement provides that the Company shall not issue, sell or exchange any shares of Common Stock or any debt obligation or security convertible into or exchangeable for Common Stock or any option, warrant or other right to subscribe for, purchase or otherwise acquire Common Stock or any other equity security of the Company unless, in each case, the Company first offers to sell to each Common Stockholder such Common Stockholder's proportionate share of the securities offered at the same price and on the same terms at which they were proposed to be issued, sold or exchanged. Such Common Stockholder shall have 30 days after delivery of notice from the Company to exercise its preemptive rights. If some Common Stockholders exercise their options, but at least one Common Stockholder does not, then the Company shall notify the exercising Common Stockholders, who shall have an additional 15 days to elect to purchase the remaining portion of the securities offered in proportion to the relative shareholdings of the Common Stockholders who have exercised their options. This procedure shall be repeated until either (i) there is no additional portion of the securities to be purchased or (ii) no Common Stockholder elects to purchase the remaining portion of the securities. If the Common Stockholders fail to exercise their successive rights to purchase all of such securities, then, within 120 days of such failure, the Company may sell such securities on the terms and prices specified in the notice of such offering.

     Notwithstanding any other provision of the Common Stockholders Agreement, the exercise of preemptive rights is forbidden to the extent that, in the reasonable opinion of special FCC counsel to the Company, it would result in the loss of or materially jeopardize the Designated Entity status of the Company. Moreover, the preemptive rights do not apply to the issuance or exercise of certain options and warrants, the conversion of the Preferred Stock, or the issuance of stock in an Initial Public Offering or the issuance of the Notes.

     Termination. The Common Stockholders Agreement will terminate in the event that either: (i) the holders of two-thirds of the then outstanding Common Stock and Series A Preferred Stock, each voting separately as a class, approve termination or consent to it in writing; or (ii) the Company consummates an Initial Public Offering. In any event, the provisions of the Common Stockholders Agreement with respect to voting arrangements and restrictions will terminate no later than 10 years from the date of the Common Stockholders Agreement in accordance with applicable law, subject to extension by agreement of the remaining parties to the Common Stockholders Agreement.

     Application to Future Share Issuances. The Common Stockholders Agreement applies to Common Stock now held and Common Stock that may be acquired in the future by existing Common Stockholders and their Permitted Transferees, including Common Stock acquired by existing Common Stockholders and their Permitted Transferees through the exercise of preemptive rights. The Common Stockholders Agreement will not apply in any event to additional shares of Common Stock issued by the Company to Persons other than existing Common Stockholders and their Permitted Transferees.

  The Registration Rights Agreement for Holders of Common Stock

     The following is a summary of certain provisions of the Registration Rights Agreement dated as of November 14, 1994 and subsequently amended (as amended, the "Common Stockholders Registration Rights Agreement") between the Company and all of the Common Stockholders of the Company. Such summary is qualified in its entirety by reference to the complete text of the Common Stockholders Registration Rights Agreement, a copy of which is available upon request. The Common Stock underlying the Preferred Stock will be subject, upon issuance, to rights and restrictions set forth in the Common Stockholders Registration Rights Agreement.

     The Common Stockholders Registration Rights Agreement provides that, on or after November 14, 1997, the holders of a majority of all shares of the Common Stock owned by the Common Stockholders and not otherwise registered under the Securities Act or sold in reliance on an exemption from the registration requirements of the Securities Act (the "Registrable Securities") may make one written demand to the Company for registration under the Securities Act of all or a portion of the Registrable Securities in a public offering that the Company anticipates will result in gross proceeds to such holders of not less than $10 million and a price of at least $10.00 per share. Upon becoming qualified to use Form S-3 under the Securities Act, the holders of at least 10% of the Registrable Securities then outstanding also may make written requests (which requests may not be made more than once in any twelve-month period) to the Company for registration of the Registrable Securities on Form S-3 pursuant to Rule 415 under the Securities Act. The Company must honor these requests, too, provided that it shall not be required to effect such a registration unless the holder or holders requesting registration thereunder propose to dispose of Registrable Securities which they reasonably anticipate to result in gross proceeds to such holders of not less than $1 million. The holders of the Registrable Securities also have certain "piggyback" registration rights to include the Registrable Securities, subject to certain limitations, in other registration statements filed by the Company.

     Whenever the Company effects a registration pursuant to the registration rights provisions of the Common Stockholders Registration Rights Agreement, the Company (i) has agreed, and the Common Stockholder parties have agreed if requested, not to effect any public sale or distribution of securities similar to

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

those being registered, or of any securities convertible into or exchangeable or exercisable for such securities, for a specified period of time prior to and after such registration statement becomes effective and (ii) will be required to pay the cost of such registration of securities, except that each selling stockholder will bear its pro-rata share of customary underwriting discounts and commissions, customary fees and expenses of its counsel and applicable transfer taxes. The Common Stockholders Registration Rights Agreement contains customary indemnification and contribution provisions relating to the exercise by the holders of Registrable Securities of their registration rights thereunder. The Common Stockholders Registration Rights Agreement will apply to the Common Stock received by holders of the Preferred Stock upon conversion.

PREFERRED STOCK

  General


     The authorized capital stock of the Company includes 100,000 shares of preferred stock, par value $1.00 per share. A total of 27,000 of such shares have been designated "Series A Preferred Stock" and a total of 3,000 of such shares have been designated "Series B Preferred Stock" (referred to together in this Prospectus as the "Preferred Stock"). As of July 1, 1996, there were issued and outstanding 23,600 shares of Series A Preferred Stock held of record by 70 stockholders and 1,067 shares of Series B Preferred Stock held of record by one stockholder.


     The Board of Directors is authorized by the Restated Certificate of Incorporation of the Company to issue one or more additional series of preferred stock from time to time, without further stockholder action, in one or more series and, with respect to each such series, to fix the designation and the number of shares to be issued, the voting rights of the shares, the dividend rights, if any, the redemption rights, if any, sinking fund requirements, if any, rights upon the liquidation, dissolution or winding up of the Company or upon the distribution of the assets of the Company, the terms of the conversion or exchange into any other class or series of shares, if provided for, and other powers, preferences, rights, qualifications, limitations or restrictions thereof.

     The Series A Preferred Stock and Series B Preferred Stock have identical rights and designations in all respects, except that the holders of the Series B Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action, except to the extent otherwise required by law. Holders of the Series B Preferred Stock will have the right to convert any or all of such Series B Preferred Stock into shares of Series A Preferred Stock on a share-for-share basis upon the occurrence of events specified in the Certificate of Designations relating to the Preferred Stock.

  Conversion into Class B Common Stock

     Each holder of shares of the Preferred Stock will have the right, exercisable at any time and from time to time, to convert all or any such Preferred Stock into shares of Class B Common Stock, initially on a share-for-share basis. The conversion ratio of the Preferred Stock is subject to adjustment in the event of (i) any subdivision or combination of the Common Stock, (ii) any payment by the Company of a stock dividend to the holders of the Common Stock or (iii) the issuance of equity or rights to acquire equity at a price per share less than $2,250 (as adjusted).

     If the Company consummates an underwritten public offering of its Class A Common Stock arranged by a nationally recognized underwriter at a price of at least $10.00 per share at any time (i) before the fifth anniversary of the issuance of the Preferred Stock in which the Company receives at least $40 million of net proceeds and reflects at least a $4,500 value per original share of Preferred Stock, (ii) after the fifth anniversary and prior to the sixth anniversary of the issuance of the Preferred Stock in which the Company receives at least $50 million of net proceeds and reflects at least a $5,000 value per original share of the Preferred Stock, or (iii) at any time after the sixth anniversary of the issuance of the Preferred Stock in which the Company receives at least $50 million of net proceeds and reflects a value per original share of the Preferred Stock equal to the greater of $5,000 or the initial purchase price plus the Preferred Stock Dividend (each an "Initial Public Offering"), then the Preferred Stock will be converted automatically into shares of

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

the Common Stock which is to be sold in such Initial Public Offering at an initial conversion rate of one-for-one, subject to adjustment in certain circumstances.

  Liquidation Preference

     In the event of any voluntary or involuntary dissolution, winding up, or liquidation of the Company (including liquidation following the sale or disposition of substantially all of the Company's assets) or a "change of control," whether voluntary or otherwise, after payment or provision for payment of all of the Company's debts and other liabilities, the holders of the Preferred Stock will be entitled to receive, out of the remaining net assets of the Company and in preference to the Common Stockholders, the amount of $2,250 for each share of the Preferred Stock, plus the Preferred Stock Dividend, as defined below (whether or not declared). If, upon any liquidation of the Company, the assets distributable among the Preferred Stockholders and all other classes and series of preferred stock ranking (as to any such distribution) senior to or on a parity with the Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the Preferred Stockholders and of all classes and series of preferred stock ranking (as to any such distribution) on a parity with the Preferred Stock in proportion to the full preferential amount that would be payable per share if such assets were sufficient to permit payment in full. If, after payment of a liquidation preference to Preferred Stockholders and the payment of the per share amount equal to the liquidation preference on the Preferred Stock to the Common Stockholders, assets remain in the Company, then all such remaining assets of the Company shall be distributed to the Preferred Stockholders and the Common Stockholders on a pro-rata, as-if-converted basis.

     The proceeds distributable to the Company's shareholders with respect to a sale of substantially all of the assets of the Company or a merger or consolidation of the Company with or into any other entity will be distributed in the same manner as in a liquidation of the Company unless, with respect to a merger or consolidation, other arrangements are made in the successor entity for the protection of the rights granted to the holders of the Preferred Stock.

  Conversion into Subordinated Notes

     At any time after the ninth anniversary of the issuance of the Preferred Stock and upon the vote or consent of the holders of not less than 40% of the shares of the Series A Preferred Stock at the time outstanding all, but not less than all, of the Preferred Stock shall automatically be converted into subordinated notes of the Company (the "Subordinated Notes"), provided that the conversion of the Preferred Stock and the issuance of the Subordinated Notes does not cause a default or an incipient default under the Indenture. The Subordinated Notes will be subordinate in right of payment to the prior payment in full of the Notes and all other indebtedness of the Company that is not by its terms subordinate to, or pari passu with, the Subordinated Notes and will be redeemable at the option of the Company in full or in part at any time for the principal plus accrued interest (and, if redeemed in part, will be acquired from the holders thereof ratably in accordance with the principal amounts thereof then held by the holders). The Subordinated Notes will otherwise be payable in
full on             , 2007 and will accrue interest at the rate of 10% per
annum, compounded semiannually, payable upon the final scheduled maturity of the Subordinated Notes.

     The only events of default upon the Subordinated Notes will be (i) the Company's failure to pay principal and interest at their scheduled maturity,
(ii) the occurrence of bankruptcy or certain liquidation events with respect to the Company and (iii) the declared acceleration of the Notes or other material indebtedness of the Company following a default thereunder, which acceleration has not been withdrawn after 10 days.

     Upon exercise of this conversion right, each holder will receive, in exchange for all of the holder's Preferred Stock, Subordinated Notes whose principal amount will equal the sum of the initial purchase price of the Preferred Stock plus the Preferred Stock Dividend. This conversion right will expire upon payment in full of the Notes.

     If and to the extent that the conversion of the Preferred Stock and the issuance of the Subordinated Notes would cause a default or an incipient default under the Indenture, then the terms of the Subordinated Notes may be amended prior to their issuance with the approval of the holders of a majority of the shares of the Preferred Stock at the time outstanding. Notwithstanding the foregoing, the Company shall not treat the Preferred Stock as debt (for federal income tax purposes) so long as the Preferred Stock remains outstanding.

  Optional Redemption

     The Preferred Stock may be redeemed at the option of the Company, in whole or in part, on a pro rata basis at any time after the tenth anniversary of the issuance of the Preferred Stock at a price equal to the purchase price of the Preferred Stock plus the Preferred Stock Dividend. The holders of the Preferred Stock may, however, convert the Preferred Stock into Class B Common Stock or Subordinated Notes prior to redemption but after notice of redemption by the Company.

  Dividend Rights


     The Preferred Stock will accrue a 10% per annum dividend, compounded semiannually, on a liquidation preference of $2,250 per share (adjusted for certain events) (the "Preferred Stock Dividend"), payable only under the circumstances described in "Liquidation Preference." If, after receiving the consent of the holders of at least 50% of the Series A Preferred Stock, the Company should declare and pay in full a dividend, then holders of all of the Company's Preferred Stock, Common Stock and all other capital stock not ranking junior to the Preferred Stock as to payment of dividends would be entitled to participate in such dividend in equal per share amounts; provided, however, that, if the Board declares a dividend to the holders of any class of capital stock of the Company other than stock senior to the Preferred Stock, but is unable to pay such dividend in full, then such dividend shall be paid first to the Preferred Stockholders, in preference to the Common Stockholders. No dividend or distribution on, or purchase or redemption of, any Class A Common Stock or Class B Common Stock shall be permitted without the affirmative vote or consent of the holders of at least 50% of the Series A Preferred Stock, other than the redemption of shares held by employees or former employees in connection with the cessation of their employment.


  Voting Rights

     The Series A Preferred Stockholders will be entitled to vote together with the Common Stockholders as though part of such class on those specific matters as to which the holders of the Class B Common Stock are entitled to vote. Series A Preferred Stockholders will have the right to that number of votes equal to the number of shares of Common Stock which would be held by such holders if conversion of the Preferred Stock were to occur at the close of business on the day immediately prior to the date of the vote. The Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the number of shares of Series A Preferred Stock outstanding, voting separately as a class, (i) create any class of capital stock having any preference or priority as to dividends, or upon liquidation, distribution or winding up, over the Preferred Stock, (ii) reclassify any shares of capital stock of the Company into shares of Preferred Stock, (iii) issue or reserve for issuance any security exchangeable for, convertible into or evidencing the right to purchase Preferred Stock or (iv) change the preferences, rights or powers with respect to the Preferred Stock so as to adversely affect the Preferred Stock. So long as no less than one-third of the shares of Preferred Stock remain outstanding, the Series A Preferred Stockholders, voting separately as a single class, also have the right to elect one member to the Company's Board of Directors. If and when less than one-third of the shares of Preferred Stock are outstanding, the Preferred Stockholders will be divested of their directorship. In addition, in the event that more than 50% of the shares of Preferred Stock become owned by a competitor or an affiliate of a competitor of the Company, the Preferred Stockholders will be divested of their directorship. Except as provided by law, the Series B Preferred Stock shall have no voting rights.

  Preferred Stockholders Agreement

     Certain of the rights and obligations of the Preferred Stockholders will be governed by a Stockholders Agreement (the "Preferred Stockholders Agreement") among the Company and all Preferred Stockholders.

The Preferred Stockholders Agreement is summarized below and is qualified in its entirety by reference to the complete text of the Preferred Stockholders Agreement. A copy of the Preferred Stockholders Agreement is available from the Company upon request.

     Stock Transfer Restrictions. A Preferred Stockholder may transfer its Preferred Stock only if the transfer complies with the following requirements:

          (i) the Preferred Stockholder proposing to make the transfer (other than to Permitted Transferees) must give written notice to the Company of the proposed transfer, identifying the proposed transferee and all of the terms and conditions of the proposed transfer;

          (ii) in the opinion of counsel satisfactory to the Company, the proposed transfer must not violate the registration requirements under the Securities Act or state securities laws;

          (iii) if the transferor is a member of the Control Group, then the transfer, in the reasonable opinion of special FCC counsel to the Company, must not result in the loss of or materially jeopardize the Designated Entity status of the Company;

          (iv) the transfer must not cause a transfer of control of the Company under FCC rules and regulations (other than a transfer specifically contemplated by the Preferred Stockholders Agreement); and

          (v) the transferee must execute and deliver to the Company a written instrument, in form and substance reasonably satisfactory to the Company, acknowledging the receipt of a copy of the Preferred Stockholders Agreement and agreeing to comply with and be bound by it.

     If Preferred Stock is to be transferred to a Person other than a Permitted Transferee by a holder of 4.9% or more of the Preferred Stock and such stock constitutes one-third or more of the Preferred Stock owned by such Preferred Stockholder, then the Company shall notify all other Preferred Stockholders of such transfer. Such other Preferred Stockholders shall have the option to participate in the contemplated transfer by selling, at the same price and on the same terms as the proposed transfer, a proportionate number of their shares of Preferred Stock based upon the relative holdings of those Preferred Stockholders electing to sell. Notwithstanding the foregoing, no Preferred Stockholder may obtain a majority of the Preferred Stock by acquiring Preferred Stock from other Preferred Stockholders in a single transaction or series of related transactions unless the acquiring Preferred Stockholder offers to acquire on identical terms and conditions Preferred Stock from other stockholders in proportion to their relative shareholdings.

     In the event that a bona fide offer of any type other than an offer by a Stockholder or any Permitted Transferee of a Stockholder or any affiliate thereof is made to purchase the business of the Company, including without limitation a proposed merger or consolidation, an offer to purchase more than 50% of the Common Stock or an offer to purchase all or substantially all of the assets of the Company, then, if two-thirds or more of the number of shares of Common Stock and Preferred Stock then outstanding, voting as a single class on an as-if-converted basis, approve the offer, all of the Preferred Stockholders are required to consent to and participate on a pro rata basis in the transaction approved by the two-thirds majority.

     Preemptive Rights. The Preferred Stockholders Agreement provides that the Company shall not issue, sell or exchange any shares of Common Stock or any debt obligation or security convertible into or exchangeable for Common Stock or any option, warrant or other right to subscribe for, purchase or otherwise acquire Common Stock or any other equity security of the Company unless, in each case, the Company first offers to sell to each Preferred Stockholder and each Common Stockholder such Stockholder's proportionate share of the securities offered at the same price and on the same terms at which they were proposed to be issued, sold or exchanged. Such Stockholder shall have 30 days after delivery of notice from the Company to exercise its preemptive rights. If some Stockholders exercise their options, but at least one Stockholder does not, then the Company shall notify the exercising Stockholders, who shall have an additional 15 days to elect to purchase the remaining portion of the securities offered in proportion to the relative shareholdings of the Stockholders who have exercised their options. This procedure shall be repeated until either (i) there is no additional portion of the securities to be purchased or (ii) no Stockholder elects to purchase the remaining portion of the securities. If the Stockholders fail to exercise their successive rights to purchase all of such securities, then, within 120 days of such failure, the Company may sell such securities on the terms and prices specified in the notice of such offering.

     These preemptive rights shall not apply to the issuance of options or warrants simultaneously and in connection with the issuance of indebtedness by the Company.

     Notwithstanding any other provision of the Preferred Stockholders Agreement, the exercise of preemptive rights is forbidden to the extent that, in the reasonable opinion of special FCC counsel to the Company, it would result in the loss of or materially jeopardize the Designated Entity status of the Company.

     Information. The Preferred Stockholders Agreement provides that each of the Preferred Stockholders is entitled to receive financial and other information regarding the Company, including copies of the Company's business plans, for so long as such Preferred Stockholder is not a competitor or affiliated with a competitor of the Company.

     Termination. The Preferred Stockholders Agreement will terminate pro tanto as and when the Preferred Stock is converted into Common Stock or the Company consummates an Initial Public Offering.

     In any event, the provisions of the Preferred Stockholders Agreement with respect to voting arrangements and restrictions will terminate no later than 10 years from the date of the Preferred Stockholders Agreement in accordance with applicable law, subject to extension by agreement of the remaining parties to the Preferred Stockholders Agreement.

  Registration Rights Agreement for Holders of Preferred Stock

     The following is a summary of certain provisions of the Registration Rights Agreement (the "Preferred Stockholder Registration Rights Agreement") to be entered into among the Company and all of the Preferred Stockholders. Such summary is qualified in its entirety by reference to the complete text of the Preferred Stockholder Registration Rights Agreement, a copy of which is available upon request.

     The Preferred Stockholder Registration Rights Agreement provides that, on or after November 14, 1997, the holders of a majority of all shares of the Preferred Stock may make one written demand to the Company for registration under the Securities Act of all or a portion of the Common Stock (including Common Stock which has been issued following the conversion of the Preferred Stock) not otherwise registered under the Securities Act or sold in reliance on an exemption from the registration requirements of the Securities Act (the "Registrable Securities") in a public offering. Upon becoming qualified to use Form S-3 under the Securities Act, the holders of at least 10% of the Preferred Stock then outstanding also may make written requests (which requests may not be made more than once in any twelve-month period) to the Company for registration of the Registrable Securities on Form S-3 pursuant to Rule 415 under the Securities Act. The Company must honor these requests, too, provided that it shall not be required to effect such a registration unless the holder or holders requesting registration thereunder propose to dispose of Registrable Securities which they reasonably anticipate to result in gross proceeds to such holders of not less than $1 million. The holders of the Preferred Stock also have certain "piggyback" registration rights to include the Registrable Securities, subject to certain limitations, in other registration statements filed by the Company. Any Preferred Stock included in any registration pursuant to rights granted under the Preferred Stockholders Registration Rights Agreement will convert automatically into shares of Common Stock to be sold in such public offering immediately prior to the closing.

     Whenever the Company effects a registration pursuant to the registration rights provisions of the Preferred Stockholder Registration Rights Agreement, the Company (i) has agreed, and the Preferred Stockholder parties have agreed if requested, not to effect any public sale or distribution of securities similar to those being registered, or of any securities convertible into or exchangeable or exercisable for such securities, for a specified period of time prior to and after such registration statement becomes effective, and (ii) will be required to pay the cost of such registration of securities, except that each selling stockholder will bear its pro rata share of customary underwriting discounts and commissions, customary fees and expenses of its counsel and applicable transfer taxes. The Preferred Stockholder Registration Rights Agreement contains customary indemnification and contribution provisions relating to the exercise by the holders of Registrable Securities of their registration rights thereunder.

LIMITATION ON DIRECTORS' LIABILITY

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to limit or eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in those circumstances described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty to care. In addition, the Company's Certificate of Incorporation and Bylaws as provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law.

DELAWARE TAKEOVER STATUTE

     Section 203 of the Delaware Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(iii) or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the bylaws presently exclude the Company from the restrictions imposed by Section 203.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax considerations applicable to an investment in the Notes or Warrants by U.S. Holders who hold such Notes or Warrants as capital assets. For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a Note or Warrant that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or a political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of source or (iv) any other person defined as a United States person under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion does not apply to dealers in securities, financial institutions, life insurance companies, tax-exempt organizations, foreign individuals and entities, persons whose functional currency is not the U.S. Dollar or to persons that will hold a Note or Warrant as a position in a "straddle" or "conversion transaction" for tax purposes, or aspects of Federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. It does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This summary is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to prospective or retroactive change. PURCHASERS OF UNITS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM OF HOLDING AND DISPOSING OF UNITS.

NOTES

     Original Issue Discount. The Notes will be issued with original issue discount ("OID") for federal income tax purposes. Accordingly, each U.S. Holder of a Note generally will be required to include OID in income as it accrues under a constant yield method in advance of cash payments attributable to such income (regardless of whether the U.S. Holder is a cash or accrual basis taxpayer).

     The amount of OID with respect to each Note will be the excess of the "stated redemption price at maturity" of such Note over its "issue price." The "stated redemption price at maturity" of the Notes will include all cash payments required to be made on the Notes until maturity, whether denominated as principal or interest. The issue price of the Notes is the first price at which a substantial amount of the Notes is sold to the public for money.

     Because the original purchasers of the Notes will also purchase Warrants, each Note will likely be treated by the IRS as having been issued as part of an "investment unit" consisting of Notes and Warrants. Pursuant to final Treasury Regulations regarding OID (the "OID Regulations"), the "issue price" of an investment unit is equal to the first price at which a substantial amount of Units is sold to the public. For this purpose, the public does not include bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The issue price of a Unit, as so determined, must be allocated between its component parts based on their relative fair market values. The holder of an investment unit must use the issuer's allocation unless the holder discloses on its Federal income tax return for the year that includes the acquisition date of such Unit that it plans to use an allocation that is inconsistent with the issuer's allocation. The Company
will allocate      to each $1,000 principal amount of Notes and $     to the
Warrant comprising each Unit and will use such allocation to determine the respective "issue prices" of the Notes and the Warrants. Such allocation is not binding on the IRS.

     Each U.S. Holder of a Note will be required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which such holder holds the Note ("accrued OID") without regard to when the cash attributable to such income is received. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to that accrual period. The "accrual period" for a debt instrument may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID that is allocable to an accrual period will be determined by multiplying the adjusted issue price of the Note at the beginning of the accrual period by the yield to maturity of such Note (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period).

OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The adjusted issue price of the Note at the beginning of an accrual period will be equal to its issue price increased by all previously accrued OID (determined without regard to the amortization of any acquisition premium, as described below) and reduced by the amount of all previous payments made on such Note on or before the first day of the accrual period. The yield to maturity is the discount rate that, when used in computing the present value of the payments to be made under the Note, produces an amount equal to the issue price of the Note.

     The Company will report annually to the Internal Revenue Service (the "IRS") and to record U.S. Holders of Notes, other than corporations and other exempt holders, information with respect to the amount of OID that has accrued with respect to the Notes during the calendar year. This information will be based upon the adjusted issue price of the Note as if the holder were the original holder of the Note. In addition, each Note will bear a legend setting forth the issue date, the issue price, the total amount of OID, the yield to maturity and certain other information, or such legend will indicate how a holder can receive such information.

     Subsequent holders who purchase Notes for an amount other than the adjusted issue price, and/or on a date other than the end of an accrual period, will be required to determine for themselves the amount of OID they are required to include in gross income for Federal income tax purposes. The subsequent purchaser's aggregate amount of includible income may vary depending upon the amount paid for the Notes. See "Acquisition Premium" and "Market Discount" below.

     Effect of Mandatory Offer to Redeem on Original Issue Discount. In the event of a Change of Control or in the event of certain asset sales, the Company will be required, subject to certain conditions, to offer to redeem all of the Notes. The OID Regulations provide that a required redemption upon the occurrence of a contingent event such as a change of control or such asset sale will not affect the yield or maturity date of the Notes and will not affect the computation of OID unless, based on all of the facts and circumstances as of the issue date, it is more likely than not that the contingent event will occur. The Company has no present intention of treating the offer to redeem the Notes as affecting the computation of the yield to maturity or OID of any Note.

     Acquisition Premium. A subsequent purchaser of a Note issued with OID who purchases the Note for an amount that is less than or equal to the sum of all amounts payable on the Note after the purchase date but greater than its adjusted issue price immediately before such purchase (i.e., a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that Note. In computing the daily portions of OID for such a purchaser (as well as an initial purchaser that purchases at a price higher than the adjusted issue price but less than or equal to the stated redemption price at maturity), however, the daily portion of OID is reduced by a portion of the acquisition premium equal to the product of (A) the daily portion of OID for such day (computed in accordance with the rules set forth above) and
(B) a fraction, the numerator of which is the excess of the cost of the Note over its adjusted issue price, and the denominator of which is the sum of all amounts payable on the Note after the date of acquisition reduced by the Note's adjusted issue price.

     Disposition of Notes. A U.S. Holder of a Note generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a Note in an amount equal to the difference between the amount realized on such sale, exchange, redemption, retirement or other taxable disposition and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be equal to the price paid by such Holder for such Note, increased by the portion of OID previously included in gross income to the date of disposition (and the accruals of market discount, if any, which the U.S. Holder has previously elected to include in gross income on an annual basis as described below) and decreased by any cash payments, regardless of whether such payments are denominated as interest or principal. Such gain or loss generally will be capital gain or loss provided the Note was a capital asset in the hands of the U.S. Holder, and will be long-term capital gain or loss if the Note has been held for more than one year.

     Market Discount. Purchasers of Notes should be aware that a purchase of Notes in this offering or a subsequent resale of Notes may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a U.S. Holder of a Note (including a purchaser in this offering) purchases the Note at a price below its issue price plus the amount of OID includible in income by all prior U.S. Holders of the Note and thereafter receives a principal payment on, or recognizes gain upon a disposition of the Note (including dispositions by gift or redemption), the lesser of such principal payment or of such gain (or appreciation, in the case of a gift) and the portion of the market discount that has accrued ("Accrued Market Discount") while the Note was held by such U.S. Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. The market discount rules also provide that a U.S. Holder who acquires a Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the U.S. Holder disposes of the Note in a taxable transaction.

     "Market discount" generally is the excess of the adjusted issue price of a Note over the tax basis of the Note in the hands of the U.S. Holder immediately after its acquisition. Under a de minimis exception, the amount of market discount is considered to be zero if it is less than 0.25 percent of the Note's stated redemption price at maturity multiplied by the number of complete years from acquisition to maturity. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on the basis of the constant yield method.

     In lieu of including the Accrued Market Discount in income at the time of disposition, a U.S. Holder of a Note acquired at a market discount may elect to include the Accrued Market Discount in income currently (either ratably or using the constant yield method). Once made, such an election applies to all Notes and other obligations that the U.S. Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the U.S. Holder, unless the IRS consents to a revocation of the election. If an election is made to include Accrued Market Discount in income currently, the basis of a Note in the hands of the U.S. Holder will be increased by the Accrued Market Discount thereon as it is includible in income and the rule described above requiring deferral of interest expense on indebtedness incurred with respect to the Note will not apply.

     High-Yield Discount Obligations. If the yield-to-maturity on the Notes equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Notes are issued (the "AFR") and (y) 5%, the Notes will be considered "applicable high yield discount obligations" under Section 163(i) of the Code. Consequently, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

     Moreover, if the yield-to-maturity on the Notes exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Notes will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield on the Notes ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. Accordingly, a United States Holder of a Note that is a corporation may be entitled to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by such corporate holder on such Note.

     Backup Withholding. The backup withholding rules require a payor to deduct and withhold tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the IRS has notified the payor that withholding is required with respect to the payee or (iv) there has been a failure of the payee to certify under penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. If any one of the above events occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes. A "reportable payment" includes, among other things, OID and amounts paid through brokers in retirement of a Note. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a refund or credit against such Holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax exempt organizations) are not subject to the backup withholding and information reporting requirements, and no withholding will be imposed on such holders provided that they certify their exemption from such requirements to the payor in the necessary manner.

WARRANTS

     Characterization of Warrants as Stock. The Company believes that the Warrants are in substance equivalent to stock of the Company, and thus for federal income tax purposes should be treated as stock because, among other things, the Warrants are exercisable for nominal consideration and the holders of the Warrants are entitled to receive certain distributions if the Company pays a dividend or makes a distribution to holders of the Common Stock. As set forth in more detail below, the likely federal income tax treatment upon exercise and sale of the Warrants and the sale of the Common Stock received upon exercise of the Warrants will be affected by whether the Warrants are treated as warrants or stock for federal tax purposes. The federal income tax treatment in the case of lapse or adjustments will likely not be affected.

     Exercise -- Payment of Cash. No gain or loss will be recognized for Federal income tax purposes by holders of the Warrants upon the exercise thereof in exchange for Common Stock (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock). A holder's tax basis in the Common Stock acquired upon exercise of a Warrant generally will equal its tax basis in the Warrant (i.e., generally the portion of the price of a Unit allocated to the Warrant) plus the amount paid upon exercise. The holding period of the Common Stock received upon the exercise of the Warrants will begin on the date of exercise of the Warrant, unless the Warrant is itself treated as stock for federal income tax purposes (as discussed above). In the event the Warrant is treated as stock, the holding period of the shares of Common Stock received upon exercise should include the period during which the Warrants were held by such holder. If any cash is received in lieu of fractional shares, the holder will recognize gain or loss, and the character and the amount of such gain or loss will be determined as if the holder had received such fractional shares and then immediately sold them for cash.

     Exercise -- Payment with other Warrants. If the Warrants are not treated as Common Stock (as discussed above), a holder who exercises a Warrant by surrendering Warrants (the "Surrendered Warrants") other than the exercised Warrant in payment of the exercise price thereof should be treated as disposing of the Surrendered Warrants in a taxable transaction. Accordingly, a holder should recognize gain or loss equal to the difference between the exercise price and the holder's tax basis in the Surrendered Warrants (and taking into account any cash received by the holder in lieu of the issuance of fractional shares of Common Stock). Such gain or loss should be capital gain or loss; however, such gain or loss may be ordinary income or loss on the grounds that the Surrendered Warrants were not sold or exchanged. A holder's tax basis in the Common Stock received upon exercise generally will equal its tax basis in the exercised Warrant (i.e., generally the portion of the price of a Unit allocated to the Warrant) plus the amount deemed paid upon exercise. However, the IRS may argue that the holder is deemed to have exercised both the exercised Warrant and the Surrendered Warrants in exchange for the Common Stock, in which case the receipt of Common Stock by the holder will not be a taxable transaction (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock), and such holder's basis in the Common Stock will equal the sum of its tax basis in the exercised Warrant and its tax basis in the Surrendered Warrants. The holding period for such Common Stock will begin on the date of exercise of the Warrant, unless the Warrant is itself treated as stock for federal income tax purposes (as discussed above). In the event the Warrant exercised is itself treated as stock, the holding period of the shares of Common Stock received upon exercise will include the period during which the Warrant was held by such holder. Moreover, if the Warrants are treated as stock for federal income tax purposes (as discussed above), the surrender of Surrendered Warrants in payment of the exercise price of the exercised Warrant may be treated as a tax-free recapitalization of stock for stock under Section 368(a)(1)(E) of the Code or as a tax-free exchange of Common Stock for Common Stock under Section 1036 of the Code. In such a case, a holder will not recognize gain or loss upon the surrender of the Surrendered Warrants

(except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock), and the holder's tax basis in the Common Stock received upon exercise will equal the sum of its tax basis in the exercised Warrant and its tax basis in the Surrendered Warrants, increased by any gain and decreased by any loss recognized in the transaction. Because of the uncertain tax consequences of a surrender of Warrants in connection with the exercise of Warrants, U.S. Holders considering the use of Warrants to pay any part of the exercise price of a Warrant should consult their own tax advisors.

     Sale of Warrants. The sale of a Warrant ordinarily will result in the recognition of gain or loss to the holder for Federal income tax purposes in an amount equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the Warrant. Such gain or loss will be capital gain or loss, provided the Common Stock would have been a capital asset in the hands of the Warrant holder had the Warrant been exercised, and will be long-term capital gain or loss with respect to Warrants held for more than one year. However, the IRS might assert that the sale of a Warrant to the Company does not constitute a sale or exchange and that the holder recognized ordinary income or loss. In the event the Warrants are treated as stock for federal income tax purposes (as discussed above), the sale of Warrants to the Company should be governed by the stock redemption provisions of the Code. In such a case, redemptions of Warrants by the Company would be treated as a dividend and taxed as ordinary income to the extent of the Company's current and accumulated earnings and profits, unless, taking into account certain constructive ownership rules, the holder terminated his entire equity interest in the Company or the redemptions were "not essentially equivalent to a dividend." In a published ruling, the IRS has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was generally entitled to capital gain or loss treatment upon the redemption of his stock so long as his percentage stock ownership was thereby reduced.

     Similarly, gain or loss will generally be recognized upon a sale of the Common Stock received upon exercise of a Warrant in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the Common Stock. Such gain or loss will be capital gain or loss, provided the Common Stock is held as a capital asset, and will be long-term capital gain or loss with respect to Common Stock with a more than one-year holding period. In the event the Warrants are treated as stock for federal income tax purposes, gain or loss on the sale of the Warrants should be long-term capital gain or loss with respect to Warrants held more than one year.

     Lapse. If the Warrants lapse without exercise, the holder generally will recognize a capital loss (assuming the sale or exchange of the Warrants by the holder would have given rise to capital gain or loss) equal to the holder's tax basis in the Warrants. Any such capital loss would be long-term if the holding period for the Warrants exceeds one year.

     Adjustments. The Exercise Rate of the Warrants are subject to adjustments under certain circumstances and the Warrant holders may be entitled to certain distributions in the event of distributions to holders of the Common Stock. Under Section 305 of the Code and the Treasury Regulations issued thereunder, holders of the Warrants will be treated as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the Exercise Rate that may occur in limited circumstances, increase the proportionate interest of a holder of a Warrant in the earnings and profits of the Company. Thus, under certain circumstances that may or may not occur, such an adjustment may be treated as taxable distributions to holders of Warrants, without regard to whether such holders receive any cash or other property. The Warrant holders may be entitled to receive certain distributions if the Company pays a dividend or makes a distribution to holders of the Common Stock, and the Company may waive payment of the exercise price when a holder exercises a Warrant, in which case it would be deemed to have distributed cash to the holder in an amount equal to the payments waived by the Company. Any such distribution or deemed distribution would likely be taxable as ordinary income to the holder to the extent of the Company's current and/or accumulated earnings and profits.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of Units set forth opposite their respective names below.

                                 UNDERWRITERS                                   UNITS
    -----------------------------------------------------------------------  ------------
    Lehman Brothers Inc....................................................
    Donaldson, Lufkin & Jenrette Securities Corporation....................
    Chase Securities Inc. .................................................
    Toronto Dominion Securities (USA) Inc..................................
                                                                             ------------
              Total........................................................
                                                                              ===========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Units are subject to the approval of certain legal matters by their counsel and to certain conditions, and that if any Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Units agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

     The Company has been advised by the Underwriters that they propose to offer the Units offered hereby initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to exceed
$          per Unit. The Underwriters or such selected dealers may reallow a
commission to certain other dealers not to exceed $          per Unit. After the
initial public offering of the Units the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The offering price for the Units and the provisions of the Notes and the Warrants have been determined by negotiations between the Company and the Underwriters. The material factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believed to be comparable to the Company, estimates of business potential of the Company and the present stage of the Company's development.

     There is no public market for the Units, Notes or Warrants and the Company has no plans to apply for listing of the Units, Notes or Warrants on any national securities exchange or for quotation on any automated quotation system. The Company has been advised by certain of the Underwriters that they currently intend to make a market in the Units (prior to separation), Notes and Warrants, as permitted by applicable laws and regulations, however, such Underwriters are not obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If any of such Underwriters ceases to act as a market-maker for the Units, Notes or Warrants for any reason, there can be no assurance that another firm or person will make a market in the Units, Notes or Warrants. Accordingly, there can be no assurance as to the liquidity of, or the existence of trading markets for, the Units, Notes or Warrants.


     Certain of the Underwriters have provided certain financial advisory and investment banking services to the Company in the past. Lehman Brothers Inc. was the placement agent for the private placement by the Company of the Series A Preferred Stock in November 1995 for which it received customary commissions. Lehman Brothers Inc. is presently engaged on a best efforts basis as placement agent for the private placement by Sloan LP of the remaining limited partnership interests in Sloan LP, for which Lehman Brothers Inc. will also receive customary commissions. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is Administrative Agent and a lender under the Credit Facility. The Chase Manhattan Bank and its affiliates may from time to time perform financial and banking services for the Company. The Chase Manhattan Bank is also an affiliate of Chase Manhattan Capital Corporation and Chase Venture Capital Associates, L.P. Chase Manhattan Capital Corporation and Chase Venture Capital Associates, L.P. own 3.60% and 18.02%, respectively, of the Series A Preferred Stock.


     Toronto Dominion Investments, Inc., an affiliate of Toronto Dominion Securities (USA) Inc., owns 9.01% of the Series A Preferred Stock and Series B Preferred Stock, collectively.

     Chase Manhattan Capital Corporation, which in the aggregate beneficially owns 21.6% of the Series A Preferred Stock outstanding as of the date hereof, is an affiliate of Chase Securities Inc., a member of the National Association of Securities Dealers, Inc. (the "NASD") and a participant as an underwriter in the Offering of the Units covered by this Prospectus. As a result of the foregoing, this Offering is subject to the provisions of Schedule E to the Bylaws of the NASD. Accordingly, the underwriting arrangements for the Offering will conform with the requirements set forth in Schedule E. In particular, the price (in the case of equity) or the yield (in the case of debt) at which such Offering is to be distributed to the public must be at a price no higher or a yield no lower, as the case may be, than that recommended by a "qualified independent underwriter" who has also participated in the preparation of the registration statement and the prospectus, and who meets certain standards. In accordance with this requirement, Lehman Brothers Inc. will serve in such role and will recommend the public offering price in compliance with the requirements of Schedule E. Lehman Brothers Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Units offered hereby are being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P. ("NMRS"), Charlotte, North Carolina and Atlanta, Georgia. Patrick Daugherty, a partner of NMRS, beneficially owns 30 shares of the Company's Series A Preferred Stock. Certain communications-related legal matters are being passed upon for the Company by Lukas McGowan Nace & Gutierrez, Chartered, Washington, D.C. ("Lukas McGowan"). Gerald S. McGowan, a partner of Lukas McGowan, beneficially owns 12 shares of the Company's Class A Common Stock and 63 shares of the Company's Class B Common Stock. Certain legal matters are being passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission.

                          PCS DEVELOPMENT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and December 31, 1995.............   F-3
Consolidated Statements of Operations for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and
  cumulative amounts from September 21, 1994 to December 31, 1995.....................   F-4
Consolidated Statements of Stockholders' Equity for the period from September 21, 1994
  (date of incorporation) to December 31, 1995........................................   F-5
Consolidated Statements of Cash Flows for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and
  cumulative amounts from September 21, 1994 to December 31, 1995.....................   F-6
Notes to Consolidated Financial Statements............................................   F-7
Consolidated Balance Sheets (unaudited) as of March 31, 1996..........................  F-16
Consolidated Statements of Operations (unaudited) for the Three Months Ended March 31,
  1995 and March 31, 1996 and cumulative amounts from September 21, 1994 (date of incorporation) to March 31, 1996....................................................  F-17
Consolidated Statements of Stockholders' Equity (unaudited) for the period from
  December 31, 1995 to March 31, 1996.................................................  F-18
Consolidated Statements of Cash Flows (unaudited) for the Three Months Ended March 31,
  1995 and March 31, 1996 and cumulative amounts from September 21, 1994 (date of incorporation) to March 31, 1996....................................................  F-19
Notes to Consolidated Financial Statements (unaudited)................................  F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
  PCS Development Corporation
Greenville, South Carolina

     We have audited the accompanying consolidated balance sheets of PCS Development Corporation (a development stage company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and cumulative amounts from September 21, 1994 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from September 21, 1994 (date of incorporation) to December 31, 1994, for the year ended December 31, 1995 and cumulative amounts from September 21, 1994 to December 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Greenville, South Carolina

February 16, 1996
(except with respect to
Note 12, as to which the date is
April 25, 1996)

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                    1994               1995
                                                                ------------       ------------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................  $    763,878       $ 25,947,791
  Interest receivable from stockholder (Note 9)...............        22,190             84,343
  Prepaid expenses and other current assets...................           845            751,810
                                                                ------------       ------------
          Total current assets................................       786,913         26,783,944
EQUIPMENT AND FIXTURES -- Net (Note 3)........................        13,941          2,360,057
INTANGIBLE ASSETS -- Net (Note 4).............................     9,253,100         97,554,358
                                                                ------------       ------------
          TOTAL...............................................  $ 10,053,954       $126,698,359
                                                                 ===========        ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable............................................  $    146,379       $    215,581
  Due to related company (Note 6).............................       193,320                 --
  Accrued payroll withholdings................................        39,342            225,416
  Other accrued liabilities...................................       111,500            550,502
  Current portion of long-term debt (Note 7)..................            --            418,582
                                                                ------------       ------------
          Total current liabilities...........................       490,541          1,410,081
                                                                ------------       ------------
OTHER LIABILITIES.............................................            --            134,570
                                                                ------------       ------------
LONG-TERM DEBT (Note 7).......................................            --         73,382,678
                                                                ------------       ------------
COMMITMENTS (Note 5)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes 10 and 12)......            --         23,112,325
STOCKHOLDERS' EQUITY (Notes 9 and 11):
  Common stock:
     Class A, $1.00 par value, 300,000 shares authorized,
       8,718 shares issued and outstanding....................         8,718              8,718
     Class B, $1.00 par value, 200,000 shares authorized,
       28,482 shares issued and outstanding...................        28,482             28,482
  Common stock additional paid-in capital.....................    37,162,800         36,366,601
  Deficit accumulated during the development stage............      (375,103)        (2,455,814)
                                                                ------------       ------------
                                                                  36,824,897         33,947,987
     Less amounts receivable from stockholders................   (23,993,979)           (14,147)
     Less notes receivable from stockholder...................    (3,267,505)        (5,275,135)
                                                                ------------       ------------
          Total stockholders' equity..........................     9,563,413         28,658,705
                                                                ------------       ------------
          TOTAL...............................................  $ 10,053,954       $126,698,359
                                                                 ===========        ===========

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 PERIOD FROM
                                             SEPTEMBER 21, 1994
                                                  (DATE OF           YEAR ENDED        CUMULATIVE AMOUNTS
                                               INCORPORATION)       DECEMBER 31,    FROM SEPTEMBER 21, 1994
                                            TO DECEMBER 31, 1994        1995          TO DECEMBER 31, 1995
                                            ---------------------   ------------   --------------------------
OPERATING EXPENSES:
  Sales and Marketing.....................        $      --          $  796,100            $  796,100
  Administrative..........................          394,918           1,922,163             2,317,081
  Depreciation............................               --             137,374               137,374
  Amortization............................            4,058              19,479                23,537
                                                -----------         ------------        -------------
                                                    398,976           2,875,116             3,274,092
INTEREST INCOME FROM STOCKHOLDER (Note
  9)......................................          (22,190)           (526,075)             (548,265)
INTEREST INCOME -- OTHER..................           (1,683)           (268,330)             (270,013)
                                                -----------         ------------        -------------
          NET LOSS........................        $ 375,103          $2,080,711            $2,455,814
                                            ================         ==========    ====================
PER SHARE DATA:
          NET LOSS........................        $ 375,103          $2,080,711
          ACCRETION OF PREFERRED STOCK
            DIVIDENDS.....................               --             796,199
                                                -----------         ------------
          NET LOSS ATTRIBUTABLE TO COMMON
            STOCKHOLDERS..................        $ 375,103          $2,876,910
                                            ================         ==========
          NET LOSS PER COMMON SHARE.......        $   10.08          $    77.34
                                            ================         ==========

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             PERIOD FROM SEPTEMBER 21, 1994 (DATE OF INCORPORATION)
                              TO DECEMBER 31, 1995

                                                                                      AMOUNTS
                                             COMMON STOCK     DEFICIT ACCUMULATED    RECEIVABLE    NOTES RECEIVABLE
              COMMON STOCK   COMMON STOCK     ADDITIONAL          DURING THE            FROM             FROM
                CLASS A        CLASS B      PAID-IN CAPITAL    DEVELOPMENT STAGE    STOCKHOLDERS     STOCKHOLDER         TOTAL
              ------------   ------------   ---------------   -------------------   ------------   ----------------   -----------
BALANCE,
  SEPTEMBER
  21,
  1994......     $   --        $     --       $        --         $        --       $         --     $         --     $        --
Issuance of
  37,200
  shares of
  common
  stock
  ($1,000
  per share)
  on October
  1, 1994...      8,718          28,482        37,162,800                  --        (23,993,979)      (3,267,505)      9,938,516
Net loss
  from date
  of
  incorporation
  to
  December
  31,
  1994......         --              --                --            (375,103)                --               --        (375,103)
              ------------   ------------   ---------------   -------------------   ------------   ----------------   -----------
BALANCE,
  DECEMBER
  31,
  1994......      8,718          28,482        37,162,800            (375,103)       (23,993,979)      (3,267,505)      9,563,413
Collection
  of amounts
  receivable
  from
  stockholders...        --          --                --                  --         23,979,832       (5,932,495)     18,047,337
Collection
  of notes
  receivable
  from
  stockholder...        --           --                --                  --                 --        3,924,865       3,924,865
Preferred
  stock
accretion...         --              --          (796,199)                 --                 --               --        (796,199)
Net loss....         --              --                --          (2,080,711)                --               --      (2,080,711)
              ------------   ------------   ---------------   -------------------   ------------   ----------------   -----------
BALANCE,
  DECEMBER
  31,
  1995......     $8,718        $ 28,482       $36,366,601         $(2,455,814)      $    (14,147)    $ (5,275,135)    $28,658,705
              ============   ============    ============     ================      =============   =============     ============

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   PERIOD FROM                                CUMULATIVE
                                               SEPTEMBER 21, 1994                            AMOUNTS FROM
                                             (DATE OF INCORPORATION)     YEAR ENDED       SEPTEMBER 21, 1994
                                              TO DECEMBER 31, 1994    DECEMBER 31, 1995  TO DECEMBER 31, 1995
                                             -----------------------  -----------------  --------------------
OPERATING ACTIVITIES:
  Net Loss..................................       $  (375,103)         $  (2,080,711)       $ (2,455,814)
  Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization..........             4,058                156,853             160,911
     Changes in assets and liabilities:
       Increase in interest receivable from
          shareholder.......................           (22,190)               (62,153)            (84,343)
       Increase in prepaid expenses and
          other current assets..............              (845)              (250,965)           (251,810)
       Increase in accounts payable.........           146,379                 69,202             215,581
       (Decrease) increase in due to related
          company...........................           117,557               (193,320)            (75,763)
       Increase in accrued payroll
          withholdings......................            39,342                186,074             225,416
       Increase in other accrued
          liabilities.......................           111,500                420,379             531,879
       Increase in other liabilities........                --                134,570             134,570
                                             -----------------------  -----------------  --------------------
          Net cash provided by (used in)
            operating activities............            20,698             (1,620,071)         (1,599,373)
INVESTING ACTIVITIES:
  Purchases of equipment and fixtures.......            (3,233)            (1,488,351)         (1,491,584)
  Payments for FCC licenses.................        (9,192,103)           (15,579,616)        (24,771,719)
  Increase in accrued interest payable......                --                 18,623              18,623
  FCC deposit...............................                --               (500,000)           (500,000)
                                             -----------------------  -----------------  --------------------
          Net cash used in investing
            activities......................        (9,195,336)           (17,549,344)        (26,744,680)
FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock
     and collection of amounts receivable
     from stockholders......................         9,938,516             18,047,337          27,985,853
  Proceeds from the issuance of preferred
     stock and collection of subscriptions
     receivable.............................                --             22,316,126          22,316,126
  Proceeds from the issuance of note
     payable................................                --                 65,000              65,000
  Collection of notes receivable from
     stockholder............................                --              3,924,865           3,924,865
                                             -----------------------  -----------------  --------------------
          Net cash provided by financing
            activities......................         9,938,516             44,353,328          54,291,844
INCREASE IN CASH AND CASH EQUIVALENTS.......           763,878             25,183,913          25,947,791
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD....................................                --                763,878                  --
                                             -----------------------  -----------------  --------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....       $   763,878          $  25,947,791        $ 25,947,791
                                             =================          =============     ===============
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  FINANCING INFORMATION:
  Debt incurred to acquire FCC Licenses.....                --          $  72,741,121        $ 72,741,121
  Debt incurred to acquire certain fixed
     assets.................................                --                995,139             995,139
  Issuance of notes receivable to
     stockholder for
     stock..................................       $ 3,267,505              5,932,495           9,200,000
  Preferred stock accretion.................                --                796,199             796,199

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE PERIOD FROM SEPTEMBER 21, 1994 (DATE OF INCORPORATION)
             TO DECEMBER 31, 1994 AND YEAR ENDED DECEMBER 31, 1995

1.  ORGANIZATION

     PCS Development Corporation and its subsidiary (the "Company") is a development stage company incorporated on September 21, 1994, for the purpose of establishing, constructing and operating regional narrowband personal communications systems in the United States.

     During 1994, the Company successfully bid on five regional narrowband licenses, which were officially granted by the Federal Communications Commission (the "FCC") in February, 1995. The Company plans to employ the licenses to offer a full array of two-way narrowband wireless voice and data messaging. The Company is subject to the regulatory authority of the FCC and qualified as a "Designated Entity" in the FCC narrowband PCS regional auction whereby the Company received from the FCC certain bidding credits and financing terms as part of its purchase of the licenses. The Company continues to satisfy the applicable Designated Entity criteria because it is a small business and it is controlled by a control group composed of minorities and women.

     The Company is in a new segment of the wireless telecommunications industry and is now developing a nationwide narrowband PCS wireless network. It plans to offer two-way wireless stored voice and data messaging services through existing wireless messaging providers and other channels. The development, construction and initial start-up phase associated with the implementation of the Company's services will require substantial capital. The Company has experienced operating losses and negative cash flow from operating activities since its incorporation in 1994. The Company expects that during the buildout of its nationwide network and as it seeks market penetration, operating losses and negative cash flow from operating activities will continue at historical or greater levels. The ability to generate positive net income and cash flow from operations in the future is dependent upon many factors, including general economic conditions, attainment of significant additional financing, the timely completion of the Company's network buildout, the level of market acceptance for the Company's products and services and the degree of competition encountered by the Company.

     The Company intends to purchase its infrastructure equipment from two suppliers. As a result, the Company will rely on these suppliers for the manufacture of a substantial portion of the equipment necessary to construct its narrowband PCS network. One of these suppliers is the only current manufacturer of the subscriber equipment necessary to deliver stored voice messaging services over the Company's network.

     No market currently exists for the stored voice messaging services proposed to be offered by the Company. With respect to sales of both voice and data services, the Company intends to target broad market segments with diverse messaging requirements by providing nationwide, easy-to-use services at a reasonable price. The potential markets for these services include corporate users, business travelers, portable personal computer users and household consumers. The Company will employ a variety of direct and indirect distribution channels to market and sell its PCS products and services. To speed marketing and sales and quickly build a broad customer base, the Company intends initially to distribute its PCS services through certain of its investors and other distribution partners, deriving leverage from their existing customer relationships.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, SGI Communications, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Cash and cash equivalents consist of cash in banks and short-term, highly liquid investments purchased with original maturities of less than three months.

     Equipment and fixtures are recorded at cost. Equipment and fixtures will be depreciated using the straight-line method over the lives of the related assets.

     The Company capitalizes interest costs related to network buildout, where activities are in progress, necessary to get the asset ready for its intended use.

     Intangible assets are amortized on the straight-line method over the period of the related asset. The Company will periodically review the values assigned to intangible assets to determine whether any impairments are other than temporary. This assessment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of intangible assets. Management believes that the intangible assets in the accompanying balance sheets are appropriately valued.

     The Company provides for deferred income taxes for temporary differences between the tax basis and financial reporting basis of assets and liabilities pursuant to the requirements of Statement of Financial Accounting Standards No. 109.

     Net loss per common share and common equivalent share are computed using the weighted average number of outstanding common and dilutive common equivalent shares outstanding. Additionally, net loss per share includes the accretion of preferred stock dividends for the periods presented.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain 1994 amounts have been reclassified to conform to current presentation.

3.  EQUIPMENT AND FIXTURES

     Equipment and fixtures at December 31 is comprised of the following:

                                                            USEFUL LIFE    1994        1995
                                                            -----------   -------   ----------
    Computer Hardware.....................................        5       $ 6,029   $  323,423
    Computer Software.....................................        5         1,057      839,512
    Furniture and Fixtures................................       10         3,862      180,840
    Office Equipment......................................        7         2,993       77,744
    Leasehold Improvements................................       15            --      192,866
    Assets Under Construction.............................                     --      883,046
                                                                          -------   ----------
                                                                           13,941    2,497,431
      Less: accumulated depreciation......................                     --     (137,374)
                                                                          -------   ----------
                                                                          $13,941   $2,360,057
                                                                          =======    =========

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INTANGIBLE ASSETS

     Intangible assets at December 31 is comprised of the following:

                                                                      1994         1995
                                                                   ----------   -----------
    Costs of FCC licenses (including deposits with FCC of
      $9,092,640 at December 31, 1994 and interest capitalized of
      $4,824,081 through December 31, 1995)......................  $9,159,261   $95,817,102
    Option to acquire radio spectrum.............................          --     1,656,359
    Organization costs...........................................      97,397        97,397
    Other........................................................         500         7,037
                                                                   ----------   -----------
                                                                    9,257,158    97,577,895
    Less: accumulated amortization...............................      (4,058)      (23,537)
                                                                   ----------   -----------
                                                                   $9,253,100   $97,554,358
                                                                    =========    ==========

     Amortization recorded in 1994 and 1995 relates to organization costs consisting of legal fees incurred in organizing and incorporating the Company, which are being amortized over a five year period. Amortization of FCC licenses will commence when placed in service, which is expected to be during the first half of 1997, and will be computed on a straight line basis over a period not to exceed 40 years.

     In December of 1995, the Company acquired an option to purchase radio spectrum for $1,500,000 and expenses of $156,359. The option is exercisable from September 14, 1998 to September 14, 2001 for an additional fee of $2,875,000. Under the terms of the option, the Company can acquire FCC licenses which provide additional capacity in one of its geographical areas of operation. If acquired, the FCC licenses will be amortized over their estimated useful life not to exceed 40 years.

5.  COMMITMENTS

     Lease Agreements -- In 1995, the Company entered into operating lease agreements for office space and certain office equipment with noncancelable lease terms ranging from three months to five years. The office lease has a seven year term, with an option to terminate the lease at the end of five years.

     Rental expense under these leases was $30,745 for the year ended December 31, 1995. Aggregate rental commitments under the noncancelable portion of these operating leases are as follows:

        1996..............................................................  $ 87,723
        1997..............................................................   131,220
        1998..............................................................   131,220
        1999..............................................................   131,220
        2000..............................................................    71,284
                                                                            --------
                                                                            $552,667
                                                                            ========

6.  DUE TO RELATED COMPANY

     During 1995, the Company reimbursed certain costs and expenses incurred by a related company in 1994 totaling $193,320. These reimbursements were primarily for consulting services and certain organization costs, market research, legal fees, office fixtures, equipment and supplies, which were incurred prior to the Company's formation, and certain other operating expenses which were incurred on its behalf subsequent to the date of incorporation.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  LONG-TERM DEBT

     Long-term debt at December 31, 1995 is comprised of the following:

    FCC obligation, maturing December 30, 2004, bearing interest at 7.5%
      payable quarterly; principal payments beginning March 30, 1997........  $72,741,121
    Equipment financing agreement, maturing July 14, 1998, bearing interest at 9.5%, collateralized by computer equipment and software, payable
      monthly beginning January 14, 1996....................................      995,139
    Note payable to bank, maturing January 1999, bearing interest at 6.55%, collateralized by a certificate of deposit, payable monthly beginning
      February 28, 1996.....................................................       65,000
                                                                              -----------
                                                                               73,801,260
    Less: current portion...................................................     (418,582)
                                                                              -----------
                                                                              $73,382,678
                                                                               ==========

     The fair value of the Company's long-term debt is estimated based on the present value of the future cash payments of the long-term debt at borrowing rates currently available to the Company for loans with similar terms and average maturities. The fair value of long-term debt at December 31, 1995 is $72,290,000.

     Maturities of long-term debt at December 31, 1995 are as follows:

        1996................................................................  $   418,582
        1997................................................................    7,272,269
        1998................................................................    7,648,792
        1999................................................................    8,090,103
        2000................................................................    8,635,332
        Thereafter..........................................................   41,736,182
                                                                              -----------
                                                                              $73,801,260
                                                                               ==========

     Total interest paid was $4,830,054 for the twelve month period ended December 31, 1995.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                                 1994             1995
                                                               ---------       -----------
    Current tax benefit:
      Federal................................................  $(111,117)      $(1,275,743)
      State..................................................    (13,073)         (121,859)
                                                               ---------       -----------
              Total..........................................   (124,190)       (1,397,602)
    Deferred tax (benefit) provision:
      Federal................................................    (16,418)          568,274
      State..................................................     (1,932)           52,868
                                                               ---------       -----------
              Total..........................................    (18,350)          621,142
    Valuation Allowance......................................    142,540           776,460
                                                               ---------       -----------
    Income tax expense (benefit).............................  $      --       $        --
                                                               =========        ==========
    At December 31, the Company had deferred tax assets
      (liabilities) as follows:
      Depreciable assets.....................................  $      --       $  (372,000)
      Amortizable assets.....................................         --        (3,866,000)
                                                               ---------       -----------
              Gross deferred tax liabilities.................         --        (4,238,000)
      Development stage expenses capitalized for income tax
         purposes as start-up expenditures...................     18,350         3,607,000
      Net operating loss carryforward........................    124,190         1,521,000
      Other..................................................         --            29,000
                                                               ---------       -----------
              Gross deferred tax assets......................    142,540         5,157,000
      Valuation allowance....................................   (142,540)         (919,000)
                                                               ---------       -----------
      Net deferred tax asset.................................  $      --       $        --
                                                               =========        ==========

     A valuation allowance has been recorded against the deferred income tax asset as realization of this asset is uncertain as of December 31, 1994 and 1995.

     At December 31, 1995, the Company had $4,080,000 of net operating loss carryforwards available to reduce future taxable income which will expire in 2009 and 2010 if not previously utilized. The net changes in the valuation allowance for deferred tax assets were increases of $142,540 for the period from September 21, 1994 to December 31, 1994 and $776,460 for the year ended December 31, 1995, both of which were primarily related to increased net operating loss carryfowards of the Company.

9.  STOCKHOLDERS' EQUITY

     On October 1, 1994, the Company and its stockholders entered into Common Stock Subscription Agreements (the "Agreements") for the issuance of 37,200 shares of common stock in a private placement offering at a price of $1,000 per share. Common stock consists of two classes. Class A common stock entitles the holder to one vote for each share on all matters as to which stockholders are entitled to vote. Class B common stock has no voting rights except with respect to certain matters as specified in the restated certificate of incorporation. In accordance with the Agreements, the Company made a capital call prior to the close of business on November 14, 1994 (First Payment) and prior to the close of business on the third business day following the day one or more licenses were granted by the FCC (Second Payment). The balance due was

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

payable at various times according to a board-approved schedule. Amounts receivable from stockholders collected by the Company in relation to the Agreements at December 31, 1994 and 1995 were $9,938,516 and $18,047,337, respectively.

     The Company entered into an agreement on October 4, 1994 (as amended effective December 31, 1994) with Sloan Communications, Inc. ("Sloan") whereby the Company committed to loan to Sloan up to $9,200,000, subject to certain limitations on the dollar amount of individual loan/stock purchase transactions. This loan commitment was made for Sloan to satisfy its obligation to purchase 9,300 shares of common stock under the Agreements. The loan commitment was drawn under the following promissory notes:

                                      DATE                                       AMOUNT
    -------------------------------------------------------------------------  ----------
    September 30, 1994.......................................................  $  325,000
    November 14, 1994........................................................   2,942,505
    January 19, 1995.........................................................   3,311,000
    April 20, 1995...........................................................     366,667
    June 23, 1995............................................................     983,333
    September 20, 1995.......................................................   1,271,495
                                                                               ----------
                                                                               $9,200,000
                                                                                =========

     Interest accrues on the notes at 6% until the first anniversary date of each note. Thereafter, interest accrues at a fixed, annual rate of 10%. In the event of default, the interest rate on the principal amount of the notes increases at the following rate:

                                PERIOD OF DEFAULT                              INTEREST RATE
    -------------------------------------------------------------------------  -------------
    First 6 months...........................................................        15%
    After 6 through 12 months................................................        20%
    After 12 months..........................................................        25%

     Upon repayment of all overdue principal and accrued interest, the interest rate reverts to 10% prospectively at the next principal due date. Sloan also has pledged its common stock in the Company as collateral for the notes.

     Accrued interest on the unpaid principal balance is payable at each principal repayment date. During 1995, Sloan repaid $3,924,865 of the outstanding principal, including a letter of credit in the amount of $750,000 issued in the name of the Company with a maturity date of April 30, 1996, and $441,732 in interest. The unpaid promissory notes call for repayment of principal as follows:

    October 4, 1996..........................................................  $1,595,135
    April 30, 1997...........................................................   3,680,000
                                                                               ----------
                                                                               $5,275,135
                                                                                =========

     From October 4, 1995 through November 29, 1995, the stockholder notes receivable were in default resulting in default interest due in the amount of $126,000. The Company agreed to waive the default interest on the condition that all notes were repaid in full on or prior to April 30, 1996. Based upon its contingent nature, no default interest has been recorded. As of December 31, 1995, the Stockholder note receivable was current.

     The loan to Sloan is recorded as a reduction in stockholders' equity in the financial statements. Accrued interest receivable at December 31, 1994 and 1995 was $22,190 and $84,343, respectively.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On November 9, 1995, the Company and its stockholders entered into Preferred Stock Subscription Agreements for the issuance of 24,667 shares of Series A Convertible Preferred Stock (the "Preferred Stock") in a private placement offering at a price of $2,250 per share. The Preferred Stock is convertible, at the option of the holder, into Class B Common Stock at any time provided that the exercise of the conversion does not adversely impact the Company's "Designated Entity" status under FCC rules. Additionally, the Preferred Stock is automatically converted to Class B Common Stock in the event of a public offering of the Company's common stock sufficient in value to give the holders of the Preferred Stock certain investment returns as described in the Preferred Stock purchase agreements. The Preferred Stock has limited voting rights and grants preferences to the holders regarding dividends, liquidation and merger. Dividends on the Class A or Class B Common Stock require the consent of the holders of at least 50% of the Preferred Stock. The Preferred Stock entitles the holders to participate in cumulative dividends accreting at the rate of 10% per annum, compounded semi-annually on the anniversary of its initial issuance. Subsequent to November 10, 2004, the Preferred Stock is redeemable at the option of the holder by conversion into subordinated notes of the Company whose principal amount equals the accreted value of the Preferred Stock at the time of conversion. Upon conversion, the subordinated notes will bear interest at 10% per annum and will be due in 2007.

     The Company incurred $2,790,124 in expenses associated with the offering of Preferred Stock. The costs associated with the offering include underwriting, legal and professional fees and were recorded as a reduction of the proceeds from the offering. The net proceeds of $52,710,626 will be used to construct the Company's network and for general corporate purposes.

     In accordance with the Preferred Stock subscription agreements, the Company made a capital call prior to the close of business on November 9, 1995. The balance due is payable at various times according to a board-approved schedule. Capital subscriptions collected by the Company in relation to the Preferred Stock subscription agreements at December 31, 1995 were $25,106,250. Subscriptions receivable in relation to the Preferred Stock subscription agreement at December 31, 1995 were $30,394,500 and are due in two installments on February 1, 1996 and May 1, 1996.

11.  STOCK OPTIONS AND WARRANTS

     Officers -- The Company entered into Employment Agreements with two principal officers (the "Officers") of the Company effective October 31, 1994. The Employment Agreements provide the Officers the option to acquire 2,626 shares each of Class B Common Stock at an exercise price of $1,000 per share of common stock. This exercise price represents the initial subscription price upon formation of the Company. Half of the options for the Officers (i.e., 1,313 shares each) became fully vested at the effective date of the Employment Agreements. The remaining options vest in accordance with the following schedule as long as the respective officer remains employed by the Company:

          June 1, 1996......................................................    263
          June 1, 1997......................................................    263
          June 1, 1998......................................................    263
          June 1, 1999......................................................    262
          June 1, 2000......................................................    262
                                                                              -----
                                                                              1,313

     Cessation of employment for any reason cancels unvested options. The Officers may retain vested options after cessation of employment. The vesting schedule above may be accelerated in certain instances where a change in ownership occurs of more than 50% of the common stock of the Company.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Stockholders -- Certain stockholders of the Company were granted warrants to acquire 1,313 shares of Class B Common Stock at an exercise price of approximately $1,360 per share in an agreement effective October 31, 1994, which became vested 31.25% on February 1, 1995 and an additional 6.25% of the warrants vest every successive three months until fully vested on November 1, 1997. Vesting of half of the warrants is dependent on the continued employment of one of the officers and vesting of the other half of the warrants is dependent on continued employment of the other officer. For the officer options and stockholder warrants, vested options and warrants become exercisable on the earlier of the following dates: (1) the date on which the holder provides the Company with an opinion from the Company's FCC counsel that the exercise of the option or warrant would not jeopardize the status of the Company as a Designated Entity, (2) the date the Company consummates a public offering of common stock at $10 or more per share and realizes gross proceeds of at least $10,000,000, or
(3) the first date after which the failure of the Company to qualify for "Designated Entity" status as a "Business Owned by Members of Minority Groups and/or Women" would not result in the loss of material benefits by the Company. The options and warrants expire ten years from the date of issuance (October 31, 2004).

     Other Employee Options -- In 1995, several employees were granted options to exercise, collectively, 1,200 and 300 shares of Class B Common Shares at an exercise price of $1,000 and $1,850, respectively, per common share. Vesting occurs at a rate of 5% per quarter over five years with the initial 20% vesting at the first anniversary of each employee's employment date.

     Cessation of employment for any reason cancels unvested options. The employees may retain vested options after cessation of employment. The vesting schedule above may be accelerated in certain instances where a change in ownership occurs of more than 50% of the common stock of the Company. Provisions for exercise limitations are similar to those for the Officers.

     At December 31, 1994 and 1995, no expense for options or warrants was recorded as Company management believes that the fair value of the Class B common stock at the date of issuance of the options and warrants was not in excess of the exercise price.

     Subsequent to December 31, 1995, additional options to acquire up to 700 shares of Class B Common Stock were issued to employees upon approval by a committee of the Board of Directors.

12.  SUBSEQUENT EVENTS

     Capital Stock Transactions -- All amounts outstanding relating to the Preferred Stock Subscription Agreements on December 31, 1995, were collected as of April 25, 1996. On April 18, 1996, Sloan repaid $2,722,005 of outstanding principal and $189,079 of interest related to the notes receivable from stockholders.

     Purchase of Radio Spectrum -- In early 1996, radio spectrum was purchased in two metropolitan areas of the United States for a total of $7,250,000. These purchases were financed through cash and a $500,000 note payable.

     During April 1996, the Company successfully bid, by auction, on radio spectrum in various metropolitan areas throughout the United States. The Company qualifies as a "Small Business", and as such was permitted a 10% credit on the bid price made during the auction. The Company was required to make an advance payment of 5% of the committed price of the licenses within five business days of the end of the auction. Another 5% is due within five business days of the date the licenses are granted (expected to be in July of 1996). The balance of the committed purchase price is due and payable in accordance with the rules and regulations of the FCC. This obligation will be incurred on the date the licenses are granted.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The total consideration for the licenses is as follows:

    Deposit paid in 1995.....................................................  $  500,000
    Deposit to be paid.......................................................     480,386
    Aggregate balance of unpaid FCC obligation...............................   8,722,485
                                                                               ----------
    Total purchase price of licenses (after 10% credit)......................  $9,702,871
                                                                                =========

     The terms of the FCC obligation consist of a fixed interest rate equal to the ten-year treasury note at the time of license grant plus 2.5%, with quarterly payments. Interest only payments are required for the first two years of the ten-year term. Principal and interest payments will commence following the second anniversary of the obligation and will continue through the final payment date.

     Additional Financing -- The Company is in the process of registering with the Securities and Exchange Commission for the issuance of approximately $150 million in Senior Discount Notes due 2006 (the "Notes") and Warrants to purchase Class B common stock (collectively, the "Units"). The proceeds from the issuance of the Units will be used to fund capital expenditures, general working capital and debt service requirements, operating losses, future acquisitions of spectrum and other general corporate purposes. The indenture governing the Notes will contain covenants that will limit the ability of the Company to incur indebtedness, pay dividends and dispose of assets, among others.

     The Company is negotiating a commitment from an investment advisory firm to arrange the establishment of senior credit facilities in the amount of $225 million effective upon the closing of the Notes discussed above. The credit facilities will consist of a $75 million term loan, a $35 million term loan and a $115 million reducing revolving credit facility. Under the proposed terms, the Company will have approximately $75 million immediately available for borrowing under the credit facilities, and the balance will be available upon the achievement and maintenance of certain operating results and financial ratios.

     The credit facilities will be used to fund capital expenditures, working capital and debt service requirements, operating losses, future acquisitions of spectrum and other general corporate purposes. Borrowings under the facilities will bear interest, at the option of the Company, at a maximum rate of the agent bank's base rate plus 3% or the agent bank's Eurodollar rate plus 4%. Borrowings under the facilities will initially be available on the closing date of the facility and end on June 30, 2004. The $75 million and $35 million term loans will be repayable in two equal installments on March 31, 2000 and June 30, 2000. The $115 million reducing revolving loans will be retired in quarterly installments beginning on March 31, 2000 and ending on June 30, 2004.

     The $115 million reducing revolving credit facility's availability are conditioned upon the satisfaction of certain conditions including expending certain amounts previously received from the issuance of equity by the Company, borrowing the full amount under the term loan and maintaining certain financial ratios. The credit facilities will contain covenants that will limit the Company's ability to incur additional indebtedness, pay dividends and dispose of assets, among others.

     The investment advisory firm and the lender under the $35 million term loan and the $115 million reducing revolving credit facility are affiliates of two of the Company's preferred stockholders who own 3.6% and 18.0% of the Company's Series A Preferred Stock, respectively.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                                  MARCH 31,
                                                                                     1996
                                                                                 ------------
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................  $ 29,865,057
  Interest receivable from stockholder.........................................       161,834
  Prepaid expenses and other current assets....................................       855,996
                                                                                 ------------
          Total current assets.................................................    30,882,887
DEFERRED OFFERING EXPENSES.....................................................       607,655
EQUIPMENT AND FIXTURES -- Net..................................................     4,128,866
INTANGIBLE ASSETS -- Net.......................................................   106,480,017
                                                                                 ------------
          TOTAL................................................................  $142,099,425
                                                                                  ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................................  $    499,825
  Accrued payroll withholdings.................................................       319,938
  Other accrued liabilities....................................................     1,312,978
  Current portion of long-term debt............................................       338,062
                                                                                 ------------
          Total current liabilities............................................     2,470,803
                                                                                 ------------
OTHER LIABILITIES..............................................................       134,570
                                                                                 ------------
LONG-TERM DEBT.................................................................    73,762,198
                                                                                 ------------
COMMITMENTS
REDEEMABLE CONVERTIBLE PREFERRED STOCK.........................................    40,107,923
STOCKHOLDERS' EQUITY:
  Common stock:
     Class A, $1.00 par value, 300,000 shares authorized, 8,718 shares issued
      and outstanding..........................................................         8,718
     Class B, $1.00 par value, 200,000 shares authorized, 28,482 shares issued
      and outstanding..........................................................        28,482
  Common stock additional paid-in capital......................................    34,973,253
  Deficit accumulated during the development stage.............................    (4,111,387)
                                                                                 ------------
                                                                                   30,899,066
  Less notes receivable from stockholder.......................................    (5,275,135)
                                                                                 ------------
          Total stockholders' equity...........................................    25,623,931
                                                                                 ------------
          TOTAL................................................................  $142,099,425
                                                                                  ===========

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                      CUMULATIVE AMOUNTS
                                                                                             FROM
                                                                                      SEPTEMBER 21, 1994
                                                     THREE MONTHS     THREE MONTHS         (DATE OF
                                                        ENDED            ENDED          INCORPORATION)
                                                    MARCH 31, 1995   MARCH 31, 1996   TO MARCH 31, 1996
                                                    --------------   --------------   ------------------
OPERATING EXPENSES:
  Sales and Marketing.............................    $       --       $  756,041         $1,552,141
  Administrative..................................       317,659        1,236,390          3,553,471
  Depreciation....................................           472           73,217            210,591
  Amortization....................................         4,869            4,869             28,406
                                                    --------------   --------------   ------------------
                                                         323,000        2,070,517          5,344,609
                                                    --------------   --------------   ------------------
INTEREST INCOME FROM STOCKHOLDER..................      (102,867)         (77,308)          (625,573)
INTEREST INCOME -- OTHER..........................       (29,746)        (337,636)          (607,649)
                                                    --------------   --------------   ------------------
          NET LOSS................................    $  190,387       $1,655,573         $4,111,387
                                                     ===========      ===========     ==============
PER SHARE DATA:
          NET LOSS................................    $  190,387       $1,655,573
          ACCRETION OF PREFERRED STOCK
            DIVIDENDS.............................            --        1,393,348
                                                    --------------   --------------
          NET LOSS ATTRIBUTABLE TO COMMON
            STOCKHOLDERS..........................    $  190,387       $3,048,921
                                                     ===========      ===========
          NET LOSS PER COMMON SHARE...............    $     5.12       $    81.96
                                                     ===========      ===========

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         PERIOD FROM DECEMBER 31, 1995
                               TO MARCH 31, 1996
                                  (UNAUDITED)

                                                                                      AMOUNTS
                                             COMMON STOCK     DEFICIT ACCUMULATED    RECEIVABLE    NOTES RECEIVABLE
              COMMON STOCK   COMMON STOCK     ADDITIONAL          DURING THE            FROM             FROM
                CLASS A        CLASS B      PAID-IN CAPITAL    DEVELOPMENT STAGE    STOCKHOLDERS     STOCKHOLDER         TOTAL
              ------------   ------------   ---------------   -------------------   ------------   ----------------   -----------
BALANCE,
  December
  31,
  1995......     $8,718        $ 28,482       $36,366,601         $(2,455,814)      $    (14,147)    $ (5,275,135)    $28,658,705
Collection
  of
  amounts
  receivable
  from
  stockholders...        --          --                --                  --             14,147               --          14,147
Preferred
  stock
accretion...         --              --        (1,393,348)                 --                 --               --      (1,393,348)
Net loss....         --              --                --          (1,655,573)                --               --      (1,655,573)
              ------------   ------------   ---------------   -------------------   ------------   ----------------   -----------
BALANCE,
  March 31,
  1996......     $8,718        $ 28,482       $34,973,253         $(4,111,387)      $         --     $ (5,275,135)    $25,623,931
              ============   ============    ============     ================      =============   =============     ============

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                               CUMULATIVE
                                                                                              AMOUNTS FROM
                                                         THREE MONTHS     THREE MONTHS     SEPTEMBER 21, 1994
                                                            ENDED            ENDED       (DATE OF INCORPORATION)
                                                        MARCH 31, 1995   MARCH 31, 1996     TO MARCH 31, 1996
                                                        --------------   --------------  -----------------------
OPERATING ACTIVITIES:
  Net Loss.............................................  $   (190,387)    $ (1,655,573)        $(4,111,387)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization......................         5,341           78,086             238,997
    Changes in assets and liabilities:
      Increase in accrued interest receivable..........            --             (592)               (592)
      Increase in interest receivable from
         shareholder...................................      (102,747)         (77,491)           (161,834)
      Increase in prepaid expenses and other current
         assets........................................        (5,150)        (103,594)           (355,404)
      (Decrease) increase in accounts payable..........       (89,132)         284,244             499,825
      Decrease in due to related company...............      (139,333)              --             (75,763)
      Increase in accrued payroll withholdings.........            --           94,522             319,938
      Increase in other accrued liabilities............         8,096          409,447             941,326
      Increase in other liabilities....................            --               --             134,570
                                                        --------------   --------------  -----------------------
         Net cash used in operating activities.........      (513,312)        (970,951)         (2,570,324)
INVESTING ACTIVITIES:
  Purchases of equipment and fixtures..................       (16,194)      (1,842,026)         (3,333,610)
  Payments for FCC licenses............................    (9,830,761)      (8,430,530)        (33,202,249)
  FCC deposit..........................................            --               --            (500,000)
  Increase (decrease) in accrued interest payable......       738,621          (13,601)              5,022
                                                        --------------   --------------  -----------------------
         Net cash used in investing activities.........    (9,108,334)     (10,286,157)        (37,030,837)
FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock and
    collection of amounts receivable from
    stockholders.......................................     9,246,257           14,147          28,000,000
  Proceeds from the issuance of preferred stock and
    collection of subscriptions receivable.............            --       15,602,250          37,918,376
  Payments on debt.....................................            --         (200,998)           (200,998)
  Proceeds from the issuance of note payable...........            --               --              65,000
  Collection of notes receivable from stockholder......            --               --           3,924,865
  Deferred offering expenses, net of accrued
    expenses...........................................            --         (241,025)           (241,025)
                                                        --------------   --------------  -----------------------
         Net cash provided by financing activities.....     9,246,257       15,174,374          69,466,218
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.......      (375,389)       3,917,266          29,865,057
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........       763,878       25,947,791                  --
                                                        --------------   --------------  -----------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $    388,489     $ 29,865,057         $29,865,057
                                                        ==============   ==============  =====================
SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING
  INFORMATION:
  Debt incurred to acquire FCC Licenses................  $ 72,741,121               --         $72,741,121
  Debt incurred to acquire SMR Licenses................            --     $    500,000         $   500,000
  Debt incurred to acquire certain fixed assets........            --               --         $   995,139
  Issuance of notes receivable to stockholder for
    stock..............................................  $  3,311,000               --         $ 9,200,000
  Preferred stock accretion............................            --     $  1,393,348         $ 2,189,547

                See notes to consolidated financial statements.

                          PCS DEVELOPMENT CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                                 MARCH 31, 1996

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. BASIS OF INTERIM PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and the results of operations for the interim period presented herein have been included. These unaudited financial statements should be read in conjunction with the financial statements and the accompanying notes thereto as of and for the period ended December 31, 1995, included elsewhere in this registration statement.


2. SUBSEQUENT EVENTS



     Purchase of radio spectrum -- The Company has purchased or has contracts or letters of intent to purchase from third parties radio spectrum in five metropolitan areas for an aggregate purchase price of approximately $15.6 million. Additionally, the Company has options or is actively negotiating to acquire options on radio spectrum in four metropolitan areas, the option fees under which are approximately $3.5 million and the total purchase price for which (inclusive of the option fees) would be approximately $11.4 million if the options are exercised. The options are long term options, the shortest of which expires on June 30, 2000 if not earlier exercised.



     Additional financing -- The Company has amended its registration with the Securities and Exchange Commission for the issuance of its $150 million initial Accreted Value of Senior Discount Notes due 2006 to increase the initial Accreted Value to $165 million (the "Notes") and Warrants to purchase Class B common stock (collectively, the "Units"). The proceeds from the issuance of the Units will be used to fund capital expenditures, general working capital and debt service requirements, operating losses, future acquisitions of spectrum and other general corporate purposes. The indenture governing the Notes will contain covenants that will limit the ability of the Company to incur indebtedness, pay dividends and dispose of assets, among others.



     The Company has received a commitment from an investment advisory firm to arrange the establishment of senior credit facilities in the amount of $225 million effective upon the closing of the Notes discussed above. The credit facilities consist of a $75 million term loan, a $35 million revolving credit facility and a $115 million reducing revolving credit facility. The Company has approximately $75 million immediately available for borrowing under the credit facilities, and the balance is available upon the achievement and maintenance of certain operating results and financial ratios. The Chase Manhattan Bank has committed to provide the entire $35 million and $115 million revolving loans and Glenayre Electronics Inc. has agreed to provide the entire $75 million term loan.



     The credit facilities will be used to fund capital expenditures, working capital and debt service requirements, operating losses, future acquisitions of spectrum and other general corporate purposes. Borrowings under the facilities will bear interest, at the option of the Company, at a maximum rate of the agent bank's base rate plus 3% or the agent bank's Eurodollar rate plus 4%. Borrowings under the facilities will initially be available on the closing date of the facility and end on June 30, 2004. The $75 million and $35 million loans will be repayable in two equal installments on March 31, 2000 and June 30, 2000. The $115 million reducing revolving loans will be retired in quarterly installments beginning on March 31, 2001 and ending on June 30, 2004.

     The availability of the $35 million and the $115 million revolving loans is conditioned upon the satisfaction of certain conditions including expending certain amounts previously received from the issuance of equity by the Company, borrowing the full amount under the $75 million term loan and maintaining certain financial ratios. The credit facilities will contain covenants that will limit the Company's ability to incur additional indebtedness, pay dividends and dispose of assets, among others.



     The investment advisory firm and the lender under the $35 million revolving loan and the $115 million reducing revolving credit facility are affiliates of two of the Company's preferred stockholders who own 3.6% and 18.0% of the Company's Series A Preferred Stock, respectively.

             ------------------------------------------------------
             ------------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                          ---------------------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   11
Corporate Reorganization and
  Structure...........................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Selected Consolidated Financial
  Data................................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   28
Management............................   45
Certain Transactions..................   51
Principal Stockholders................   53
Description of FCC Auction Benefits...   56
Description of Other Indebtedness.....   59
Description of the Units..............   61
Description of the Notes..............   62
Description of the Warrants...........   89
Description of Capital Stock..........   93
Certain Federal Income Tax
  Considerations......................  105
Underwriting..........................  110
Legal Matters.........................  111
Experts...............................  111
Available Information.................  112
Index to Consolidated Financial
  Statements..........................  F-1


     UNTIL                     , 1996 (90 DAYS AFTER THE DATE OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                                 UNITS

                                      LOGO

                                $            OF
                         % SENIOR DISCOUNT NOTES DUE 2006
                           WITH WARRANTS TO PURCHASE
                                              SHARES
                            OF CLASS B COMMON STOCK
                          ---------------------------

                                   PROSPECTUS
                                            , 1996

                          ---------------------------

                                LEHMAN BROTHERS

                          DONALDSON, LUFKIN & JENRETTE
             SECURITIES CORPORATION

                             CHASE SECURITIES INC.


                          TORONTO DOMINION SECURITIES


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities registered hereby.


Securities and Exchange Commission registration fee..............................  $   56,896
Printing and engraving...........................................................     250,000
Accountants' fees and expenses...................................................     100,000
Blue sky fees and expenses.......................................................       8,000
Counsel fees and expenses........................................................     500,000
Rating services..................................................................     100,000
Miscellaneous....................................................................     485,103
                                                                                   ----------
          Total..................................................................  $1,500,000
                                                                                    =========


- ---------------

*Estimate

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacity with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Restated Certificate of Incorporation and Restated By-laws, as amended, provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware Law. Under the Restated Certificate of Incorporation, the Company is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification.

     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In October, 1994 the Company sold 8,718 shares of Class A Common Stock and 28,482 shares of Class B Common Stock to its 26 founding stockholders for $1,000 per share. The purchasers were officers and directors of the Company, the Paging Company Investors, members of the law firm that is the Company's special FCC counsel, venture capital funds and certain accredited investors. A portion of the consideration for this Common Stock remains payable by the subscribers upon a board-approved schedule. The Company simultaneously issued warrants to Austin Ventures and Marquette Ventures to purchase 692 and 621 shares of Class B Common Stock, respectively. These issuances of Common Stock and warrants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

     From October 31, 1994 until the date hereof, the Company has issued to officers and employees options to purchase an aggregate of 7,452 shares of Class B Common Stock. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701 of the Securities Act.

     On November 10, 1995 the Company sold 24,667 shares of its Series A Preferred Stock to 70 accredited investors for $2,250 per share. A portion of the subscription price for these shares remains payable by the subscribers upon a board-approved schedule. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Regulation D of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS


 1.1    Form of Underwriting Agreement by and among PCS Development Corporation and Lehman
        Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities
        Inc. and Toronto Dominion Securities (USA) Inc. as Underwriters.
 2.1    Subscription Agreement between PCS Development Corporation and PCSD Financial
        Corporation.*
 2.2    Subscription Agreement among PCSD Financial Corporation, PCSD Spectrum, Inc. and PCSD
        Network, Inc.*
 2.3    Application for Assignment of Authorization or Consent to Transfer of Control of
        Licensee filed by Registrant with the FCC and FCC Consent to Assignment of Commercial
        Radio Station Construction Permit or License with respect to the KNKV213 License.+
 2.4    Application for Assignment of Authorization or Consent to Transfer of Control of
        Licensee filed by Registrant with the FCC and FCC Consent to Assignment of Commercial
        Radio Station Construction Permit or License with respect to the KNKV219 License.+
 2.5    Application for Assignment of Authorization or Consent to Transfer of Control of
        Licensee filed by Registrant with the FCC and FCC Consent to Assignment of Commercial
        Radio Station Construction Permit or License with respect to the KNKV225 License.+
 2.6    Application for Assignment of Authorization or Consent to Transfer of Control of
        Licensee filed by Registrant with the FCC and FCC Consent to Assignment of Commercial
        Radio Station Construction Permit or License with respect to the KNKV231 License.+
 2.7    Application for Assignment of Authorization or Consent to Transfer of Control of
        Licensee filed by Registrant with the FCC and FCC Consent to Assignment of Commercial
        Radio Station Construction Permit or License with respect to the KNKV237 License.+
 3.1    Restated Certificate of Incorporation of PCS Development Corporation dated November
        14, 1994.+
 3.2    Certificate of Amendment of Restated Certificate of Incorporation of PCS Development
        Corporation dated October 30, 1995.+
 3.3    Certificate of Designations of Series A Preferred Stock and Series B Preferred Stock
        of PCS Development Corporation dated November 9, 1995.+

 3.4    Certificate of Correction of PCS Development Corporation dated January 29, 1996.+
 3.5    Amended and Restated Bylaws of PCS Development Corporation.+
 4.1    Form of Indenture (including form of Note) between PCS Development Corporation and
        United States Trust Company of New York, as Trustee, relating to the Senior Discount
        Notes due 2006 of PCS Development Corporation.
 4.2    PCS Development Corporation Stockholders Agreement dated November 14, 1994, by and among the Registrant and each of the Stockholders.+
 4.3    PCS Development Corporation Stockholders Agreement First Amendment dated March 1,
        1995, by and among the Registrant and each of the Common Stockholders.+
 4.4    Second Amendment to PCS Development Corporation Stockholders Agreement dated June 14,
        1995, by and among the Registrant and each holder of Common Stock.+
 4.5    Third Amendment to PCS Development Corporation Stockholders Agreement dated October
        30, 1995, by and among the Registrant and each holder of Common Stock.+
 4.6    Fourth Amendment to PCS Development Corporation Stockholders Agreement dated November
        9, 1995, by and among the Registrant and each holder of Common Stock.+
 4.7    Fifth Amendment to PCS Development Corporation Stockholders Agreement dated December
        5, 1995, by and among the Registrant and each of the Common Stockholders and each
        Purchaser of Series A Preferred Stock.+
 4.8    Preferred Stockholders Agreement of PCS Development Corporation dated November 10,
        1995, by and among the Registrant and each Purchaser of Series A Preferred Stock.+
 4.9    PCS Development Corporation Subscription Agreement dated October 1, 1994, by and among the Registrant and certain holders of the Common Stock.+
 4.10   Form of Unit Agreement between PCS Development Corporation and United States Trust
        Company, as Unit Agent, Trustee and Warrant Agent.
 4.11   Form of Warrant Agreement between PCS Development Corporation and United States Trust
        Company, as Warrant Agent.
 4.12   Form of Class B Common Stock and Warrant Registration Rights Agreement among PCS
        Development Corporation and Lehman Brothers Inc., on behalf of itself and Donaldson,
        Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Toronto Dominion
        Securities (USA) Inc., as Underwriters.
 5.1    Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Registrant, as to the legality of the Securities being registered.*
 5.2    Opinion of Lukas McGowan Nace & Gutierrez, Chartered, special FCC counsel to the
        Registrant ("Lukas McGowan"), as to the dilution of the control group in connection with the sale of Series A Preferred Stock.
 5.3    Opinion of Lukas McGowan regarding the Adarand decision.
 5.4    Form of Opinion of Lukas McGowan as to certain communications related legal matters, including the dilution of the control group in connection with the sale of the Units.
 8.1    Form of Opinion of Nelson Mullins Riley & Scarborough, L.L.P., with respect to certain tax matters.
10.1    PCS Development Corporation Class B Common Stock Warrant Agreement dated October 31,
        1994, among the Registrant and Austin Ventures III-A, L.P., Austin Ventures III-B,
        L.P., Austin Ventures IV-A, L.P., and Austin Ventures IV-B, L.P.+
10.2    First Amendment to PCS Development Corporation Class B Common Stock Warrant Agreement
        dated October 31, 1994, between the Registrant and Austin Ventures III-A, L.P.,
        Austin Ventures III-B, L.P., Austin Ventures IV-A, L.P., and Austin Ventures IV-B,
        L.P.+

10.3    PCS Development Corporation Class B Common Stock Warrant Agreement dated October 31,
        1994, between the Registrant and Marquette Venture Partners II, L.P. and MVP II
        Affiliates Fund, L.P.+
10.4    First Amendment to PCS Development Corporation Class B Common Stock Warrant Agreement
        dated October 31, 1994, between the Registrant and Marquette Venture Partners II,
        L.P. and MVP II Affiliates Fund, L.P.+
10.5    Employment Agreement dated October 31, 1994, between the Registrant and William D.
        deKay.+
10.6    First Amendment to Employment Agreement dated July, 1995, between the Registrant and
        William D. deKay.+
10.7    PCS Development Corporation Class B Common Stock Option Agreement dated October 31,
        1994, between the Registrant and William D. deKay.+
10.8    First Amendment to PCS Development Corporation Class B Common Stock Option Agreement
        dated October 31, 1994, between the Registrant and William D. deKay.+
10.9    Employment Agreement dated October 31, 1994, between the Registrant and Cecil L.
        Duffie, Jr.+
10.10   First Amendment to Employment Agreement dated July 25, 1995, between the Registrant and Cecil L. Duffie, Jr.+
10.11   PCS Development Corporation Class B Common Stock Option Agreement dated October 31,
        1994, between the Registrant and Cecil L. Duffie, Jr.+
10.12   First Amendment to PCS Development Corporation Class B Common Stock Option Agreement
        dated October 31, 1994, between the Registrant and Cecil L. Duffie, Jr.+
10.13   Employment Agreement dated March 31, 1995, between the Registrant and Harry L. Latham
        III.+
10.14   First Amendment to Employment Agreement dated July 25, 1995, between the Registrant and Harry L. Latham III.+
10.15   PCS Development Corporation Class B Common Stock Option Agreement dated March 31,
        1995, between the Registrant and Harry L. Latham III.+
10.16   First Amendment to PCS Development Corporation Class B Common Stock Option Agreement
        dated March 31, 1995, between the Registrant and Harry L. Latham III.+
10.17   Second Amendment to PCS Development Corporation Class B Common Stock Option Agreement
        dated January 1, 1996, between the Registrant and Harry L. Latham III.+
10.18   Employment Agreement dated January 13, 1995, between the Registrant and Jerry
        Leonard.+
10.19   First Amendment to Employment Agreement dated January 13, 1995, between the
        Registrant and Jerry Leonard.+
10.20   PCS Development Corporation Class B Common Stock Option Agreement dated January 13,
        1995, between the Registrant and Jerry Leonard.+
10.21   First Amendment to PCS Development Corporation Class B Common Stock Option Agreement
        dated January 13, 1995, between the Registrant and Jerry Leonard.+
10.22   Preferred Stockholders Registration Rights Agreement of PCS Development Corporation
        dated November 10, 1995, by and among the Registrant and each Purchaser of Series A
        Preferred Stock.+
10.23   Convertible Preferred Stock Purchase Agreement dated November 10, 1995, by and among the Registrant and certain Purchasers named therein.+
10.24   First Amendment to Convertible Preferred Stock Purchase Agreement dated December 5,
        1995, by and among the Registrant and each of the Purchasers of the Convertible
        Preferred Stock.+
10.25   PCS Development Corporation Stockholders Agreement (included in Exhibit 4.2).
10.26   PCS Development Corporation Stockholders Agreement First Amendment (included in
        Exhibit 4.3).

10.27   Second Amendment to PCS Development Corporation Stockholders Agreement (included in
        Exhibit 4.4).
10.28   Third Amendment to PCS Development Corporation Stockholders Agreement (included in
        Exhibit 4.5).
10.29   Fourth Amendment to PCS Development Corporation Stockholders Agreement (included in
        Exhibit 4.6).
10.30   Fifth Amendment to PCS Development Corporation Stockholders Agreement (included in
        Exhibit 4.7).
10.31   PCS Development Corporation Registration Rights Agreement dated November 14, 1994, by and among the Registrant and each holder of Common Stock.+
10.32   First Amendment to PCS Development Corporation Registration Rights Agreement dated
        October 30, 1995, by and among the Registrant and each holder of Common Stock.+
10.33   Second Amendment to PCS Development Corporation Registration Rights Agreement dated
        November 9, 1995, by and among the Registrant and each holder of Common Stock.+
10.34   Preferred Stockholders Agreement (included in Exhibit 4.3).
10.35   Office Lease Agreement by and between 15 S. Main, Inc. and PCS Development
        Corporation dated April 17, 1995, for the premises located at 15 S. Main St., Suite
        810, Greenville, S.C. 29601+.
10.36   PCS Development Corporation Subscription Agreement (included in Exhibit 4.9).
10.37   Commitment Letter dated June 25, 1996 for $225 million Equipment Financing Credit
        Facility from The Chase Manhattan Bank, N.A. as Administrative Agent, Chase
        Securities Inc. as Arranger, and Glenayre Electronics Inc. to PCSD Financial Corp.
10.38   FCC Radio Station Authorization granted to PCS Development Corporation on February 3,
        1995, for call sign KNKV213, File No. 00013-CN-L-95.+
10.39   FCC Radio Station Authorization granted to PCS Development Corporation on February 3,
        1995, for call sign KNKV219, File No. 00019-CN-L-95.+
10.40   FCC Radio Station Authorization granted to PCS Development Corporation on February 3,
        1995, for call sign KNKV225, File No. 00025-CN-L-95.+
10.41   FCC Radio Station Authorization granted to PCS Development Corporation on February 3,
        1995, for call sign KNKV231, File No. 00031-CN-L-95.+
10.42   FCC Radio Station Authorization granted to PCS Development Corporation on February 3,
        1995, for call sign KNKV237, File No. 00037-CN-L-95.+
10.43   Loan Agreement dated October 4, 1994, between the Registrant and Sloan
        Communications, Inc.+
10.44   Promissory Note dated September 30, 1994, executed and delivered by Sloan
        Communications, Inc. in favor of the Registrant.+
10.45   Promissory Note dated January 19, 1995, executed and delivered by Sloan
        Communications, Inc. in favor of the Registrant.+
10.46   Promissory Note dated April 20, 1995, executed and delivered by Sloan Communications,
        Inc. in favor of the Registrant.+
10.47   Promissory Note dated June 23, 1995, executed and delivered by Sloan Communications,
        Inc. in favor of the Registrant.+
12.1    Statement regarding Computation of Ratio of Earnings to Fixed Charges.+
21.1    Subsidiary of PCS Development Corporation.+
23.1    Consent of Deloitte & Touche LLP.**
23.2    Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in the legal opinions filed as Exhibits 5.1 and 8.1 hereto).*

23.3    Consent of Lukas McGowan.
24.1    Powers of Attorney (included on the signature page to the Registration Statement).
25.1    Statement of Eligibility of Trustee on Form T-1 (separately bound).*
27      Financial Data Schedule.+
99.1    Ruling from the FCC's Commercial Wireless Division dated 10/25/95 as to the dilution of the control group to an amount less than 25% of the total equity.+


- ---------------
 * To be filed by amendment.

** Revised from Exhibit filed on May 24, 1996.

 + Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES. All information required by the financial statement schedules is included in the notes to the financial statements.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that,

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on July 16, 1996.


                                          PCS Development Corporation

                                          By:     /s/ CECIL L. DUFFIE, JR.

                                            ------------------------------------
                                                    Cecil L. Duffie, Jr.
                                                     Vice Chairman and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on this 16th day of July, 1996.


                 SIGNATURES                                        TITLE
- ---------------------------------------------  ----------------------------------------------
                          *                    Chairman of the Board
- ---------------------------------------------
               Maceo K. Sloan
                  /s/ CECIL L. DUFFIE,         Vice Chairman of the Board and Chief Executive
                      JR.                        Officer (principal executive officer)
- ---------------------------------------------
            Cecil L. Duffie, Jr.
                          *                    President and Director
- ---------------------------------------------
              William D. deKay
                          *                    Senior Vice President of Sales and Marketing
- ---------------------------------------------
            Harry L. Latham, III
                          *                    Senior Vice President for Engineering and
- ---------------------------------------------    Network Operations Director
              Jerome C. Leonard
                          *                    Senior Vice President of Finance, Treasurer &
- ---------------------------------------------    Chief Financial Officer (principal financial
                Mark A. Moore                    and accounting officer)
                          *                                       Director
- ---------------------------------------------
               C.E. Baker, Jr.
                          *                                       Director
- ---------------------------------------------
              Justin F. Beckett
                          *                                       Director
- ---------------------------------------------
              R. Schorr Berman
                          *                                       Director
- ---------------------------------------------
              James E. Daverman
                          *                                       Director
- ---------------------------------------------
             Richard D. Frisbie

                 SIGNATURES                                        TITLE
- ---------------------------------------------  ----------------------------------------------
                          *                                       Director
- ---------------------------------------------
              Jeffery C. Garvey
                          *                                       Director
- ---------------------------------------------
              James D. Kallman
                          *                                       Director
- ---------------------------------------------
              Steven J. Lerner
                          *                                       Director
- ---------------------------------------------
               Malcolmn Pryor
                          *                                       Director
- ---------------------------------------------
                Stan F. Sech
                          *                                       Director
- ---------------------------------------------
              Pamela R. Simmons
                          *                                       Director
- ---------------------------------------------
              Elliott H. Singer
      *By:        /s/ CECIL L. DUFFIE,
                      JR.
- ---------------------------------------------
            Cecil L. Duffie, Jr.
              Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
- ------   -----------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement by and among PCS Development Corporation and Lehman
         Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Chase
         Securities Inc. and Toronto Dominion Securities (USA) Inc. as Underwriters.
  2.1    Subscription Agreement between PCS Development Corporation and PCSD Financial
         Corporation.*
  2.2    Subscription Agreement among PCSD Financial Corporation, PCSD Spectrum, Inc. and
         PCSD Network, Inc.*
  2.3    Application for Assignment of Authorization or Consent to Transfer of Control of
         Licensee filed by Registrant with the FCC and FCC Consent to Assignment of
         Commercial Radio Station Construction Permit or License with respect to the KNKV213
         License.+
  2.4    Application for Assignment of Authorization or Consent to Transfer of Control of
         Licensee filed by Registrant with the FCC and FCC Consent to Assignment of
         Commercial Radio Station Construction Permit or License with respect to the KNKV219
         License.+
  2.5    Application for Assignment of Authorization or Consent to Transfer of Control of
         Licensee filed by Registrant with the FCC and FCC Consent to Assignment of
         Commercial Radio Station Construction Permit or License with respect to the KNKV225
         License.+
  2.6    Application for Assignment of Authorization or Consent to Transfer of Control of
         Licensee filed by Registrant with the FCC and FCC Consent to Assignment of
         Commercial Radio Station Construction Permit or License with respect to the KNKV231
         License.+
  2.7    Application for Assignment of Authorization or Consent to Transfer of Control of
         Licensee filed by Registrant with the FCC and FCC Consent to Assignment of
         Commercial Radio Station Construction Permit or License with respect to the KNKV237
         License.+
  3.1    Restated Certificate of Incorporation of PCS Development Corporation dated November
         14, 1994.+
  3.2    Certificate of Amendment of Restated Certificate of Incorporation of PCS
         Development Corporation dated October 30, 1995.+
  3.3    Certificate of Designations of Series A Preferred Stock and Series B Preferred
         Stock of PCS Development Corporation dated November 9, 1995.+
  3.4    Certificate of Correction of PCS Development Corporation dated January 29, 1996.+
  3.5    Amended and Restated Bylaws of PCS Development Corporation.+
  4.1    Form of Indenture (including form of Note) between PCS Development Corporation and
         United States Trust Company of New York, as Trustee, relating to the Senior
         Discount Notes due 2006 of PCS Development Corporation.
  4.2    PCS Development Corporation Stockholders Agreement dated November 14, 1994, by and among the Registrant and each of the Stockholders.+
  4.3    PCS Development Corporation Stockholders Agreement First Amendment dated March 1,
         1995, by and among the Registrant and each of the Common Stockholders.+
  4.4    Second Amendment to PCS Development Corporation Stockholders Agreement dated June
         14, 1995, by and among the Registrant and each holder of Common Stock.+
  4.5    Third Amendment to PCS Development Corporation Stockholders Agreement dated October
         30, 1995, by and among the Registrant and each holder of Common Stock.+
  4.6    Fourth Amendment to PCS Development Corporation Stockholders Agreement dated
         November 9, 1995, by and among the Registrant and each holder of Common Stock.+
  4.7    Fifth Amendment to PCS Development Corporation Stockholders Agreement dated
         December 5, 1995, by and among the Registrant and each of the Common Stockholders and each Purchaser of Series A Preferred Stock.+
  4.8    Preferred Stockholders Agreement of PCS Development Corporation dated November 10,
         1995, by and among the Registrant and each Purchaser of Series A Preferred Stock.+
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
EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
- ------   -----------------------------------------------------------------------------------
  4.9    PCS Development Corporation Subscription Agreement dated October 1, 1994, by and among the Registrant and certain holders of the Common Stock.+
  4.10   Form of Unit Agreement between PCS Development Corporation and United States Trust
         Company, as Unit Agent, Trustee and Warrant Agent.
  4.11   Form of Warrant Agreement between PCS Development Corporation and United States
         Trust Company, as Warrant Agent.
  4.12   Form of Class B Common Stock and Warrant Registration Rights Agreement among PCS
         Development Corporation and Lehman Brothers Inc., on behalf of itself and
         Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and
         Toronto Dominion Securities (USA) Inc., as Underwriters.
  5.1    Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Registrant, as to the legality of the Securities being registered.*
  5.2    Opinion of Lukas McGowan Nace & Gutierrez, Chartered, special FCC counsel to the
         Registrant ("Lukas McGowan"), as to the dilution of the control group in connection with the sale of Series A Preferred Stock.
  5.3    Opinion of Lukas McGowan regarding the Adarand decision.
  5.4    Form of Opinion of Lukas McGowan as to certain communications related legal matters, including the dilution of the control group in connection with the sale of the Units.
  8.1    Form of Opinion of Nelson Mullins Riley & Scarborough, L.L.P., with respect to certain tax matters.
 10.1    PCS Development Corporation Class B Common Stock Warrant Agreement dated October
         31, 1994, among the Registrant and Austin Ventures III-A, L.P., Austin Ventures
         III-B, L.P., Austin Ventures IV-A, L.P., and Austin Ventures IV-B, L.P.+
 10.2    First Amendment to PCS Development Corporation Class B Common Stock Warrant
         Agreement dated October 31, 1994, between the Registrant and Austin Ventures III-A,
         L.P., Austin Ventures III-B, L.P., Austin Ventures IV-A, L.P., and Austin Ventures
         IV-B, L.P.+
 10.3    PCS Development Corporation Class B Common Stock Warrant Agreement dated October
         31, 1994, between the Registrant and Marquette Venture Partners II, L.P. and MVP II
         Affiliates Fund, L.P.+
 10.4    First Amendment to PCS Development Corporation Class B Common Stock Warrant
         Agreement dated October 31, 1994, between the Registrant and Marquette Venture
         Partners II, L.P. and MVP II Affiliates Fund, L.P.+
 10.5    Employment Agreement dated October 31, 1994, between the Registrant and William D.
         deKay.+
 10.6    First Amendment to Employment Agreement dated July, 1995, between the Registrant and William D. deKay.+
 10.7    PCS Development Corporation Class B Common Stock Option Agreement dated October 31,
         1994, between the Registrant and William D. deKay.+
 10.8    First Amendment to PCS Development Corporation Class B Common Stock Option
         Agreement dated October 31, 1994, between the Registrant and William D. deKay.+
 10.9    Employment Agreement dated October 31, 1994, between the Registrant and Cecil L.
         Duffie, Jr.+
 10.10   First Amendment to Employment Agreement dated July 25, 1995, between the Registrant and Cecil L. Duffie, Jr.+
 10.11   PCS Development Corporation Class B Common Stock Option Agreement dated October 31,
         1994, between the Registrant and Cecil L. Duffie, Jr.+
 10.12   First Amendment to PCS Development Corporation Class B Common Stock Option
         Agreement dated October 31, 1994, between the Registrant and Cecil L. Duffie, Jr.+
 10.13   Employment Agreement dated March 31, 1995, between the Registrant and Harry L.
         Latham III.+
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


EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
- ------   -----------------------------------------------------------------------------------
 10.14   First Amendment to Employment Agreement dated July 25, 1995, between the Registrant and Harry L. Latham III.+
 10.15   PCS Development Corporation Class B Common Stock Option Agreement dated March 31,
         1995, between the Registrant and Harry L. Latham III.+
 10.16   First Amendment to PCS Development Corporation Class B Common Stock Option
         Agreement dated March 31, 1995, between the Registrant and Harry L. Latham III.+
 10.17   Second Amendment to PCS Development Corporation Class B Common Stock Option
         Agreement dated January 1, 1996, between the Registrant and Harry L. Latham III.+
 10.18   Employment Agreement dated January 13, 1995, between the Registrant and Jerry
         Leonard.+
 10.19   First Amendment to Employment Agreement dated January 13, 1995, between the
         Registrant and Jerry Leonard.+
 10.20   PCS Development Corporation Class B Common Stock Option Agreement dated January 13,
         1995, between the Registrant and Jerry Leonard.+
 10.21   First Amendment to PCS Development Corporation Class B Common Stock Option
         Agreement dated January 13, 1995, between the Registrant and Jerry Leonard.+
 10.22   Preferred Stockholders Registration Rights Agreement of PCS Development Corporation
         dated November 10, 1995, by and among the Registrant and each Purchaser of Series A
         Preferred Stock.+
 10.23   Convertible Preferred Stock Purchase Agreement dated November 10, 1995, by and among the Registrant and certain Purchasers named therein.+
 10.24   First Amendment to Convertible Preferred Stock Purchase Agreement dated December 5,
         1995, by and among the Registrant and each of the Purchasers of the Convertible
         Preferred Stock.+
 10.25   PCS Development Corporation Stockholders Agreement (included in Exhibit 4.2).
 10.26   PCS Development Corporation Stockholders Agreement First Amendment (included in
         Exhibit 4.3).
 10.27   Second Amendment to PCS Development Corporation Stockholders Agreement (included in
         Exhibit 4.4).
 10.28   Third Amendment to PCS Development Corporation Stockholders Agreement (included in
         Exhibit 4.5).
 10.29   Fourth Amendment to PCS Development Corporation Stockholders Agreement (included in
         Exhibit 4.6).
 10.30   Fifth Amendment to PCS Development Corporation Stockholders Agreement (included in
         Exhibit 4.7).
 10.31   PCS Development Corporation Registration Rights Agreement dated November 14, 1994, by and among the Registrant and each holder of Common Stock.+
 10.32   First Amendment to PCS Development Corporation Registration Rights Agreement dated
         October 30, 1995, by and among the Registrant and each holder of Common Stock.+
 10.33   Second Amendment to PCS Development Corporation Registration Rights Agreement dated
         November 9, 1995, by and among the Registrant and each holder of Common Stock.+
 10.34   Preferred Stockholders Agreement (included in Exhibit 4.3).
 10.35   Office Lease Agreement by and between 15 S. Main, Inc. and PCS Development
         Corporation dated April 17, 1995, for the premises located at 15 S. Main St., Suite
         810, Greenville, S.C. 29601+.
 10.36   PCS Development Corporation Subscription Agreement (included in Exhibit 4.9).
 10.37   Commitment Letter dated June 25, 1996 for $225 million Equipment Financing Credit
         Facility from The Chase Manhattan Bank, N.A. as Administrative Agent, Chase
         Securities Inc. as Arranger, and Glenayre Electronics Inc. to PCSD Financial Corp.
 10.38   FCC Radio Station Authorization granted to PCS Development Corporation on February
         3, 1995, for call sign KNKV213, File No. 00013-CN-L-95.+
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


EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBITS
- ------   -----------------------------------------------------------------------------------
 10.39   FCC Radio Station Authorization granted to PCS Development Corporation on February
         3, 1995, for call sign KNKV219, File No. 00019-CN-L-95.+
 10.40   FCC Radio Station Authorization granted to PCS Development Corporation on February
         3, 1995, for call sign KNKV225, File No. 00025-CN-L-95.+
 10.41   FCC Radio Station Authorization granted to PCS Development Corporation on February
         3, 1995, for call sign KNKV231, File No. 00031-CN-L-95.+
 10.42   FCC Radio Station Authorization granted to PCS Development Corporation on February
         3, 1995, for call sign KNKV237, File No. 00037-CN-L-95.+
 10.43   Loan Agreement dated October 4, 1994, between the Registrant and Sloan
         Communications, Inc.+
 10.44   Promissory Note dated September 30, 1994, executed and delivered by Sloan
         Communications, Inc. in favor of the Registrant.+
 10.45   Promissory Note dated January 19, 1995, executed and delivered by Sloan
         Communications, Inc. in favor of the Registrant.+
 10.46   Promissory Note dated April 20, 1995, executed and delivered by Sloan
         Communications, Inc. in favor of the Registrant.+
 10.47   Promissory Note dated June 23, 1995, executed and delivered by Sloan
         Communications, Inc. in favor of the Registrant.+
 12.1    Statement regarding Computation of Ratio of Earnings to Fixed Charges.+
 21.1    Subsidiary of PCS Development Corporation.+
 23.1    Consent of Deloitte & Touche LLP.**
 23.2    Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in the legal opinions filed as Exhibits 5.1 and 8.1 hereto).*
 23.3    Consent of Lukas McGowan.
 24.1    Powers of Attorney (included on the signature page to the Registration Statement).
 25.1    Statement of Eligibility of Trustee on Form T-1 (separately bound).*
 27      Financial Data Schedule.+
 99.1    Ruling from the FCC's Commercial Wireless Division dated 10/25/95 as to the dilution of the control group to an amount less than 25% of the total equity.+


- ---------------
 * To be filed by amendment.

** Revised from Exhibit filed on May 24, 1996.

 + Previously filed.